Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 29, 2011

Relating to Preliminary Prospectus Supplement dated November 29, 2011

Registration Statement No. 333-169401

SWISS FINANCIAL STATEMENTS OF TRANSOCEAN LTD.

The issuer has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the related prospectus supplement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, toll-free, Barclays Capital Inc. at 888-603-5847 or Credit Suisse Securities (USA) LLC at 1-800-221-1037. The prospectus and prospectus supplement for this offering are available in Switzerland free of charge from Credit Suisse AG, Zurich (Facsimile +41 44 333 35 93, E-mail: equity.prospectus@credit-suisse.com).

AUDITED SWISS CONSOLIDATED FINANCIAL STATEMENTS OF TRANSOCEAN LTD.

The Swiss audited consolidated financial statements of Transocean Ltd. included herein are provided pursuant to Swiss law and are audited in accordance with auditing standards generally accepted in the United States, Swiss Auditing Standards and Swiss law. In connection with our efforts to dispose of non-strategic assets: (a) in March 2011, we engaged an unaffiliated advisor to coordinate the sale of the assets of our oil and gas properties reporting unit, and (b) in February 2011, we sold our former subsidiary that owns the High-Specification Jackup Trident 20, located in the Caspian Sea. As a result of these developments, we have reclassified the assets and liabilities and operating results associated with these discontinued operations in the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, which are incorporated by reference in the prospectus supplement relating to this offering. The following consolidated financial statements have not been recast to reflect these discontinued operations.

Ernst & Young Ltd
Brandschenkestrasse 100
P.O. Box
CH-8022 Zurich

Phone	+41 58 286 31 11
Fax	+41 58 286 40 20
www.ey.com/ch

To the General Meeting of

Transocean Ltd., Zug

Zurich, February 28, 2011

Report of the statutory auditor on the consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Transocean Ltd. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of operations, comprehensive income, equity, and cash flows and notes thereto (pages AR-72 to AR-119) for the years ended December 31, 2010 and 2009.

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements for the years ended December 31, 2010 and 2009 present fairly in all material respects, the financial position, the results of operations and the cash flows in accordance with accounting principles generally accepted in the United States and comply with Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Years ended December 31,
	2010	2009	2008

Operating revenues
Contract drilling revenues	$8,967	$10,607	$10,756
Contract drilling intangible revenues	98	281	690
Other revenues	511	668	1,228
	9,576	11,556	12,674
Costs and expenses
Operating and maintenance	5,119	5,140	5,355
Depreciation, depletion and amortization	1,589	1,464	1,436
General and administrative	247	209	199
	6,955	6,813	6,990
Loss on impairment	(1,012)	(334)	(320)
Gain (loss) on disposal of assets, net	257	(9)	(7)
Operating income	1,866	4,400	5,357

Other income (expense), net
Interest income	23	5	32
Interest expense, net of amounts capitalized	(567)	(484)	(640)
Loss on retirement of debt	(33)	(29)	(3)
Other, net	10	32	26
	(567)	(476)	(585)

Income before income tax expense	1,299	3,924	4,772
Income tax expense	311	754	743

Net income	988	3,170	4,029
Net income (loss) attributable to noncontrolling interest	27	(11)	(2)

Net income attributable to controlling interest	$961	$3,181	$4,031

Earnings per share
Basic	$2.99	$9.87	$12.63
Diluted	$2.99	$9.84	$12.53
Weighted-average shares outstanding
Basic	320	320	318
Diluted	320	321	321

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Years ended December 31,
	2010	2009	2008

Net income	$988	$3,170	$4,029

Other comprehensive income (loss) before income taxes
Unrecognized components of net periodic benefit costs	(8)	37	(388)
Recognized components of net periodic benefit costs	16	24	5
Unrecognized loss on derivative instruments	(29)	(2)	(1)
Recognized loss on derivative instruments	12	6	—
Other, net	—	1	(3)

Other comprehensive income (loss) before income taxes	(9)	66	(387)
Income taxes related to other comprehensive income (loss)	(9)	24	9
Other comprehensive income (loss), net of income taxes	(18)	90	(378)

Total comprehensive income	970	3,260	3,651
Total comprehensive income (loss) attributable to noncontrolling interest	6	(6)	(2)

Total comprehensive income attributable to controlling interest	$964	$3,266	$3,653

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2010	2009
Assets
Cash and cash equivalents	$3,394	$1,130
Accounts receivable, net
Trade	1,811	2,330
Other	189	55
Materials and supplies, net	517	462
Deferred income taxes, net	115	104
Assets held for sale	—	186
Other current assets	169	209
Total current assets	6,195	4,476

Property and equipment	27,007	27,383
Property and equipment of consolidated variable interest entities	2,214	1,968
Less accumulated depreciation	7,763	6,333
Property and equipment, net	21,458	23,018
Goodwill	8,132	8,134
Other assets	1,026	808
Total assets	$36,811	$36,436

Liabilities and equity
Accounts payable	$847	$780
Accrued income taxes	116	240
Debt due within one year	1,917	1,568
Debt of consolidated variable interest entities due within one year	95	300
Other current liabilities	861	730
Total current liabilities	3,836	3,618

Long-term debt	8,354	8,966
Long-term debt of consolidated variable interest entities	855	883
Deferred income taxes, net	594	726
Other long-term liabilities	1,772	1,684
Total long-term liabilities	11,575	12,259

Commitments and contingencies
Redeemable noncontrolling interest	25	—

Shares, CHF 15.00 par value, 335,235,298 authorized, 167,617,649 conditionally authorized, 335,235,298 issued and 319,080,678 outstanding at December 31, 2010; and 502,852,947 authorized, 167,617,649 conditionally authorized, 335,235,298 issued and 321,223,882 outstanding at December 31, 2009	4,482	4,472
Additional paid-in capital	7,504	7,407
Treasury shares, at cost, 2,863,267 and none held at December 31, 2010 and 2009, respectively	(240)	—
Retained earnings	9,969	9,008
Accumulated other comprehensive loss	(332)	(335)
Total controlling interest shareholders’ equity	21,383	20,552
Noncontrolling interest	(8)	7
Total equity	21,375	20,559
Total liabilities and equity	$36,811	$36,436

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

(In millions)

	Years ended December 31,			Years ended December 31,
	2010	2009	2008	2010	2009	2008
	Shares			Amount
Shares
Balance, beginning of period	321	319	317	$4,472	$4,444	$3
Issuance of shares under share-based compensation plans	1	2	2	10	28	—
Purchases of shares held in treasury	(3)	—	—	—	—	—
Cancellation of shares for redomestication	—	—	(317)	—	—	(3)
Issuance of shares for redomestication	—	—	317	—	—	4,444
Balance, end of period	319	321	319	$4,482	$4,472	$4,444
Additional paid-in capital
Balance, beginning of period				$7,407	$7,313	$11,619
Share-based compensation expense				102	81	64
Issuance of shares under share-based compensation plans				(11)	7	62
Repurchases of convertible senior notes				14	22	—
Redomestication				—	—	(4,441)
Changes in ownership of noncontrolling interest and other, net				(8)	(16)	9
Balance, end of period				$7,504	$7,407	$7,313
Treasury shares, at cost
Balance, beginning of period				$—	$—	$—
Purchases of shares held in treasury				(240)	—	—
Balance, end of period				$(240)	$—	$—
Retained earnings
Balance, beginning of period				$9,008	$5,827	$1,796
Net income attributable to controlling interest				961	3,181	4,031
Balance, end of period				$9,969	$9,008	$5,827
Accumulated other comprehensive loss
Balance, beginning of period				$(335)	$(420)	$(42)
Other comprehensive income (loss) attributable to controlling interest				3	85	(378)
Balance, end of period				$(332)	$(335)	$(420)
Total controlling interest shareholders’ equity
Balance, beginning of period				$20,552	$17,164	$13,376
Total comprehensive income attributable to controlling interest				964	3,266	3,653
Share-based compensation expense				102	81	64
Issuance of shares under share-based compensation plans				(1)	35	62
Purchases of shares held in treasury				(240)	—	—
Repurchases of convertible senior notes				14	22	—
Changes in ownership of noncontrolling interest and other, net				(8)	(16)	9
Balance, end of period				$21,383	$20,552	$17,164
Noncontrolling interest
Balance, beginning of period				$7	$3	$5
Total comprehensive income (loss) attributable to noncontrolling interest				7	(6)	(2)
Reclassification of redeemable noncontrolling interest				(26)	—	—
Changes in ownership of noncontrolling interest and other, net				4	10	—
Balance, end of period				$(8)	$7	$3
Total equity
Balance, beginning of period				$20,559	$17,167	$13,381
Total comprehensive income				971	3,260	3,651
Share-based compensation expense				102	81	64
Issuance of shares under share-based compensation plans				(1)	35	62
Purchases of shares held in treasury				(240)	—	—
Repurchases of convertible senior notes				14	22	—
Reclassification of redeemable noncontrolling interest and other, net				(30)	(6)	9
Balance, end of period				$21,375	$20,559	$17,167

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Years ended December 31,
	2010	2009	2008
Cash flows from operating activities
Net income	$988	$3,170	$4,029
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of drilling contract intangibles	(98)	(281)	(690)
Depreciation, depletion and amortization	1,589	1,464	1,436
Share-based compensation expense	102	81	64
Excess tax benefit from share-based compensation plans	(1)	(2)	(10)
(Gain) loss on disposal of assets, net	(257)	9	7
Loss on impairment	1,012	334	320
Loss on retirement of debt	33	29	3
Amortization of debt issue costs, discounts and premiums, net	189	209	176
Deferred income taxes	(145)	13	8
Other, net	(1)	7	41
Deferred revenue, net	205	169	11
Deferred expenses, net	(79)	(38)	(115)
Changes in operating assets and liabilities	409	434	(321)
Net cash provided by operating activities	3,946	5,598	4,959

Cash flows from investing activities
Capital expenditures	(1,411)	(3,052)	(2,208)
Proceeds from disposal of assets, net	60	18	348
Proceeds from insurance recoveries for loss of drilling unit	560	—	—
Proceeds from payments on notes receivable	37	—	—
Proceeds from short-term investments	37	564	59
Purchases of short-term investments	—	(269)	(408)
Joint ventures and other investments, net	(4)	45	13
Net cash used in investing activities	(721)	(2,694)	(2,196)

Cash flows from financing activities
Change in short-term borrowings, net	(193)	(382)	(837)
Proceeds from debt	2,054	514	2,661
Repayments of debt	(2,565)	(2,871)	(4,893)
Purchases of shares held in treasury	(240)	—	—
Financing costs	(15)	(2)	(24)
Proceeds from (taxes paid for) share-based compensation plans, net	(1)	17	51
Excess tax benefit from share-based compensation plans	1	2	10
Other, net	(2)	(15)	(9)
Net cash used in financing activities	(961)	(2,737)	(3,041)

Net increase (decrease) in cash and cash equivalents	2,264	167	(278)
Cash and cash equivalents at beginning of period	1,130	963	1,241
Cash and cash equivalents at end of period	$3,394	$1,130	$963

See accompanying notes.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1—Nature of Business

Transocean Ltd. (together with its subsidiaries and predecessors, unless the context requires otherwise, “Transocean,” the “Company,” “we,” “us” or “our”) is a leading international provider of offshore contract drilling services for oil and gas wells. Our mobile offshore drilling fleet is considered one of the most modern and versatile fleets in the world. Specializing in technically demanding sectors of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services, we contract our drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells. At December 31, 2010, we owned, had partial ownership interests in or operated 139 mobile offshore drilling units. As of this date, our fleet consisted of 47 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh Environment semisubmersibles and drillships), 25 Midwater Floaters, 10 High-Specification Jackups, 54 Standard Jackups and three Other Rigs. We also have one Ultra-Deepwater Floater and three High-Specification Jackups under construction (see Note 9—Drilling Fleet and Note 25—Subsequent Events).

We also provide oil and gas drilling management services, drilling engineering and drilling project management services, and we participate in oil and gas exploration and production activities. We provide drilling management services through Applied Drilling Technology Inc., our wholly owned subsidiary, and through ADT International, a division of one of our U.K. subsidiaries (together, “ADTI”). ADTI conducts drilling management services primarily on either a dayrate or a completed-project, fixed-price (or “turnkey”) basis. Oil and gas properties consist of exploration, development and production activities performed by Challenger Minerals Inc. and Challenger Minerals (North Sea) Limited (together, “CMI”), our oil and gas subsidiaries.

In December 2008, Transocean Ltd. completed a transaction pursuant to an Agreement and Plan of Merger among Transocean Ltd., Transocean Inc., which was our former parent holding company, and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands that was a wholly owned subsidiary of Transocean Ltd., pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company (the “Redomestication Transaction”). In the Redomestication Transaction, Transocean Ltd. issued one of its shares in exchange for each ordinary share of Transocean Inc. In addition, Transocean Ltd. issued 16 million of its shares to Transocean Inc. for future use to satisfy Transocean Ltd.’s obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire shares of Transocean Ltd. (see Note 16—Shareholders’ Equity). The Redomestication Transaction effectively changed the place of incorporation of our parent holding company from the Cayman Islands to Switzerland. As a result of the Redomestication Transaction, Transocean Inc. became a direct, wholly owned subsidiary of Transocean Ltd. In connection with the Redomestication Transaction, we relocated our principal executive offices to Vernier, Switzerland.

Note 2—Significant Accounting Policies

Accounting estimates—The preparation of financial statements in accordance with accounting principles generally accepted in the United States (“U.S.”) requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and assumptions, including those related to our allowance for doubtful accounts, materials and supplies obsolescence, property and equipment, investments, notes receivable, goodwill and other intangible assets, income taxes, share-based compensation, defined benefit pension plans and other postretirement benefits and contingencies. We base our estimates and assumptions on historical experience and on various other factors we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results could differ from such estimates.

Fair value measurements—We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three-level hierarchy, from highest to lowest level of observable inputs, as follows: (1) unadjusted quoted prices for identical assets or liabilities in active markets (“Level 1”), (2) direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets (“Level 2”) and (3) unobservable inputs that require significant judgment for which there is little or no market data (“Level 3”). When multiple input levels are required for a valuation, we categorize the entire fair value measurement according to the lowest level of input that is significant to the measurement even though we may have also utilized significant inputs that are more readily observable.

Principles of consolidation—We consolidate entities in which we have a majority voting interest and entities that meet the criteria for variable interest entities for which we are deemed to be the primary beneficiary for accounting purposes. We eliminate intercompany transactions and accounts in consolidation. We apply the equity method of accounting for investments in entities if we have the ability to exercise significant influence over an entity that (a) does not meet the variable interest entity criteria or (b) meets the variable interest entity criteria, but for which we are not deemed to be the primary beneficiary. We apply the cost method of accounting for investments in other entities if we do not have the ability to exercise significant influence over the unconsolidated affiliate. See Note 4— Variable Interest Entities.

Our investments in and advances to unconsolidated affiliates, recorded in other assets on our consolidated balance sheets, had carrying amounts of $19 million and $11 million at December 31, 2010 and 2009, respectively. We recognized equity in earnings of

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

unconsolidated affiliates, recorded in other, net, on our consolidated statements of operations, in the amount of $8 million, $2 million and $2 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Cash and cash equivalents—Cash equivalents are highly liquid debt instruments with original maturities of three months or less that may include time deposits with commercial banks that have high credit ratings, U.S. Treasury and government securities, Eurodollar time deposits, certificates of deposit and commercial paper. We may also invest excess funds in no-load, open-end, management investment trusts (“management trusts”). The management trusts invest exclusively in high-quality money market instruments.

Allowance for doubtful accounts—We establish an allowance for doubtful accounts on a case-by-case basis, considering changes in the financial position of a major customer, when we believe the required payment of specific amounts owed is unlikely to occur. We derive a majority of our revenues from services to international oil companies and government-owned or government-controlled oil companies. We evaluate the credit quality of our customers on an ongoing basis, and we do not generally require collateral or other security to support customer receivables. The allowance for doubtful accounts was $38 million and $65 million at December 31, 2010 and 2009, respectively.

Materials and supplies—Materials and supplies are carried at average cost less an allowance for obsolescence. The allowance for obsolescence was $70 million and $66 million at December 31, 2010 and 2009, respectively.

Property and equipment—Property and equipment, consisting primarily of offshore drilling rigs and related equipment, represented approximately 58 percent of our total assets at December 31, 2010. The carrying amounts of these assets are based on estimates, assumptions and judgments relative to capitalized costs, useful lives and salvage values of our rigs. These estimates, assumptions and judgments reflect both historical experience and expectations regarding future industry conditions and operations. We compute depreciation using the straight-line method after allowing for salvage values. We capitalize expenditures for renewals, replacements and improvements, and we expense maintenance and repair costs as incurred. Upon sale or other disposition of an asset, we recognize a net gain or loss on disposal of the asset, which is measured as the difference between the net carrying amount of the asset and the net proceeds received.

Estimated original useful lives of our drilling units range from 18 to 35 years, buildings and improvements from 10 to 30 years and machinery and equipment from four to 12 years. From time to time, we may review the estimated remaining useful lives of our drilling units, and we may extend the useful life when events and circumstances indicate a drilling unit can operate beyond its remaining useful life. During 2010, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 20 and 36 years to between 25 and 39 years. During 2009, we adjusted the useful lives for 10 rigs, extending the estimated useful lives from between 30 and 35 years to between 33 and 50 years. During 2008, we adjusted the useful lives for five rigs, extending the estimated useful lives from between 30 and 35 years to between 34 and 50 years. We deemed the life extensions appropriate for each of these rigs based on the respective contracts under which the rigs were operating and the additional life-extending work, upgrades and inspections we performed on the rigs. For each of the years ended December 31, 2010, 2009 and 2008, the changes in estimated useful lives of these rigs resulted in a reduction in depreciation expense of $23 million ($0.07 per diluted share), $23 million ($0.07 per diluted share) and $6 million ($0.02 per diluted share), respectively, which had no tax effect for any period.

During 2008, we also adjusted the useful lives for four rigs that we acquired through a merger transaction (the “Merger”) with GlobalSantaFe Corporation (“GlobalSantaFe”), reducing the estimated useful lives from between eight and 16 years to between three and nine years. We determined the appropriate useful lives for each of these rigs based on our review of technical specifications of the rigs and comparisons to the remaining useful lives of comparable rigs in our fleet. In 2008, the change in estimated useful life of these rigs resulted in an increase in depreciation expense of $46 million ($0.14 per diluted share), which had no tax effect. See Note 9—Drilling Fleet.

Assets held for sale—We classify an asset as held for sale when the facts and circumstances meet the criteria for such classification, including the following: (a) we have committed to a plan to sell the asset, (b) the asset is available for immediate sale, (c) we have initiated actions to complete the sale, including locating a buyer, (d) the sale is expected to be completed within one year, (e) the asset is being actively marketed at a price that is reasonable relative to its fair value, and (f) the plan to sell is unlikely to be subject to significant changes or termination. At December 31, 2010, assets held for sale were less than $1 million. At December 31, 2009, we had assets held for sale, included in current assets, in the amount of $186 million. See Note 9—Drilling Fleet and Note 25—Subsequent Events.

Long-lived assets and definite-lived intangible assets—We review the carrying amounts of long-lived assets and definite-lived intangible assets, principally property and equipment and a drilling management services customer relationships intangible asset, for potential impairment when events occur or circumstances change that indicate that the carrying value of such assets may not be recoverable.

For assets classified as held and used, we determine recoverability by evaluating the undiscounted estimated future net cash flows, based on projected dayrates and utilization, of the asset group under review. We consider our asset groups to be Ultra-Deepwater Floaters, Deepwater Floaters, Harsh Environment Floaters, Midwater Floaters, High-Specification Jackups, Standard Jackups and Other Rigs. When an impairment of one or more of our asset groups is indicated, we measure the impairment as the amount to which the asset group’s carrying amount exceeds its fair value. We measure the fair values of our contract drilling asset groups by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date. For our drilling management services customer relationships asset, we estimate fair value using the excess earnings method, which applies the income approach. For an asset classified as held for sale, we consider the asset to be impaired to the extent its carrying amount exceeds fair value less cost to sell.

In the years ended December 31, 2010, 2009 and 2008, respectively, we concluded that our Standard Jackup asset group, customer relationships intangible asset and our assets held for sale were impaired. See Note 5—Impairments and Note 10—Goodwill and Other Intangible Assets.

Goodwill and other indefinite-lived intangible assets—We conduct impairment testing for our goodwill and other indefinite-lived intangible assets annually as of October 1 and more frequently, on an interim basis, when an event occurs or circumstances change that may indicate a reduction in the fair value of a reporting unit or the indefinite-lived intangible asset is below its carrying value.

We test goodwill at the reporting unit level, which is defined as an operating segment or a component of an operating segment that constitutes a business for which financial information is available and is regularly reviewed by management. We have identified three reporting units for this purpose: (1) contract drilling services, (2) drilling management services and (3) oil and gas properties. We test goodwill for impairment by comparing the carrying amount of the reporting unit, including goodwill, to the fair value of the reporting unit.

For our contract drilling services reporting unit, we estimate fair value using projected discounted cash flows, publicly traded company multiples and acquisition multiples. To develop the projected cash flows associated with our contract drilling services reporting unit, which are based on estimated future dayrates and utilization, we consider key factors that include assumptions regarding future commodity prices, credit market conditions and the effect these factors may have on our contract drilling operations and the capital expenditure budgets of our customers. We discount the projected cash flows using a long-term weighted-average cost of capital, which is based on our estimate of the investment returns that market participants would require for each of our reporting units. We derive publicly traded company multiples for companies with operations similar to our reporting units using observable information related to shares traded on stock exchanges and, when available, observable information related to recent acquisitions. If the reporting unit’s carrying amount exceeds its fair value, we consider goodwill impaired and perform a second step to measure the amount of the impairment loss, if any. As a result of our annual impairment testing in each of the years ended December 31, 2010 and 2009, we concluded that goodwill was not impaired. As a result of our interim impairment testing in the year ended December 31, 2010, we concluded that the goodwill associated with our oil and gas properties reporting unit was impaired. As a result of our annual impairment testing in the year ended December 31, 2008, we concluded that the goodwill associated with our drilling management services reporting unit was impaired. See Note 5—Impairments and Note 10—Goodwill and Other Intangible Assets.

For our trade name intangible asset, which we have identified as indefinite-lived, we estimate fair value using the relief from royalty method, which applies the income approach. As a result of our annual impairment testing in the year ended December 31, 2010, we concluded that the trade name intangible asset for our drilling management services reporting unit was not impaired. As a result of interim impairment testing in the year ended December 31, 2009 and as a result of our annual impairment testing in the year ended December 31, 2008, we concluded that the trade name intangible asset for our drilling management services reporting unit was impaired. See Note 5—Impairments and Note 10—Goodwill and Other Intangible Assets.

Contingent liabilities—We establish liabilities for estimated loss contingencies when we believe a loss is probable and the amount of the probable loss can be reasonably estimated. Once established, we adjust the carrying amount of a contingent liability upon the occurrence of a recognizable event when facts and circumstances change, altering our previous assumptions with respect to the likelihood or amount of loss. See Note 14—Commitments and Contingencies.

Operating revenues and expenses—We recognize operating revenues as they are earned, based on contractual daily rates or on a fixed-price basis. In connection with drilling contracts, we may receive revenues for preparation and mobilization of equipment and personnel or for capital improvements to rigs. In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to contract preparation and mobilization are deferred and recognized over the primary contract term of the drilling project using the straight-line method. Our policy to amortize the fees related to contract preparation, mobilization and capital upgrades on a straight-line basis over the estimated firm period of drilling is consistent with the general pace of activity, level of services being provided and dayrates being earned over the life of the contract. For contractual daily rate contracts, we account for loss contracts as the losses are incurred. Costs of relocating drilling units without contracts to more promising market areas are expensed as incurred. Upon completion of drilling contracts, any demobilization fees received are reported in income, as are any related expenses. Capital upgrade revenues received are deferred and recognized over the primary contract term of the drilling project. The actual cost incurred for the capital upgrade is depreciated over the estimated useful life of the asset. We incur periodic survey and drydock costs in connection with obtaining regulatory certification to operate our rigs on an ongoing basis. Costs associated with these certifications are deferred and amortized on a straight-line basis over the period until the next survey.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Contract drilling intangible revenues—In connection with the Merger, we acquired drilling contracts for future contract drilling services of GlobalSantaFe. The terms of these contracts include fixed dayrates that were above or below the market dayrates available for similar contracts as of the date of the Merger.  We recognized the fair value adjustments as contract intangible assets and liabilities, recorded in other assets and other long-term liabilities, respectively. We amortize the resulting contract drilling intangible revenues on a straight-line basis over the respective contract period.  During the years ended December 31, 2010, 2009 and 2008, we recognized contract intangible revenues of $98 million, $281 million and $690 million, respectively.  See Note 10—Goodwill and Other Intangible Assets.

Other revenues—Our other revenues represent those derived from drilling management services, integrated services, oil and gas properties, and customer reimbursable revenues.  For fixed-price contracts associated with our drilling management services, we recognize revenues and expenses upon well completion and customer acceptance, and we recognize loss provisions on contracts in progress when losses are anticipated.  We refer to integrated services as those services we provide through contractors and our employees under certain contracts that include well and logistics services in addition to our normal drilling services. We consider customer reimbursable revenues to be billings to our customers for reimbursement of certain equipment, materials and supplies, third-party services, employee bonuses and other expenses that we recognize in operating and maintenance expense, the result of which has little or no effect on operating income.

Share-based compensation—For time-based awards, we recognize compensation expense on a straight-line basis through the date the employee is no longer required to provide service to earn the award (the “service period”). For market-based awards that vest at the end of the service period, we recognize compensation expense on a straight-line basis through the end of the service period. For performance-based awards with graded vesting conditions, we recognize compensation expense on a straight-line basis over the service period for each separately vesting portion of the award as if the award was, in substance, multiple awards. Share-based compensation expense is recognized, net of a forfeiture rate, estimated at the time of grant based on historical experience and adjusted, if necessary, in subsequent periods based on actual forfeitures.

To measure the fair values of time-based restricted shares and deferred units granted or modified, we use the market price of our shares on the grant date or modification date. To measure the fair values of stock options and stock appreciation rights (“SARs”) granted or modified, we use the Black-Scholes-Merton option-pricing model and apply assumptions for the expected life, risk-free interest rate, dividend yield and expected volatility.  The expected life is based on historical information of past employee behavior regarding exercises and forfeitures of options. The risk-free interest rate is based upon the published U.S. Treasury yield curve in effect at the time of grant or modification for instruments with a similar life. The dividend yield is based on our history and expectation of dividend payouts. The expected volatility is based on a blended rate with an equal weighting of the (a) historical volatility based on historical data for an amount of time approximately equal to the expected life and (b) implied volatility derived from our at-the-money long-dated call options. To measure the fair values of market-based deferred units granted or modified, we use a Monte Carlo simulation model and, in addition to the assumptions applied for the Black-Scholes-Merton option-pricing model, we apply assumptions using a risk neutral model and an average price at the performance start date. The risk neutral model assumes that all peer group stocks grow at the risk-free rate. The average price at the performance start date is based on the average stock price for the preceding 30 trading days.

We recognize share-based compensation expense in the same financial statement line item as cash compensation paid to the respective employees. Tax deduction benefits for awards in excess of recognized compensation costs are reported as a financing cash flow. Share-based compensation expense was $102 million, $81 million and $64 million in the years ended December 31, 2010, 2009 and 2008, respectively.  Income tax benefit on share-based compensation expense was $10 million, $8 million, and $8 million in the years ended December 31, 2010, 2009 and 2008, respectively. See Note 17—Share-Based Compensation Plans.

Pension and other postretirement benefits—We use a measurement date of January 1 for determining net periodic benefit costs and December 31 for determining benefit obligations and the fair value of plan assets. We determine our net periodic benefit costs based on a market-related valuation of assets that reduces year-to-year volatility by recognizing investment gains or losses over a five-year period from the year in which they occur. Investment gains or losses for this purpose are measured as the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets.

The obligations and related costs for our defined benefit pension and other postretirement benefit plans, retiree life insurance and medical benefits, are actuarially determined by applying assumptions, including long-term rate of return on plan assets, discount rates, compensation increases, employee turnover rates and health care cost trend rates. The two most critical assumptions are the long-term rate of return on plan assets and the discount rate.

For the long-term rate of return, we develop our assumptions regarding the expected rate of return on plan assets based on historical experience and projected long-term investment returns, which are weighted to consider each plan’s target asset allocation. For the discount rate, we base our assumptions on a yield curve approach using Aa-rated corporate bonds and the expected timing of future benefit payments.  For the projected compensation trend rate, we consider short-term and long-term compensation expectations for participants, including salary increases and performance bonus payments. For the health care cost trend rate for other postretirement benefits, we establish our assumptions for health care cost trends, applying an initial trend rate that reflects both our recent historical experience and broader national statistics with an ultimate trend rate that assumes that the portion of gross domestic product devoted to health care eventually becomes constant.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Pension and other postretirement benefit plan obligations represented an aggregate liability in the amount of their net underfunded status of $469 million and $514 million, at December 31, 2010 and 2009, respectively.  Net periodic benefit costs were $91 million, $87 million and $47 million for the years ended December 31, 2010, 2009 and 2008, respectively.  See Note 13— Postemployment Benefit Plans.

Capitalized interest—We capitalize interest costs for qualifying construction and upgrade projects.  We capitalized interest costs on construction work in progress of $89 million, $182 million and 147 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Derivatives and hedging—From time to time, we may enter into a variety of derivative financial instruments in connection with the management of our exposure to variability in foreign exchange rates and interest rates. We record derivatives on our consolidated balance sheet, measured at fair value.  For derivatives that do not qualify for hedge accounting, we recognize the gains and losses associated with changes in the fair value in current period earnings.  See Note 12—Derivatives and Hedging and Note 20—Financial Instruments and Risk Concentration.

We may enter into cash flow hedges to manage our exposure to variability of the expected future cash flows of recognized assets or liabilities or of unrecognized forecasted transactions. For a derivative that is designated and qualifies as a cash flow hedge, we initially recognize the effective portion of the gains or losses in other comprehensive income and subsequently recognize the gains and losses in earnings in the period in which the hedged forecasted transaction affects earnings.  We recognize the gains and losses associated with the ineffective portion of the hedges in interest expense in the period in which they are realized.

We may enter into fair value hedges to manage our exposure to changes in fair value of recognized assets or liabilities, such as fixed-rate debt, or of unrecognized firm commitments.  For a derivative that is designated and qualifies as a fair value hedge, we simultaneously recognize in current period earnings the gains or losses on the derivative along with the offsetting losses or gains on the hedged item attributable to the hedged risk. The resulting ineffective portion, which is measured as the difference between the change in fair value of the derivative and the hedged item, is recognized in current period earnings.

Foreign currency—The majority of our revenues and expenditures are denominated in U.S. dollars to limit our exposure to foreign currency fluctuations, resulting in the use of the U.S. dollar as the functional currency for all of our operations. Foreign currency exchange gains and losses are primarily included in other income (expense) as incurred. We had a net foreign currency exchange gain of less than $1 million for the year ended December 31, 2010. We had net foreign currency exchange losses of $34 million and $3 million for the years ended December 31, 2009 and 2008, respectively.

Income taxes—We provide for income taxes based upon the tax laws and rates in effect in the countries in which operations are conducted and income is earned. There is little or no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes because the countries in which we operate have taxation regimes that vary not only with respect to nominal rate, but also in terms of the availability of deductions, credits and other benefits. Variations also arise because income earned and taxed in any particular country or countries may fluctuate from year to year.

We recognize deferred tax assets and liabilities for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of our assets and liabilities using the applicable jurisdictional tax rates in effect at year end. We record a valuation allowance for deferred tax assets when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. We provide a valuation allowance to offset deferred tax assets for net operating losses (“NOL”) incurred during the year in certain jurisdictions and for other deferred tax assets where, in our opinion, it is more likely than not that the financial statement benefit of these losses will not be realized. We provide a valuation allowance for foreign tax credit carryforwards to reflect the possible expiration of these benefits prior to their utilization.

We maintain liabilities for estimated tax exposures in our jurisdictions of operation, and the provisions and benefits resulting from changes to those liabilities are included in our annual tax provision along with related interest and penalties. Tax exposure items include potential challenges to permanent establishment positions, intercompany pricing, disposition transactions, and withholding tax rates and their applicability.  These exposures are resolved primarily through the settlement of audits within these tax jurisdictions or by judicial means, but can also be affected by changes in applicable tax law or other factors, which could cause us to revise past estimates. See Note 6—Income Taxes.

Reclassifications—We have made certain reclassifications to prior period amounts to conform with the current year’s presentation.  These reclassifications did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.

Subsequent events—We evaluate subsequent events through the time of our filing on the date we issue our financial statements. See Note 25—Subsequent Events.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 3—New Accounting Pronouncements

Recently Adopted Accounting Standards

Consolidation—Effective January 1, 2010, we adopted the accounting standards update that requires enhanced transparency of our involvement with variable interest entities, which (a) amends certain guidance for determining whether an enterprise is a variable interest entity, (b) requires a qualitative rather than a quantitative analysis to determine the primary beneficiary, and (c) requires continuous assessments of whether an enterprise is the primary beneficiary of a variable interest entity. We evaluated these requirements, particularly with regard to our interests in Transocean Pacific Drilling Inc. (“TPDI”) and Angola Deepwater Drilling Company Limited (“ADDCL”) and our adoption did not have a material effect on our consolidated statement of financial position, results of operations or cash flows.  See Note 4—Variable Interest Entities.

Fair value measurements and disclosures—Effective January 1, 2010, we adopted the effective provisions of the accounting standards update that clarifies existing disclosure requirements and introduces additional disclosure requirements for fair value measurements. The update requires entities to disclose the amounts of and reasons for significant transfers between Level 1 and Level 2, the reasons for any transfers into or out of Level 3, and information about recurring Level 3 measurements of purchases, sales, issuances and settlements on a gross basis. The update also clarifies that entities must provide (a) fair value measurement disclosures for each class of assets and liabilities and (b) information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. We have applied the effective provisions of this accounting standards update in preparing the disclosures in our notes to consolidated financial statements and our adoption did not have a material effect on such disclosures. See Note 2—Significant Accounting Policies.

Subsequent events—Effective for financial statements issued after February 2010, we adopted the accounting standards update regarding subsequent events, which clarifies that U.S. Securities and Exchange Commission (“SEC”) filers are not required to disclose the date through which management evaluated subsequent events in the financial statements.  Our adoption did not have a material effect on the disclosures contained within our notes to consolidated financial statements. See Note 2—Significant Accounting Policies.

Recently Issued Accounting Standards

Fair value measurements and disclosures—Effective January 1, 2011, we will adopt the remaining provisions of the accounting standards update that clarifies existing disclosure requirements and introduces additional disclosure requirements for fair value measurements. The update requires entities to separately disclose information about purchases, sales, issuances, and settlements in the reconciliation of recurring Level 3 measurements on a gross basis. The update is effective for interim and annual periods beginning after December 15, 2010.  We do not expect that our adoption will have a material effect on the disclosures contained in our notes to consolidated financial statements.

Note 4—Variable Interest Entities

Consolidated variable interest entities—TPDI and ADDCL, joint venture companies in which we hold interests, were formed to own and operate certain ultra-deepwater drillships. We have determined that each of these joint venture companies meets the criteria of a variable interest entity for accounting purposes because their equity at risk is insufficient to permit them to carry on their activities without additional subordinated financial support from us. We have also determined, in each case, that we are the primary beneficiary for accounting purposes since (a) we have the power to direct the construction, marketing and operating activities, which are the activities that most significantly impact each entity’s economic performance, and (b) we have the obligation to absorb a majority of the losses or the right to receive a majority of the benefits that could be potentially significant to the variable interest entity. As a result, we consolidate TPDI and ADDCL in our consolidated financial statements, we eliminate intercompany transactions, and we present the interests that are not owned by us as noncontrolling interest on our consolidated balance sheets. The carrying amounts associated with these joint venture companies, after eliminating the effect of intercompany transactions, were as follows (in millions):

	December 31, 2010			December 31, 2009
			Net carrying			Net carrying
	Assets	Liabilities	amount	Assets	Liabilities	amount
Variable interest entity
TPDI	$1,598	$763	$835	$1,500	$763	$737
ADDCL	864	345	519	582	482	100
Total	$2,462	$1,108	$1,354	$2,082	$1,245	$837

At December 31, 2010 and 2009, the aggregate carrying amount of assets of our consolidated variable interest entities that were pledged as security for the outstanding debt of our consolidated variable interest entities was $2,191 million and $1,975 million, respectively. See Note 11—Debt.

Pacific Drilling Limited (“Pacific Drilling”), a Liberian company, owns the 50 percent interest in TPDI that is not owned by us, and we present its interest in TPDI as noncontrolling interest on our consolidated balance sheets. Beginning on October 18, 2010, Pacific

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Drilling had the unilateral right to exchange its interest in TPDI for our shares or cash, at its election, at an amount based on an appraisal of the fair value of the drillships, subject to certain adjustments.  Accordingly, when this option became exercisable, we reclassified the carrying amount of Pacific Drilling’s interest from permanent equity to temporary equity, located between liabilities and equity on our consolidated balance sheets, since the event that gives rise to a potential redemption of the noncontrolling interest is not within our control. See Note 15—Redeemable Noncontrolling Interest.

Unconsolidated variable interest entities—In January 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV, to subsidiaries of Awilco Drilling Limited (“ADL”), a U.K. company (see Note 9—Drilling Fleet). We have determined that ADL meets the criteria of a variable interest entity for accounting purposes because its equity at risk is insufficient to permit it to carry on its activities without additional subordinated financial support. We have also determined that we are not the primary beneficiary for accounting purposes since, although we hold a significant financial interest in the variable interest entity and have the obligation to absorb losses or receive benefits that could be potentially significant to the variable interest entity, we do not have the power to direct the marketing and operating activities, which are the activities that most significantly impact the entity’s economic performance.

In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate amount of $165 million. The notes receivable, which are secured by the drilling units, have stated interest rates of 9 percent and are payable in scheduled quarterly installments of principal and interest through maturity in January 2015 (see Note 19—Fair Values of Financial Instruments).  We have also committed to provide ADL with a working capital loan, which is also secured by the drilling units, with a maximum borrowing amount of $35 million. Additionally, we operated GSF Arctic IV under a short-term bareboat charter with ADL, until November 2010. We evaluate the credit quality and financial condition of ADL quarterly. At December 31, 2010, the notes receivable and working capital loan receivable had no amounts past due and had aggregate carrying amounts of $109 million and $6 million, respectively.

Note 5—Impairments

Long-lived assets—During the year ended December 31, 2010, we determined that the Standard Jackup asset group in our contract drilling services reporting unit was impaired due to projected declines in dayrates and utilization. We measured the fair value of this asset group by applying a combination of income and market approaches, using projected discounted cash flows and estimates of the exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date.  Our valuation utilized the projection of the future performance of the asset group based on unobservable inputs that require significant judgment for which there is little or no market data, including assumptions regarding long-term projections for future revenues and costs, dayrates, rig utilization and idle time. As a result, we determined that the carrying amount of the Standard Jackup asset group exceeded its fair value, and we recognized a loss on impairment of long-lived assets in the amount of $1.0 billion ($3.15 per diluted share), which had no tax effect, during the year ended December 31, 2010.

Goodwill and other indefinite-lived intangible assets—As a result of interim impairment testing in the year ended December 31, 2010, we determined that the goodwill associated with our oil and gas properties reporting unit was impaired. Accordingly, we recognized a loss on impairment of the full carrying amount of the goodwill associated with the reporting unit in the amount of $2 million ($0.01 per diluted share), which had no tax effect. As a result of our annual impairment testing in the year ended December 31, 2008, we determined that the goodwill associated with our drilling management services reporting unit was impaired. Accordingly, we recognized a loss on impairment of the full carrying amount of goodwill associated with this reporting unit in the amount of $176 million ($0.55 per diluted share), which had no tax effect.

During the years ended December 31, 2009 and 2008, we determined that the trade name intangible asset associated with our drilling management services reporting unit was impaired due to market conditions resulting from the global economic downturn and continued pressure on commodity prices.  We estimated the fair value of the trade name intangible asset using the relief from royalty method, a valuation methodology that applies the income approach. Our valuation required us to project the future performance of the drilling management services reporting unit based on unobservable inputs that require significant judgment for which there is little or no market data, including assumptions for future commodity prices, projected demand for our services, rig availability and dayrates. As a result of our evaluations in each of the years ended December 31, 2009 and 2008, we determined that the carrying amount of the trade name intangible asset exceeded its fair value, and we recognized a loss on impairment of $6 million ($0.02 per diluted share, which had no tax effect) and $31 million ($20 million or $0.06 per diluted share, net of tax), respectively.  The carrying amount of the trade name intangible asset, recorded in other assets on our consolidated balance sheets, was $39 million at both December 31, 2010 and December 31, 2009.

Definite-lived intangible assets—During the years ended December 31, 2009 and 2008, we determined that the customer relationships intangible asset associated with our drilling management services reporting unit was impaired due to market conditions resulting from the global economic downturn and continued pressure on commodity prices. We estimated the fair value of the customer relationships intangible asset using the multiperiod excess earnings method, a valuation methodology that applies the income approach. Our valuation required us to project the future performance of the drilling management services reporting unit based on unobservable inputs that require significant judgment for which there is little or no market data, including assumptions for future commodity prices, projected demand for our services, rig availability and dayrates. As a result of our evaluations in each of the years ended December 31, 2009 and 2008, we determined that the carrying amount of the customer relationships intangible asset exceeded its fair value and

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

recognized a loss on impairment of $49 million ($0.15 per diluted share, which had no tax effect) and $16 million ($11 million or $0.04 per diluted share, net of tax), respectively. There was no impairment for the year ended December 31, 2010. The carrying amount of the customer relationships intangible asset, recorded in other assets on our consolidated balance sheets was $59 million and $64 million at December 31, 2010 and 2009, respectively.

Assets held for sale—During the years ended December 31, 2009 and 2008, we determined that GSF Arctic II and GSF Arctic IV, both classified as assets held for sale, were impaired due to the global economic downturn and pressure on commodity prices, both of which had an adverse effect on our industry. We estimated the fair values of these rigs based on an exchange price that would be received for the assets in the principal or most advantageous market for the assets in an orderly transaction between market participants as of the measurement date and considering our undertakings to the Office of Fair Trading in the U.K. (“OFT”) that required the sale of the rigs with certain limitations and in a limited amount of time. We based our estimates on unobservable inputs that require significant judgment, for which there is little or no market data, including non-binding price quotes from unaffiliated parties, considering the then-current market conditions and restrictions imposed by the OFT. For each of the years ended December 31, 2009 and 2008, as a result of our evaluation, we recognized a loss on impairment of $279 million ($0.87 per diluted share) and $97 million ($0.30 per diluted share), respectively, which had no tax effect. The carrying amount of assets held for sale was $186 million at December 31, 2009, and these assets were sold in the year ended December 31, 2010. See Note 9—Drilling Fleet.

Note 6—Income Taxes

Tax Provision—Transocean Ltd., a holding company and Swiss resident, is exempt from cantonal and communal income tax in Switzerland, but is subject to Swiss federal income tax. At the federal level, qualifying net dividend income and net capital gains on the sale of qualifying investments in subsidiaries are exempt from Swiss federal income tax.  Consequently, Transocean Ltd. expects dividends from its subsidiaries and capital gains from sales of investments in its subsidiaries to be exempt from Swiss federal income tax.

We conduct operations through our various subsidiaries in a number of countries throughout the world, all of which have taxation regimes with varying nominal rates, deductions, credits and other tax attributes. Our provision for income taxes is based on the tax laws and rates applicable in the jurisdictions in which we operate and earn income. There is little to no expected relationship between the provision for or benefit from income taxes and income or loss before income taxes considering, among other factors, (a) changes in the blend of income that is taxed based on gross revenues versus income before taxes, (b) rig movements between taxing jurisdictions and (c) our rig operating structures.

The components of our provision (benefit) for income taxes were as follows (in millions):

	Years ended December 31,
	2010	2009	2008
Current tax expense	$456	$741	$735
Deferred tax expense (benefit)	(145)	13	8
Income tax expense	$311	$754	$743

Effective tax rate	23.9%	19.2%	15.6%

We are subject to changes in tax laws, treaties and regulations in and between the countries in which we operate, or in which we are incorporated or resident. A material change in these tax laws, treaties or regulations could result in a higher or lower effective tax rate on our worldwide earnings.

A reconciliation of the differences between our income tax expense computed at the Swiss holding company statutory rate of 7.83 percent and our reported provision for income taxes for the years ended December 31, 2010 and 2009, was as follows (in millions):

	Years ended December 31,
	2010	2009
Income tax expense at the federal statutory rate	$102	$307
Taxes on earnings subject to rates greater than the Swiss rate	89	321
Taxes on impairment loss subject to rates less than the Swiss rate	79	—
Changes in unrecognized tax benefits	71	135
Change in valuation allowance	(4)	46
Benefit from foreign tax credits	(23)	(49)
Other, net	(3)	(6)
Income tax expense	$311	$754

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

For the year ended December 31, 2008, our parent holding company was a Cayman Islands company and our earnings were not subject to income tax in the Cayman Islands because the country does not levy tax on corporate income.  As a result, we have not presented a reconciliation of the differences between the income tax provision computed at the statutory rate and the reported provision for income taxes for this period.

The significant components of our deferred tax assets and liabilities were as follows (in millions):

	December 31,
	2010	2009
Deferred tax assets
Drilling contract intangibles	$6	$14
Net operating loss carryforwards	114	135
Tax credit carryforwards	29	29
Accrued payroll expenses not currently deductible	72	74
Deferred income	84	74
Other	61	29
Valuation allowance	(94)	(98)
Total deferred tax assets	272	257

Deferred tax liabilities
Depreciation and amortization	(699)	(834)
Drilling management services intangibles	(26)	(27)
Other	(26)	(18)
Total deferred tax liabilities	(751)	(879)

Net deferred tax liabilities	$(479)	$(622)

Our deferred tax assets include U.S. foreign tax credit carryforwards of $29 million, which will expire between 2015 and 2020. Deferred tax assets related to our NOLs were generated in various worldwide tax jurisdictions. The tax effect of our Brazilian NOLs, which do not expire, was $53 million and $59 million at December 31, 2010 and 2009, respectively. On December 31, 2009, our unrecognized U.S. capital loss carryforward expired. We did not recognize a deferred tax asset for the capital loss carryforward, as it was not probable that we would realize the benefit of this tax attribute. Our operations do not normally generate capital gain income, which is the only type of income that may be offset by capital losses. Certain activities related to the TODCO tax sharing agreement also serve to increase or decrease the capital loss carryforward.

For the year ended December 31, 2010, the valuation allowance against our non-current deferred tax assets did not change significantly. For the year ended December 31, 2009, the valuation allowance against our non-current deferred tax assets increased from $52 million to $98 million, resulting primarily from reassessments of valuation allowances, as well as the corresponding NOLs associated with our Brazil operations.

Our deferred tax liabilities include taxes related to the earnings of certain subsidiaries that are not permanently reinvested or that will not be permanently reinvested in the future. Should our expectations change regarding future tax consequences, we may be required to record additional deferred taxes that could have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

We consider the earnings of certain of our subsidiaries to be indefinitely reinvested. As such, we have not provided for taxes on these unremitted earnings. Should we make a distribution from the unremitted earnings of these subsidiaries, we would be subject to taxes payable to various jurisdictions.  At December 31, 2010, the amount of indefinitely reinvested earnings was approximately $2.0 billion.  If all of these indefinitely reinvested earnings were distributed, we would be subject to estimated taxes of $150 million to $200 million.

Tax returns—We file federal and local tax returns in several jurisdictions throughout the world. With few exceptions, we are no longer subject to examinations of our U.S. and non-U.S. tax matters for years prior to 1999. For the years ended December 31, 2010 and December 31, 2009, the amount of current tax benefit recognized from the settlement of disputes with tax authorities and from the expiration of statutes of limitations was insignificant.

Our tax returns in the other major jurisdictions in which we operate are generally subject to examination for periods ranging from three to six years. We have agreed to extensions beyond the general examination periods in four major jurisdictions for up to 16 years. Tax authorities in certain jurisdictions are examining our tax returns and in some cases have issued assessments. We are defending our tax positions in those jurisdictions. While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate liability to have a material adverse effect on our consolidated statement of financial position, or results of operations, although it may have a material adverse effect on our consolidated cash flows.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following is a reconciliation of our unrecognized tax benefits, excluding interest and penalties (in millions):

	Years ended December 31,
	2010	2009	2008
Balance, beginning of period	$460	$372	$299
Additions for current year tax positions	46	64	46
Additions for prior year tax positions	9	62	67
Reductions for prior year tax positions	(11)	(22)	(36)
Settlements	(17)	(3)	(3)
Reductions related to statute of limitation expirations	(2)	(13)	(1)
Balance, end of period	$485	$460	$372

The liabilities related to our unrecognized tax benefits, including related interest and penalties that we recognize as a component of income tax expense, were as follows (in millions):

	December 31,
	2010	2009
Unrecognized tax benefits, excluding interest and penalties	$485	$460
Interest and penalties	235	200
Unrecognized tax benefits, including interest and penalties	$720	$660

For the years ended December 31, 2010, 2009 and 2008, we recognized interest and penalties related to our unrecognized tax benefits, recorded as a component of income tax expense, in the amount of $35 million, $51 million and $24 million, respectively.  If recognized, $693 million of our unrecognized tax benefits, including interest and penalties, as of December 31, 2010, would favorably impact our effective tax rate.

It is reasonably possible that our existing liabilities for unrecognized tax benefits may increase or decrease in the year ending December 31, 2011 primarily due to the progression of open audits or the expiration of statutes of limitation.  However, we cannot reasonably estimate a range of potential changes in our existing liabilities for unrecognized tax benefits due to various uncertainties, such as the unresolved nature of various audits.

Tax positions—With respect to our 2004 and 2005 U.S. federal income tax returns, the U.S. tax authorities have withdrawn all of their previously proposed tax adjustments, except a claim regarding transfer pricing for certain charters of drilling rigs between our subsidiaries, resulting in a total proposed adjustment of approximately $79 million, excluding interest. We believe an unfavorable outcome on this assessment with respect to 2004 and 2005 activities would not result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows. Although we believe the transfer pricing for these charters is materially correct, we have been unable to reach a resolution with the tax authorities. In August 2010, we filed a petition with the U.S. Tax Court to resolve this issue.

In May 2010, we received an assessment from the U.S. tax authorities related to our 2006 and 2007 U.S. federal income tax returns. In July 2010, we filed a protest letter with the U.S. tax authorities covering this assessment. The significant issues raised in the assessment relate to transfer pricing for certain charters of drilling rigs between our subsidiaries and the creation of intangible assets resulting from the performance of engineering services between our subsidiaries.  These two items would result in net adjustments of approximately $278 million of additional taxes, excluding interest. An unfavorable outcome on these adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.  We believe our returns are materially correct as filed, and we intend to continue to vigorously defend against all such claims.

In addition, the May 2010 assessment included adjustments related to a series of restructuring transactions that occurred between 2001 and 2004. These restructuring transactions impacted our basis in our former subsidiary TODCO, which we disposed of in 2004 and 2005. The authorities are disputing the amount of capital losses that resulted from the disposition of TODCO. We utilized a portion of the capital losses to offset capital gains on our 2006, 2007, 2008 and 2009 tax returns. The majority of the capital losses were unutilized and expired on December 31, 2009. The adjustments would also impact the amount of certain net operating losses and other carryovers into 2006 and later years. The authorities are also contesting the characterization of certain amounts of income received in 2006 and 2007 as capital gain and thus the availability of the capital gain for offset by the capital loss. These claims with respect to our U.S. federal income tax returns for 2006 through 2009 could result in net tax adjustments of approximately $295 million. An unfavorable outcome on these potential adjustments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows. We believe that our tax returns are materially correct as filed, and we intend to vigorously defend against any potential claims.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The May 2010 assessment also included certain claims with respect to withholding taxes and certain other items resulting in net tax adjustments of approximately $166 million, exclusive of interest. In addition, the tax authorities assessed penalties associated with the various tax adjustments in the aggregate amount of approximately $92 million, exclusive of interest. We believe that our tax returns are materially correct as filed, and we intend to vigorously defend against any potential claims.

Norwegian civil tax and criminal authorities are investigating various transactions undertaken by our subsidiaries in 2001 and 2002 as well as the actions of certain of our former external advisors on these transactions. The authorities issued tax assessments of (a) approximately $268 million plus interest, related to certain restructuring transactions, (b) approximately $117 million plus interest, related to the migration of a subsidiary that was previously subject to tax in Norway, (c) approximately $71 million plus interest, related to a 2001 dividend payment and (d) approximately $7 million plus interest, related to certain foreign exchange deductions and dividend withholding tax. We have filed or expect to file appeals to these tax assessments. We may be required to provide some form of financial security, in an amount up to $1.0 billion, including interest and penalties, for these assessed amounts as this dispute is appealed and addressed by the Norwegian courts. The authorities have indicated that they plan to seek penalties of 60 percent on all matters. For these matters, we believe our returns are materially correct as filed, and we have and will continue to respond to all information requests from the Norwegian authorities.  We intend to vigorously contest any assertions by the Norwegian authorities in connection with the various transactions being investigated. An unfavorable outcome on these Norwegian civil tax matters could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows. While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect the ultimate resolution of these matters to have a material adverse effect on our consolidated statement of financial position or results of operations, although it may have a material adverse effect on our consolidated cash flows.

The Norwegian authorities issued notification of criminal charges against Transocean Ltd. and certain of its subsidiaries related to disclosures included in one of our Norwegian tax returns.  This notification, however, does not itself constitute an indictment under Norwegian law nor does it initiate legal proceedings but represents a formal expression of suspicion and continued investigation.  All income taxes, interest charges and penalties related to this Norwegian tax return have previously been settled. We believe that these charges are without merit and plan to vigorously defend Transocean Ltd. and its subsidiaries to the fullest extent.

Certain of our Brazilian income tax returns for the years 2000 through 2004 are currently under examination. The Brazilian tax authorities have issued tax assessments totaling $115 million, plus a 75 percent penalty of $86 million and $138 million of interest through December 31, 2010.  An unfavorable outcome on these proposed assessments could result in a material adverse effect on our consolidated statement of financial position, results of operations or cash flows. We believe our returns are materially correct as filed, and we are vigorously contesting these assessments. On January 25, 2008, we filed a protest letter with the Brazilian tax authorities, and we are currently engaged in the appeals process.

Note 7—Earnings Per Share

The reconciliation of the numerator and denominator used for the computation of basic and diluted earnings per share is as follows (in millions, except per share data):

	Years ended December 31,
	2010		2009		2008
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Numerator for earnings per share
Net income attributable to controlling interest	$961	$961	$3,181	$3,181	$4,031	$4,031
Undistributed earnings allocable to participating securities	(5)	(5)	(18)	(18)	(10)	(10)
Net income available to shareholders	$956	$956	$3,163	$3,163	$4,021	$4,021

Denominator for earnings per share
Weighted-average shares outstanding	320	320	320	320	318	318
Effect of dilutive securities:
Stock options and other share-based awards	—	—	—	1	—	2
Stock warrants	—	—	—	—	—	1
Weighted-average shares for per share calculation	320	320	320	321	318	321

Earnings per share	$2.99	$2.99	$9.87	$9.84	$12.63	$12.53

For the years ended December 31, 2010, 2009 and 2008 we have excluded 2.2 million, 1.7 million and 0.4 million share-based awards, respectively, from the calculation since the effect would have been anti-dilutive.

The 1.625% Series A Convertible Senior Notes, 1.50% Series B Convertible Senior Notes and 1.50% Series C Convertible Senior Notes did not have an effect on the calculation for the periods presented. See Note 11—Debt.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 8—Other Comprehensive Income

The allocation of other comprehensive income (loss) attributable to controlling interest and to noncontrolling interest was as follows (in millions):

	Years ended December 31,
	2010			2009			2008
		Non-			Non-			Non-
	Controlling	controlling		Controlling	controlling		Controlling	controlling
	interest	interest (a)	Total	interest	interest (a)	Total	interest	interest (a)	Total
Unrecognized components of net periodic benefit costs	$(8)	$—	$(8)	$37	$—	$37	$(388)	$—	$(388)
Recognized components of net periodic benefit costs	16	—	16	24	—	24	5	—	5
Unrecognized gain (loss) on derivative instruments	(10)	(19)	(29)	(4)	2	(2)	(1)	—	(1)
Recognized (gain) loss on derivative instruments	14	(2)	12	3	3	6	—	—	—
Other, net	—	—	—	1	—	1	(3)	—	(3)

Other comprehensive income (loss) before income taxes	12	(21)	(9)	61	5	66	(387)	—	(387)
Income taxes related to other comprehensive income	(9)	—	(9)	24	—	24	9	—	9
Other comprehensive income (loss), net of tax	$3	$(21)	$(18)	$85	$5	$90	$(378)	$—	$(378)

(a) Includes amounts attributable to noncontrolling interest and redeemable noncontrolling interest.

The components of accumulated other comprehensive income (loss), net of tax, were as follows (in millions):

	December 31, 2010			December 31, 2009
			Redeemable			Redeemable
		Non-	non-		Non-	non-
	Controlling	controlling	controlling	Controlling	controlling	controlling
	interest	interest	interest	interest	interest	interest
Unrecognized components of net periodic benefit costs (a)	$(335)	$—	$—	$(334)	$—	$—
Unrecognized gain (loss) on derivative investments	5	(3)	(13)	1	5	—
Unrealized loss on marketable securities	(2)	—	—	(2)	—	—
Accumulated other comprehensive income (loss)	$(332)	$(3)	$(13)	$(335)	$5	$—

(a) Amounts are net of income tax effect of $36 million and $45 million for December 31, 2010 and 2009, respectively.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 9—Drilling Fleet

Expansion—Construction work in progress, recorded in property and equipment, was $1.5 billion and $3.7 billion at December 31, 2010 and 2009, respectively. The following table presents actual capital expenditures and other capital additions, including capitalized interest, for our remaining major construction projects for the three years ended December 31, 2010 (in millions):

	Years ended December 31,
	2010	2009	2008	2007 - 2006	Total
Deepwater Champion (a)	$206	$263	$155	$109	$733
Discoverer India (b)	203	291	250	—	744
Discoverer Luanda (b) (c)	174	220	208	107	709
Transocean Honor (d)	97	—	—	—	97
Dhirubhai Deepwater KG2 (b) (e)	36	371	91	179	677
Development Driller III (b) (a)	24	117	133	350	624
Discoverer Inspiration (b)	12	224	205	238	679
High-Specification Jackup TBN1 (f)	9	—	—	—	9
High-Specification Jackup TBN2 (f)	9	—	—	—	9
Discoverer Americas (b)	6	148	167	311	632
Discoverer Clear Leader (b)	6	115	107	409	637
Petrobras 10000 (b) (g)	6	735	—	—	741
Dhirubhai Deepwater KG1 (b) (e)	—	295	105	279	679
Sedco 700-series upgrades (b)	—	71	124	396	591
Capitalized interest	89	182	147	93	511
Mobilization costs	89	155	—	—	244
Total	$966	$3,187	$1,692	$2,471	$8,316

(a)          These costs include our initial investment in Deepwater Champion of $109 million and our initial investment in Development Driller III of $350 million, representing the estimated fair value of the rig at the time of our merger with GlobalSantaFe in November 2007.

(b)         The accumulated construction costs of these rigs are no longer included in construction work in progress, as their construction projects had been completed as of December 31, 2010.

(c)          The costs for Discoverer Luanda represent 100 percent of expenditures incurred since inception. ADDCL is responsible for all of these costs. We hold a 65 percent interest in ADDCL, and Angco Cayman Limited holds the remaining 35 percent interest.

(d)         In November 2010, we made an initial installment payment of $97 million to purchase a PPL Pacific Class 400 design jackup, to be named Transocean Honor, for $195 million. The High-Specification Jackup is under construction at PPL Shipyard Pte Ltd. in Singapore and is expected for delivery in the fourth quarter of 2011.

(e)          The costs for Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2 represent 100 percent of TPDI’s expenditures, including those incurred prior to our investment in the joint venture. TPDI is responsible for all of these costs. We hold a 50 percent interest in TPDI, and Pacific Drilling holds the remaining 50 percent interest.

(f)            In December 2010, we made initial installment payments of $9 million each, to purchase two Keppel FELS Super B class design jackups for $186 million each. The two High-Specification Jackups are under construction at Keppel FELS yard in Singapore and are expected for delivery in the fourth quarter of 2012.

(g)         In June 2008, we reached an agreement with a joint venture formed by subsidiaries of Petrobras and Mitsui to acquire Petrobras 10000 under a capital lease contract. In connection with the agreement, we agreed to provide assistance and advisory services for the construction of the rig and operating management services once the rig commenced operations. On August 4, 2009, we accepted delivery of Petrobras 10000 and recorded non-cash additions of $716 million to property and equipment, net, along with a corresponding increase to long-term debt. Total capital additions include $716 million in capital costs incurred by Petrobras and Mitsui for the construction of the drillship and $19 million of other capital expenditures. The capital lease agreement has a 20-year term, after which we will have the right and obligation to acquire the drillship for one dollar. See Note 11—Debt and Note 14—Commitments and Contingencies.

In March 2010, we acquired GSF Explorer, an asset formerly held under capital lease, in exchange for a cash payment in the amount of $15 million, terminating the capital lease obligation. See Note 11—Debt.

Dispositions—During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV. In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate amount of $165 million (see Note 4—Variable Interest Entities and Note 19—Fair Values of Financial Instruments). We operated GSF Arctic IV under a short-term bareboat charter with the new owner of the vessel, until November 2010. As a result of the sale, we recognized a loss on disposal of assets in the amount of $15 million ($0.04 per diluted share), which had no tax effect for the year ended December 31, 2010.  For the year ended December 31, 2010, we recognized a gain on disposal of other unrelated assets in the amount of $5 million.  In December 2010, we entered into an agreement to sell our Standard Jackup

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Transocean Mercury and related equipment.  As of December 31, 2010, Transocean Mercury had a net carrying amount of less than $1 million, recorded in assets held for sale on our consolidated balance sheet. See Note 25—Subsequent Events.

During the year ended December 31, 2009, we received net proceeds of $10 million in connection with our sale of Sedco 135-D and disposals of other unrelated property and equipment, and these disposals had no net effect on income taxes or net income.  In addition, we received net proceeds of $4 million in exchange for our 45 percent ownership interest in Caspian Drilling Company Limited, which operates Dada Gorgud and Istigal under long-term bareboat charters with the owner of the rigs and $38 million in exchange for our interest in Arab Drilling & Workover Company. During the year ended December 31, 2009, we recognized a loss on disposal of assets of $9 million, which had no tax effect.

During the year ended December 31, 2008, we completed the sale of three Standard Jackups, GSF High Island VIII, GSF Adriatic III and GSF High Island I.  We received cash proceeds of $320 million associated with the sales, which had no effect on earnings.

Deepwater Horizon—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig. The rig’s insured value was $560 million, which was not subject to a deductible, and our insurance underwriters declared the vessel a total loss. During the year ended December 31, 2010, we received $560 million in cash proceeds from insurance recoveries related to the loss of the drilling unit and, for the year ended December 31, 2010, we recognized a gain on the loss of the rig in the amount of $267 million ($0.83 per diluted share), which had no tax effect. See Note 14—Commitments and Contingencies.

Note 10—Goodwill and Other Intangible Assets

Goodwill and other indefinite-lived intangible assets—The gross carrying amounts of goodwill and accumulated impairment were as follows (in millions):

	Year ended December 31, 2010			Year ended December 31, 2009
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	impairment	amount	amount	impairment	amount
Contract drilling services
Balance, beginning of period	$10,626	$(2,494)	$8,132	$10,620	$(2,494)	$8,126
Purchase price adjustment	—	—	—	6	—	6
Balance, end of period	10,626	(2,494)	8,132	10,626	(2,494)	8,132

Drilling management services
Balance, beginning of period	176	(176)	—	176	(176)	—
Balance, end of period	176	(176)	—	176	(176)	—

Oil and gas properties
Balance, beginning of period	2	—	2	2	—	2
Impairment	—	(2)	(2)	—	—	—
Balance, end of period	2	(2)	—	2	—	2

Total goodwill
Balance, beginning of period	10,804	(2,670)	8,134	10,798	(2,670)	8,128
Impairment	—	(2)	(2)	—	—	—
Purchase price adjustment	—	—	—	6	—	6
Balance, end of period	$10,804	$(2,672)	$8,132	$10,804	$(2,670)	$8,134

The gross carrying amounts of the ADTI trade name, which we consider to be an indefinite-lived intangible asset, and accumulated impairment were as follows (in millions):

	Year ended December 31, 2010			Year ended December 31, 2009
	Gross		Net	Gross		Net
	carrying	Accumulated	carrying	carrying	Accumulated	carrying
	amount	impairment	amount	amount	impairment	amount
Trade name
Balance, beginning of period	$76	$(37)	$39	$76	$(31)	$45
Impairment	—	—	—	—	(6)	(6)
Balance, end of period	$76	$(37)	$39	$76	$(37)	$39

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Definite-lived intangible assets—The gross carrying amounts of our drilling contract intangibles and drilling management customer relationships, both of which we consider to be definite-lived intangible assets and intangible liabilities, and accumulated amortization and impairment were as follows (in millions):

	Year ended December 31, 2010			Year ended December 31, 2009
		Accumulated			Accumulated
	Gross	amortization	Net	Gross	amortization	Net
	carrying	and	carrying	carrying	and	carrying
	amount	impairment	amount	amount	impairment	amount
Drilling contract intangible assets
Balance, beginning of period	$191	$(167)	$24	$191	$(123)	$68
Amortization	—	(18)	(18)	—	(44)	(44)
Balance, end of period	191	(185)	6	191	(167)	24

Customer relationships
Balance, beginning of period	148	(84)	64	148	(27)	121
Amortization	—	(5)	(5)	—	(8)	(8)
Impairment	—	—	—	—	(49)	(49)
Balance, end of period	148	(89)	59	148	(84)	64

Total definite-lived intangible assets
Balance, beginning of period	339	(252)	87	339	(150)	189
Amortization	—	(23)	(23)	—	(53)	(53)
Impairment	—	—	—	—	(49)	(49)
Balance, end of period	$339	(275)	64	$339	$(252)	$87

Drilling contract intangible liabilities
Balance, beginning of period	$1,494	$(1,226)	$268	$1,494	$(901)	$593
Amortization	—	(116)	(116)	—	(325)	(325)
Balance, end of period	$1,494	(1,342)	152	$1,494	$(1,226)	$268

We amortize the drilling contract intangibles over the term of the respective drilling contracts using the straight-line method of amortization, recognized in contract intangible revenues on our consolidated statements of operations.  We amortize the customer relationships intangible asset over its 15-year life using the straight-line method of amortization, recognized in operating and maintenance expense on our consolidated statements of operations. The estimated net future amortization related to intangible assets and liabilities as of December 31, 2010, was as follows (in millions):

	Drilling
	contract	Customer
	intangibles	relationships
Years ending December 31,
2011	$(45)	$5
2012	(42)	5
2013	(25)	5
2014	(15)	5
2015	(14)	5
Thereafter	(6)	34
Total intangible assets (liabilities), net	$(147)	$59

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 11—Debt

Debt, net of unamortized discounts, premiums and fair value adjustments, was comprised of the following (in millions):

	December 31, 2010			December 31, 2009
	Transocean	Consolidated		Transocean	Consolidated
	Ltd.	variable		Ltd.	variable
	and	interest	Consolidated	and	interest	Consolidated
	subsidiaries	entities	total	subsidiaries	entities	total
ODL Loan Facility	$10	$—	$10	$10	$—	$10
Commercial paper program (a)	88	—	88	281	—	281
6.625% Notes due April 2011 (a)	167	—	167	170	—	170
5% Notes due February 2013	255	—	255	247	—	247
5.25% Senior Notes due March 2013 (a)	511	—	511	496	—	496
TPDI Credit Facilities due March 2015	—	560	560	—	581	581
4.95% Senior Notes due November 2015 (a)	1,099	—	1,099	—	—	—
ADDCL Credit Facilities due November 2017	—	242	242	—	454	454
6.00% Senior Notes due March 2018 (a)	997	—	997	997	—	997
7.375% Senior Notes due April 2018 (a)	247	—	247	247	—	247
TPDI Notes due October 2019	—	148	148	—	148	148
6.50% Senior Notes due November 2020 (a)	899	—	899	—	—	—
Capital lease obligation due July 2026	—	—	—	15	—	15
8% Debentures due April 2027 (a)	57	—	57	57	—	57
7.45% Notes due April 2027 (a)	96	—	96	96	—	96
7% Notes due June 2028	313	—	313	313	—	313
Capital lease contract due August 2029	694	—	694	711	—	711
7.5% Notes due April 2031 (a)	598	—	598	598	—	598
1.625% Series A Convertible Senior Notes due December 2037 (a)	11	—	11	1,261	—	1,261
1.50% Series B Convertible Senior Notes due December 2037 (a)	1,625	—	1,625	2,057	—	2,057
1.50% Series C Convertible Senior Notes due December 2037 (a)	1,605	—	1,605	1,979	—	1,979
6.80% Senior Notes due March 2038 (a)	999	—	999	999	—	999
Total debt	10,271	950	11,221	10,534	1,183	11,717
Less debt due within one year
ODL Loan Facility	10	—	10	10	—	10
Commercial paper program (a)	88	—	88	281	—	281
6.625% Notes due April 2011 (a)	167	—	167	—	—	—
TPDI Credit Facilities due March 2015	—	70	70	—	52	52
ADDCL Credit Facilities due November 2017	—	25	25	—	248	248
Capital lease contract due August 2029	16	—	16	16	—	16
1.625% Series A Convertible Senior Notes due December 2037 (a)	11	—	11	1,261	—	1,261
1.50% Series B Convertible Senior Notes due December 2037 (a)	1,625	—	1,625	—	—	—
Total debt due within one year	1,917	95	2,012	1,568	300	1,868
Total long-term debt	$8,354	$855	$9,209	$8,966	$883	$9,849

(a)          Transocean Inc., a 100 percent owned subsidiary of Transocean Ltd., is the issuer of the notes and debentures, which have been guaranteed by Transocean Ltd. Transocean Ltd. has also guaranteed borrowings under the commercial paper program and the Five-Year Revolving Credit Facility. Transocean Ltd. has no independent assets or operations, its guarantee of debt securities of Transocean Inc. is full and unconditional and its only other subsidiary, not owned indirectly through Transocean Inc., is minor. Transocean Inc.’s only operating assets are its investments in its operating subsidiaries. Transocean Inc.’s independent assets and operations, other than those related to investments in its subsidiaries and balances primarily pertaining to its cash and cash equivalents and debt are less than two percent of the total consolidated assets and operations of Transocean Ltd., and thus, substantially all of the assets and operations exist within these non-guarantor operating companies. Furthermore, Transocean Ltd. and Transocean Inc. are not subject to any significant restrictions on their ability to obtain funds from their consolidated subsidiaries or entities accounted for under the equity method by dividends, loans or return of capital distributions.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Scheduled maturities—In preparing the scheduled maturities of our debt, we assume the noteholders will exercise their options to require us to repurchase the 1.50% Series B Convertible Senior Notes and 1.50% Series C Convertible Senior Notes in December 2011 and 2012, respectively. At December 31, 2010, the scheduled maturities of our debt were as follows (in millions):

	Transocean	Consolidated
	Ltd.	variable
	and	interest	Consolidated
	subsidiaries	entities	total
Years ending December 31,
2011	$1,970	$95	$2,065
2012	1,741	97	1,838
2013	770	98	868
2014	22	100	122
2015	1,123	340	1,463
Thereafter	4,797	220	5,017
Total debt, excluding unamortized discounts, premiums and fair value adjustments	10,423	950	11,373
Total unamortized discounts, premiums and fair value adjustments	(152)	—	(152)
Total debt	$10,271	$950	$11,221

ODL Loan Facility—We have a $10 million loan facility with Overseas Drilling Limited (“ODL”) under a loan agreement dated December 2009, as amended (the “ODL Loan Facility”). ODL may demand repayment of the borrowings under the loan facility at any time upon written notice, five business days in advance. Any amounts due to us from ODL may be offset against the borrowings at the time of repayment. As of December 31, 2010 and 2009, $10 million was outstanding under the ODL Loan Facility.

Commercial paper program—We maintain a commercial paper program (the “Program”), which is supported by the Five-Year Revolving Credit Facility, under which we may issue privately placed, unsecured commercial paper notes for general corporate purposes up to a maximum aggregate outstanding amount of $1.5 billion. Proceeds from commercial paper issuance under the Program may be used for general corporate purposes. At December 31, 2010, $88 million in commercial paper was outstanding at a weighted-average interest rate of 1.0 percent, including commissions.

6.625% Notes and 7.5% Notes—In April 2001, Transocean Inc. issued $700 million aggregate principal amount of 6.625% Notes due April 2011 and $600 million aggregate principal amount of 7.5% Notes due April 2031. The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions. At December 31, 2010, $166 million and $600 million principal amount of the 6.625% Notes and 7.5% Notes, respectively, were outstanding.

Five-Year Revolving Credit Facility—We have a $2.0 billion, five-year revolving credit facility under the Five-Year Revolving Credit Facility Agreement dated November 27, 2007, as amended (“Five-Year Revolving Credit Facility”).  We may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “Five-Year Revolving Credit Facility Margin”) based on our Debt Rating (based on our current Debt Rating, a margin of 1.325 percent) or (2) the Base Rate plus the Five-Year Revolving Credit Facility Margin, less one percent per annum. Throughout the term of the Five-Year Revolving Credit Facility, we pay a facility fee on the daily amount of the underlying commitment, whether used or unused, which ranges from 0.10 percent to 0.30 percent, based on our Debt Rating, and was 0.175 percent at December 31, 2010. The Five-Year Revolving Credit Facility expires on November 27, 2012 and may be prepaid in whole or in part without premium or penalty. The Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets. The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt to tangible capitalization ratio of 0.6 to 1.0. Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default. At December 31, 2010, we had $1.9 billion available borrowing capacity, we had $81 million in letters of credit issued and outstanding and we had no borrowings outstanding under the Five-Year Revolving Credit Facility.

5% Notes and 7% Notes—Two of our wholly-owned subsidiaries are the obligors on the 5% Notes due 2013 (the “5% Notes”) and the 7% Notes due 2028 (the “7% Notes”), and we have not guaranteed either obligation.  The respective obligor may redeem the 5% Notes and the 7% Notes in whole or in part at a price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium.  The indentures related to the 5% Notes and the 7% Notes contain limitations on creating liens and sale/leaseback transactions. At December 31, 2010, $250 million and $300 million aggregate principal amount of the 5% Notes and the 7% Notes, respectively, remained outstanding. See Note 12—Derivatives and Hedging.

5.25%, 6.00% and 6.80% Senior Notes—In December 2007, Transocean Inc. issued $500 million aggregate principal amount of 5.25% Senior Notes due March 2013 (the “5.25% Senior Notes”), $1.0 billion aggregate principal amount of 6.00% Senior Notes due March 2018 (the “6.00% Senior Notes”) and $1.0 billion aggregate principal amount of 6.80% Senior Notes due March 2038 (the “6.80% Senior Notes”). Transocean Inc. may redeem some or all of the notes at any time, at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make-whole premium. The indenture pursuant to which the notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

reorganization transactions. At December 31, 2010, $500 million, $1 billion and $1 billion principal amount of the 5.25% Senior Notes, the 6.00% Senior Notes and the 6.80% Senior Notes, respectively, were outstanding. See Note 12—Derivatives and Hedging.

TPDI Credit Facilities—TPDI has a bank credit agreement for a $1.265 billion secured credit facility (the “TPDI Credit Facilities”), comprised of a $1.0 billion senior term loan, a $190 million junior term loan and a $75 million revolving credit facility, which was established to finance the construction of and is secured by Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2.  One of our subsidiaries participates in the senior and junior term loans with an aggregate commitment of $595 million. The senior term loan, the junior term loan and the revolving credit facility bear interest at LIBOR plus the applicable margins of 1.45 percent, 2.25 percent and 1.45 percent, respectively. The senior term loan requires quarterly payments with a final payment in March 2015. The junior term loan and the revolving credit facility are due in full in March 2015.  The TPDI Credit Facilities may be prepaid in whole or in part without premium or penalty.  The TPDI Credit Facilities have covenants that require TPDI to maintain a minimum cash balance and available liquidity, a minimum debt service ratio and a maximum leverage ratio. At December 31, 2010, $1.1 billion was outstanding under the TPDI Credit Facilities, of which $543 million was due to one of our subsidiaries and was eliminated in consolidation. The weighted-average interest rate on December 31, 2010 was 1.9 percent.

In April 2010, TPDI obtained a letter of credit in the amount of $60 million to satisfy its liquidity requirements under the TPDI Credit Facilities. The letter of credit was issued under an uncommitted credit facility that has been established by one of our subsidiaries.

4.95% Senior Notes and 6.50% Senior Notes—In September 2010, we issued $1.1 billion aggregate principal amount of 4.95% Senior Notes due November 2015 (the “4.95% Senior Notes”) and $900 million aggregate principal amount of 6.50% Senior Notes due November 2020 (the “6.50% Senior Notes,” and together with the 4.95% Senior Notes, the “Senior Notes”). We are required to pay interest on the Senior Notes on May 15 and November 15 of each year, beginning November 15, 2010. We may redeem some or all of the Senior Notes at any time at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any, and a make whole premium. The indenture pursuant to which the Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions. At December 31, 2010, $1.1 billion and $900 million aggregate principal amount of the 4.95% Senior Notes and 6.50% Senior Notes, respectively, were outstanding.

ADDCL Credit Facilities—ADDCL has a senior secured bank credit agreement for a credit facility (the “ADDCL Primary Loan Facility”) comprised of Tranche A, Tranche B and Tranche C for $215 million, $270 million and $399 million, respectively, which was established to finance the construction of and is secured by Discoverer Luanda. Unaffiliated financial institutions provide the commitment for and borrowings under Tranche A, and one of our subsidiaries provides the commitment for Tranche C.  In March 2010, ADDCL terminated Tranche B, having repaid borrowings of $235 million under Tranche B using borrowings under Tranche C. Tranche A bears interest at LIBOR plus the applicable margin of 0.725 percent. Tranche A requires semi-annual payments beginning six months after the rig’s first well commencement date and matures in December 2017. The ADDCL Primary Loan Facility contains covenants that require ADDCL to maintain certain cash balances to service the debt and also limits ADDCL’s ability to incur additional indebtedness, to acquire assets, or to make distributions or other payments.  At December 31, 2010, $215 million was outstanding under Tranche A at a weighted-average interest rate of 1.2 percent.  At December 31, 2010, $399 million was outstanding under Tranche C, which was eliminated in consolidation.

Additionally, ADDCL has a secondary bank credit agreement for a $90 million credit facility (the “ADDCL Secondary Loan Facility”), for which one of our subsidiaries provides 65 percent of the total commitment.  The facility bears interest at LIBOR plus the applicable margin, ranging from 3.125 percent to 5.125 percent, depending on certain milestones. The ADDCL Secondary Loan Facility is payable in full in December 2015, and it may be prepaid in whole or in part without premium or penalty. Borrowings under the ADDCL Secondary Loan Facility are subject to acceleration by the unaffiliated financial institution upon the occurrence of certain events of default, including the occurrence of a credit rating assignment of less than Baa3 or BBB- by Moody’s Investors Service or Standard & Poor’s Ratings Services, respectively, for Transocean Inc.’s long-term, unsecured, unguaranteed and unsubordinated indebtedness.  At December 31, 2010, $77 million was outstanding under the ADDCL Secondary Loan Facility, of which $50 million was provided by one of our subsidiaries and has been eliminated in consolidation. The weighted-average interest rate on December 31, 2010 was 3.4 percent.

7.375% Senior Notes—In March 2002, we completed an exchange offer and consent solicitation for TODCO’s 7.375% Senior Notes (the “Exchange Offer”). As a result of the Exchange Offer, we issued $247 million principal amount of our 7.375% Senior Notes. The indenture pursuant to which the 7.375% Senior Notes were issued contains restrictions on creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions. At December 31, 2010, $246 million principal amount of the 7.375% Senior Notes were outstanding.

TPDI Notes—TPDI has issued promissory notes (the “TPDI Notes”) payable to its two shareholders, Pacific Drilling and one of our subsidiaries, which have maturities through October 2019. At December 31, 2010, the aggregate outstanding principal amount was $296 million, of which $148 million was due to one of our subsidiaries and has been eliminated in consolidation. The weighted-average interest rate on December 31, 2010 was 2.6 percent.

7.45% Notes and 8% Debentures—In April 1997, a predecessor of Transocean Inc. issued $100 million aggregate principal amount of 7.45% Notes due April 2027 (the “7.45% Notes”) and $200 million aggregate principal amount of 8% Debentures due April 2027 (the “8% Debentures”). The 7.45% Notes and the 8% Debentures are redeemable at any time at Transocean Inc.’s option subject to a make-whole premium. The indenture pursuant to which the 7.45% Notes and the 8% Debentures were issued contains restrictions on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

creating liens, engaging in sale/leaseback transactions and engaging in merger, consolidation or reorganization transactions.  At December 31, 2010, $100 million and $57 million principal amount of the 7.45% Notes and the 8% Debentures, respectively, were outstanding.

GSF Explorer capital lease obligation—During the year ended December 31, 2010, we acquired GSF Explorer, an asset formerly held under a capital lease, in exchange for a cash payment of $15 million, thereby terminating the capital lease obligation. In connection with the termination of the capital lease obligation, we recognized a gain on debt retirement of $2 million, which had no per diluted share or tax effect. See Note 9—Drilling Fleet.

1.625% Series A, 1.50% Series B and 1.50% Series C Convertible Senior Notes—In December 2007, we issued $2.2 billion aggregate principal amount of 1.625% Series A Convertible Senior Notes due December 2037 (the “Series A Convertible Senior Notes”), $2.2 billion aggregate principal amount of 1.50% Series B Convertible Senior Notes due December 2037 (the “Series B Convertible Senior Notes”) and $2.2 billion aggregate principal amount of 1.50% Series C Convertible Senior Notes due December 2037 (the “Series C Convertible Senior Notes,” and together with the Series A Convertible Senior Notes and Series B Convertible Senior Notes, the “Convertible Senior Notes”). The Convertible Senior Notes may be converted under the circumstances specified below at a rate of 5.9310 shares per $1,000 note, equivalent to a conversion price of $168.61 per share, subject to adjustments upon the occurrence of certain events. Upon conversion, we will deliver, in lieu of shares, cash up to the aggregate principal amount of notes to be converted and shares in respect of the remainder, if any, of our conversion obligation.  In addition, if certain fundamental changes occur on or before December 20, 2011, with respect to Series B Convertible Senior Notes, or December 20, 2012, with respect to Series C Convertible Senior Notes, we will, in some cases, increase the conversion rate for a holder electing to convert notes in connection with such fundamental change.

Holders may convert their notes only under the following circumstances: (1) during any calendar quarter if the last reported sale price of our shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130 percent of the conversion price, (2) during the five business days after the average trading price per $1,000 principal amount of the notes is equal to or less than 98 percent of the average conversion value of such notes during the preceding five trading-day period as described herein, (3) during specified periods if specified distributions to holders of our shares are made or specified corporate transactions occur, (4) prior to the close of business on the business day preceding the redemption date if the notes are called for redemption or (5) on or after September 15, 2037 and prior to the close of business on the business day prior to the stated maturity of the notes. As of December 31, 2010, no shares were issuable upon conversion of any series of the Convertible Senior Notes since none of the circumstances giving rise to potential conversion were present.

We may redeem some or all of the notes at any time after December 20, 2011, in the case of the Series B Convertible Senior Notes, and December 20, 2012, in the case of the Series C Convertible Senior Notes, in each case at a redemption price equal to 100 percent of the principal amount plus accrued and unpaid interest, if any. Holders of the Series B Convertible Senior Notes have the right to require us to repurchase their notes on December 15, 2011. In addition, holders of any series of notes will have the right to require us to repurchase their notes on December 14, 2012, December 15, 2017, December 15, 2022, December 15, 2027 and December 15, 2032, and upon the occurrence of a fundamental change, at a repurchase price in cash equal to 100 percent of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any.

The carrying amounts of the liability components of the Convertible Senior Notes were as follows (in millions):

	December 31, 2010			December 31, 2009
	Principal	Unamortized	Carrying	Principal	Unamortized	Carrying
	amount	discount	amount	amount	discount	amount
Carrying amount of liability component
Series A Convertible Senior Notes due 2037	$11	$—	$11	$1,299	$(38)	$1,261
Series B Convertible Senior Notes due 2037	1,680	(55)	1,625	2,200	(143)	2,057
Series C Convertible Senior Notes due 2037	1,722	(117)	1,605	2,200	(221)	1,979

The carrying amounts of the equity components of the Convertible Senior Notes were as follows (in millions):

	December 31,
	2010	2009
Carrying amount of equity component
Series A Convertible Senior Notes due 2037	$1	$114
Series B Convertible Senior Notes due 2037	210	275
Series C Convertible Senior Notes due 2037	276	352

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Including the amortization of the unamortized discount, the effective interest rates were 5.08 percent for the Series B Convertible Senior Notes and 5.28 percent for the Series C Convertible Senior Notes. At December 31, 2010, the remaining period over which the discount will be amortized is less than one year for the Series B Convertible Senior Notes and 1.9 years for the Series C Convertible Senior Notes. Interest expense, excluding amortization of debt issue costs, was as follows (in millions):

	Years ended December 31,
	2010	2009	2008
Interest expense
Series A Convertible Senior Notes due 2037	$58	$85	$97
Series B Convertible Senior Notes due 2037	98	100	97
Series C Convertible Senior Notes due 2037	98	100	97

Holders of the Series A Convertible Senior Notes had the option to require Transocean Inc., our wholly owned subsidiary and the issuer of the Series A Convertible Senior Notes, to repurchase all or any part of such holder’s notes on December 15, 2010. As a result, we were required to repurchase an aggregate principal amount of $1,288 million of our Series A Convertible Senior Notes for an aggregate cash payment of $1,288 million. On December 31, 2010, Transocean Inc. called the remaining $11 million of Series A Convertible Senior Notes for redemption on January 31, 2011. See Note 25—Subsequent Events.

During the year ended December 31, 2010, we repurchased an aggregate principal amount of $520 million of the Series B Convertible Senior Notes for an aggregate cash payment of $505 million and an aggregate principal amount of $478 million of the Series C Convertible Senior Notes for an aggregate cash payment of $453 million. In connection with the repurchases, we recognized a loss on retirement of $35 million ($0.11 per diluted share), with no tax effect, associated with the debt components of the repurchased notes, and we recorded additional paid-in capital of $14 million associated with the equity components of the repurchased notes.

During the year ended December 31, 2009, we repurchased an aggregate principal amount of $901 million of the Series A Convertible Senior Notes for an aggregate cash payment of $865 million. We recognized a loss of $28 million associated with the debt component of the instrument and recorded additional paid-in capital of $22 million associated with the equity component of the instrument.

Note 12—Derivatives and Hedging

Cash flow hedges—TPDI has entered into interest rate swaps, which have been designated and have qualified as a cash flow hedge, to reduce the variability of cash interest payments associated with the variable-rate borrowings under the TPDI Credit Facilities. The aggregate notional amount corresponds with the aggregate outstanding amount of the borrowings under the TPDI Credit Facilities. As of December 31, 2010, the aggregate notional amount was $1.1 billion, of which $543 million was attributable to the intercompany borrowings provided by one of our subsidiaries and the related balances have been eliminated in consolidation. At December 31, 2010, the weighted-average variable interest rate associated with the interest rate swaps was 0.3 percent, and the weighted-average fixed interest rate was 2.3 percent. At December 31, 2010, the interest rate swaps represented a liability measured at a fair value of $11 million, recorded in other long-term liabilities, with a corresponding increase to accumulated other comprehensive loss. At December 31, 2009, the interest rate swaps represented an asset measured at a fair value of $6 million, recorded in other assets, and a liability measured at a fair value of less than $1 million, recorded in other long-term liabilities, with a corresponding net decrease to accumulated other comprehensive loss. The amount associated with the ineffective portion of the cash flow hedges was less than $1 million, recorded in interest expense for the years ended December 31, 2010 and 2009.

In February 2009, Transocean Inc. entered into interest rate swaps with an aggregate notional value of $1 billion, which were designated and qualified as a cash flow hedge, to reduce the variability of our cash interest payments on the borrowings under a term loan. Under the interest rate swaps, Transocean Inc. received interest at one-month LIBOR and paid interest at a fixed rate of 0.768 percent over the six-month period ended August 6, 2009. Upon their stated maturity, Transocean Inc. settled these interest rate swaps with no gain or loss recognized. No ineffectiveness was recorded in interest expense.

Fair value hedges—Two of our wholly owned subsidiaries have entered into interest rate swaps, which are designated and have qualified as fair value hedges, to reduce our exposure to changes in the fair values of the 5.25% Senior Notes and the 5.00% Notes. The interest rate swaps have aggregate notional amounts of $500 million and $250 million, respectively, equal to the face values of the hedged instruments and have stated maturities that coincide with those of the hedged instruments. We have determined that the hedging relationships qualify for, and we have applied, the shortcut method of accounting, under which the interest rate swaps are considered to have no ineffectiveness and no ongoing assessment of effectiveness is required. At December 31, 2010, the weighted-average variable interest rate on the interest rate swaps was 3.5 percent, and the fixed interest rates matched those of the underlying debt instruments. At December 31, 2010, the interest rate swaps represented an asset measured at fair value of $17 million, recorded in other assets, with a corresponding increase to the carrying amounts of the underlying debt instruments.  At December 31, 2009, the interest rate swaps represented a liability measured at a fair value of $4 million, recorded in other long-term liabilities, with a corresponding decrease to the carrying amount of the underlying debt instrument.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 13—Postemployment Benefit Plans

Defined benefit pension plans and other postretirement employee benefit plans

Overview—We maintain a single qualified defined benefit pension plan in the U.S. (the “U.S. Plan”) and a single funded supplemental benefit plan (the “Supplemental Plan”). The U.S. Plan covers substantially all U.S. employees, and the Supplemental Plan, along with two other unfunded supplemental benefit plans (the “Other Supplemental Plans”), provide certain eligible employees with benefits in excess of those allowed under the U.S. Plan. Additionally, we maintain two funded and two unfunded defined benefit plans (collectively, the “Frozen Plans”) that we assumed in connection with our mergers with GlobalSantaFe and R&B Falcon, all of which were frozen prior to the respective mergers and for which benefits no longer accrue but the pension obligations have not been fully distributed. We refer to the U.S. Plan, the Supplemental Plan, the Other Supplemental Plans and the Frozen Plans, collectively, as the “U.S. Plans.”

We maintain a defined benefit plan in the U.K. (the “U.K. Plan”) covering certain current and former employees in the U.K. We also provide several funded defined benefit plans, primarily group pension schemes with life insurance companies, and two unfunded plans, covering our eligible Norway employees and former employees (the “Norway Plans”). We also maintain unfunded defined benefit plans (the “Other Plans”) that provide retirement and severance benefits for certain of our Indonesian, Nigerian and Egyptian employees. We refer to the U.K. Plan, the Norway Plans and the Other Plans, collectively, as the “Non-U.S. Plans.”

We refer to the U.S. Plans and the Non-U.S. Plans, collectively, as the “Transocean Plans”.  Additionally, we have several unfunded contributory and noncontributory other postretirement employee benefits plans (the “OPEB Plans”) covering substantially all of our U.S. employees.

Assumptions—The following were the weighted-average assumptions used to determine benefit obligations:

	December 31, 2010			December 31, 2009
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Plans	Plans	Plans
Discount rate	5.48%	5.81%	4.92%	5.84%	5.59%	5.52%
Compensation trend rate	4.24%	4.65%	n/a	4.21%	4.73%	n/a

The following were the weighted-average assumptions used to determine net periodic benefit costs:

	Year ended December 31, 2010			Year ended December 31, 2009			Year ended December 31, 2008
	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.	OPEB	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	OPEB Plans
Discount rate	5.86%	5.67%	5.51%	5.41%	6.06%	5.34%	6.14%	5.97%	5.96%
Expected rate of return	8.49%	6.65%	n/a	8.50%	6.59%	n/a	8.50%	7.16%	n/a
Compensation trend rate	4.21%	4.77%	n/a	4.21%	4.55%	n/a	4.57%	4.64%	n/a
Health care cost trend rate
-initial	n/a	n/a	8.00%	n/a	n/a	8.99%	n/a	n/a	8.55%
-ultimate	n/a	n/a	5.00%	n/a	n/a	5.00%	n/a	n/a	5.00%
-ultimate year	n/a	n/a	2016	n/a	n/a	2016	n/a	n/a	2014

“n/a” means not applicable.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Funded status—The changes in projected benefit obligation, plan assets and funded status and the amounts recognized on our consolidated balance sheets were as follows (in millions):

	Year ended December 31, 2010				Year ended December 31, 2009
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Change in projected benefit obligation
Projected benefit obligation, beginning of period	$932	$403	$54	$1,389	$900	$250	$64	$1,214
Plan amendments	—	—	—	—	—	—	5	5
Actuarial (gains) losses, net	89	(46)	2	45	(31)	86	(16)	39
Service cost	42	20	1	63	44	18	1	63
Interest cost	54	20	3	77	50	17	3	70
Foreign currency exchange rate	—	(13)	—	(13)	—	40	—	40
Benefits paid	(51)	(14)	(5)	(70)	(32)	(11)	(4)	(47)
Participant contributions	—	2	1	3	—	2	1	3
Special termination benefits	3	—	—	3	—	—	—	—
Settlements and curtailments	(1)	2	—	1	1	1	—	2
Projected benefit obligation, end of period	$1,068	$374	$56	$1,498	$932	$403	$54	$1,389

Change in plan assets
Fair value of plan assets, beginning of period	$594	$281	$—	$875	$455	$208	$—	$663
Actual return on plan assets	85	29	—	114	121	31	—	152
Foreign currency exchange rate changes	—	(11)	—	(11)	—	31	—	31
Employer contributions	69	45	4	118	50	20	3	73
Participant contributions	—	2	1	3	—	2	1	3
Benefits paid	(51)	(14)	(5)	(70)	(32)	(11)	(4)	(47)
Fair value of plan assets, end of period	$697	$332	$—	$1,029	$594	$281	$—	$875

Funded status, end of period	$(371)	$(42)	$(56)	$(469)	$(338)	$(122)	$(54)	$(514)

Balance sheet classification, end of period:
Pension asset, non-current	$—	$(8)	$—	$(8)	$—	$—	$—	$—
Accrued pension liability, current	3	2	4	9	5	2	3	10
Accrued pension liability, non-current	368	48	52	468	333	120	51	504
Accumulated other comprehensive income (loss) (a)	(308)	(61)	(2)	(371)	(264)	(117)	2	(379)

(a) Amounts are before income tax effect.

The aggregate projected benefit obligation and fair value of plan assets for plans with a projected benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2010				December 31, 2009
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Projected benefit obligation	$1,068	$290	$56	$1,414	$932	$403	$54	$1,389
Fair value of plan assets	697	248	—	945	594	281	—	875

The accumulated benefit obligation for all defined benefit pension plans was $1.3 billion and $1.1 billion at December 31, 2010 and 2009, respectively. The aggregate accumulated benefit obligation and fair value of plan assets for plans with an accumulated benefit obligation in excess of plan assets were as follows (in millions):

	December 31, 2010				December 31, 2009
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Accumulated benefit obligation	$921	$269	$56	$1,246	$789	$344	$54	$1,187
Fair value of plan assets	697	248	—	945	594	281	—	875

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Plan assets—We periodically review our investment policies, plan assets and asset allocation strategies to evaluate performance relative to specified objectives. In determining our asset allocation strategies for the U.S. Plans, we review the results of regression models to assess the most appropriate target allocation for each plan, given the plan’s status, demographics and duration. For the U.K. Plans, the plan trustees establish the asset allocation strategies consistent with the regulations of the U.K. pension regulators and in consultation with financial advisors and company representatives. Investment managers for the U.S. Plans and the U.K. Plan are given established ranges within which the investments may deviate from the target allocations. For the Norway Plans, we establish minimum returns under the terms of investment contracts with insurance companies.

As of December 31, 2010 and 2009, the weighted-average target and actual allocations of the investments for our funded Transocean Plans were as follows:

			Actual allocation at December 31,
	Target allocation		2010		2009
	U.S.	Non-U.S.	U.S.	Non-U.S.	U.S.	Non-U.S.
	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities	65%	52%	65%	53%	72%	57%
Fixed income securities	35%	15%	34%	10%	27%	11%
Other investments	—%	33%	1%	37%	1%	32%
Total	100%	100%	100%	100%	100%	100%

As of December 31, 2010, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2010
	Quoted prices in active markets			Significant
	for identical assets			other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities:
U.S.	$359	$—	$359	$—	$28	$28	$359	$28	$387
Non-U.S.	91	—	91	2	148	150	93	148	241
Total equity securities	450	—	450	2	176	178	452	176	628

Fixed income securities:
U.S. government	59	—	59	—	—	—	59	—	59
U.S. corporate	175	—	175	—	—	—	175	—	175
Non-U.S. government	—	—	—	—	34	34	—	34	34
Non-U.S.	7	—	7	—	—	—	7	—	7
Total fixed income securities	241	—	241	—	34	34	241	34	275

Other investments:
Cash	4	31	35	—	—	—	4	31	35
Property	—	—	—	—	7	7	—	7	7
Investment contracts	—	—	—	—	84	84	—	84	84
Total other investments	4	31	35	—	91	91	4	122	126

Total investments	$695	$31	$726	$2	$301	$303	$697	$332	$1,029

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

As of December 31, 2009, the investments for our funded Transocean Plans were categorized as follows (in millions):

	December 31, 2009
	Quoted prices in active markets for identical assets			Significant other observable inputs			Total
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Equity securities:
U.S.	$341	$—	$341	$—	$25	$25	$341	$25	$366
Non-U.S.	88	—	88	2	136	138	90	136	226
Total equity securities	429	—	429	2	161	163	431	161	592

Fixed income securities:
U.S. government	109	—	109	—	—	—	109	—	109
U.S. corporate	38	—	38	—	—	—	38	—	38
Non-U.S. government	—	—	—	—	30	30	—	30	30
Non-U.S.	12	—	12	—	—	—	12	—	12
Total fixed income securities	159	—	159	—	30	30	159	30	189

Other investments:
Cash	4	2	6	—	—	—	4	2	6
Property	—	—	—	—	11	11	—	11	11
Investment contracts	—	—	—	—	77	77	—	77	77
Total other investments	4	2	6	—	88	88	4	90	94

Total investments	$592	$2	$594	$2	$279	$281	$594	$281	$875

The U.S. Plans invest in passively managed funds that reference market indices.  The Non-U.S. Plans invest in actively managed funds that are measured for performance against relevant index benchmarks or that are subject to contractual terms under selected insurance programs. Each plan’s investment managers have discretion to select the securities held within each asset category. Given this discretion, the managers may occasionally invest in our debt or equity securities, and may hold either long or short positions in such securities.  As the plan investment managers are required to maintain well diversified portfolios, the actual investment in our securities would be immaterial relative to asset categories and the overall plan assets.

Net periodic benefit costs—Net periodic benefit costs, before tax, included the following components (in millions):

	Year ended December 31, 2010			Year ended December 31, 2009			Year ended December 31, 2008
	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean	U.S.	Non-U.S.	Transocean
	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans	Plans
Service cost	$42	$20	$62	$44	$18	$62	$30	$16	$46
Interest cost	54	20	74	50	17	67	47	17	64
Expected return on plan assets	(58)	(17)	(75)	(55)	(16)	(71)	(53)	(21)	(74)
Settlements and curtailments	5	3	8	4	2	6	(1)	—	(1)
Special termination benefits	3	—	3	—	—	—	3	—	3
Actuarial losses, net	13	4	17	18	2	20	4	—	4
Prior service cost (credit), net	(1)	—	(1)	(1)	1	—	—	1	1
Transition obligation, net	—	1	1	—	—	—	—	1	1
Net periodic benefit costs	$58	$31	$89	$60	$24	$84	$30	$14	$44

For the OPEB Plans, the combined components of net periodic benefit costs, including service cost, interest cost, amortization of prior service cost and recognized net actuarial losses were $2 million, $3 million and $3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table presents the amounts in accumulated other comprehensive income, before tax, that have not been recognized as components of net periodic benefit costs (in millions):

	December 31, 2010				December 31, 2009
	U.S.	Non-U.S.	OPEB		U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total	Plans	Plans	Plans	Total
Actuarial loss, net	$319	$52	$7	$378	$277	$117	$5	$399
Prior service cost (credit), net	(11)	8	(5)	(8)	(13)	(2)	(7)	(22)
Transition obligation, net	—	1	—	1	—	2	—	2
Total	$308	$61	$2	$371	$264	$117	$(2)	$379

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

The following table presents the amounts in accumulated other comprehensive income expected to be recognized as components of net periodic benefit costs during the year ending December 31, 2011 (in millions):

	Year ending December 31, 2011
	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Actuarial loss, net	$22	$2	$—	$24
Prior service cost (credit), net	(1)	1	(2)	(2)
Transition obligation, net	—	—	—	—
Total amount expected to be recognized	$21	$3	$(2)	$22

Funding contributions—During the years ended December 31, 2010, 2009 and 2008, we contributed $115 million, $73 million and $78 million, respectively, to the Transocean Plans and the OPEB Plans using our cash flows from operations. For the year ending December 31, 2011, we expect to contribute $93 million to the Transocean Plans, and we expect to fund benefit payments of approximately $4 million for the OPEB Plans as costs are incurred.

Benefit payments—The following were the projected benefits payments (in millions):

	U.S.	Non-U.S.	OPEB
	Plans	Plans	Plans	Total
Years ending December 31,
2011	$37	$7	$4	$48
2012	40	7	4	51
2013	42	8	4	54
2014	45	8	4	57
2015	47	9	4	60
2016-2020	285	57	22	364

Defined contribution plans

We sponsor three defined contribution plans, including (1) one qualified defined contribution savings plan covering certain employees working in the U.S. (the “U.S. Savings Plan”), (2) one defined contribution savings plan covering certain employees working outside the U.S. and U.K. (the “Non-U.S. Savings Plan”), and (3) one defined contribution pension plan that covers certain employees working outside the U.S. (the “Non-U.S. Pension Plan”).

For the U.S. Savings Plan and the Non-U.S. Savings Plan, we make a matching contribution of up to 6.0 percent of each covered employee’s base salary, based on the employee’s contribution to the plan.  For the Non-U.S. Pension Plan, we contribute between 4.5 percent and 6.5 percent of each covered employee’s base salary, based on the employee’s years of eligible service.  We recorded approximately $69 million, $67 million and $51 million of expense related to our defined contribution plans for the years ended December 31, 2010, 2009 and 2008, respectively.

Severance plan

Following our merger with GlobalSantaFe in 2007, we established a plan to consolidate operations and administrative functions and identified 377 employees that were involuntarily terminated pursuant to this plan. We recognized $5 million, $17 million and $5 million of severance expense, recorded in operating and maintenance expense and in general and administrative expense, for the years ended December 31, 2010, 2009 and 2008, respectively. No additional expense will be recognized under the severance plan, which expired in January 2010.  The liability associated with the severance plan, recorded in other current liabilities, was $1 million and $17 million at December 31, 2010 and 2009, respectively.  Since the severance plan’s inception in 2007, we have paid an aggregate amount of $74 million in termination benefits under the plan, including $21 million, $18 million and $33 million paid during the years ended December 31, 2010, 2009 and 2008, respectively.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 14—Commitments and Contingencies

Lease obligations

We have operating lease commitments expiring at various dates, principally for real estate, office space and office equipment. In August 2009, we accepted delivery of Petrobras 10000, an asset held under a capital lease through August 2029.  Additionally, in March 2010, we acquired GSF Explorer, an asset formerly held under a capital lease, in exchange for a cash payment terminating the capital lease obligation in the amount of $15 million (see Note 11—Debt). Rental expenses for all leases, including leases with terms of less than one year, was approximately $98 million, $99 million and $89 million for the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, future minimum rental payments related to noncancellable operating leases and the capital leases were as follows (in millions):

	Capital	Operating
	leases	leases
Years ending December 31,
2011	$66	$36
2012	72	31
2013	72	23
2014	73	16
2015	73	12
Thereafter	990	32
Total future minimum rental payment	$1,346	$150
Less amount representing imputed interest	(652)
Present value of future minimum rental payments under capital leases	694
Less current portion included in debt due within one year	(16)
Long-term capital lease obligation	$678

The following were the aggregate carrying amount of our assets held under capital lease, as of December 31, 2010 and 2009, respectively (in millions):

	December 31,
	2010	2009
Property and equipment, cost	$740	$982
Accumulated depreciation	(20)	(27)
Property and equipment, net	$720	$955

Depreciation expense associated with our assets held under capital lease was $23 million, $14 million and $12 million for the years ended December 31, 2010, 2009 and 2008, respectively.  The amount for the year ended December 31, 2010 includes only three months of depreciation expense for GSF Explorer through the date of our acquisition of the rig in March 2010.

Purchase obligations

At December 31, 2010, our purchase obligations, primarily related to our newbuilds, were as follows (in millions):

Purchase
obligations
Years ending December 31,
2011	$381
2012	149
2013	—
2014	—
2015	—
Thereafter	—
Total	$530

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Macondo well incident

Overview—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon sank after a blowout of the Macondo well caused a fire and explosion on the rig. Eleven persons were declared dead and others were injured as a result of the incident. At the time of the explosion, Deepwater Horizon was located approximately 41 miles off the coast of Louisiana in Mississippi Canyon Block 252 and was contracted to BP America Production Co.

As we continue to investigate the cause or causes of the incident, we are evaluating its consequences. Although we cannot predict the final outcome or estimate the reasonably possible range of loss with certainty, we have recognized a liability for estimated loss contingencies that we believe are probable and for which a reasonable estimate can be made. We have also recognized a receivable for the portion of this liability that we believe is recoverable from insurance. As of December 31, 2010, the amount of the estimated liability was $135 million, recorded in other current liabilities, and the corresponding estimated recoverable amount was $94 million, recorded in accounts receivable, net, on our consolidated balance sheet.  New information or future developments could require us to adjust our disclosures and our estimated liabilities and insurance recoveries. See “—Contractual indemnity.”

Litigation—As of December 31, 2010, 304 actions or claims were pending against Transocean entities, along with other unaffiliated defendants, in state and federal courts. Additionally, government agencies have initiated investigations into the Macondo well incident.  We have categorized below the nature of the legal actions or claims. We are evaluating all claims and intend to vigorously defend any claims and pursue any and all defenses available. In addition, we believe we are entitled to contractual defense and indemnity for all wrongful death and personal injury claims made by non-employees and third-party subcontractors’ employees as well as all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water.  See “— Contractual indemnity.”

Wrongful death and personal injury—As of December 31, 2010, we and one or more of our subsidiaries have been named, along with other unaffiliated defendants, in 30 complaints that were pending in state and federal courts in Louisiana and Texas involving multiple plaintiffs that allege wrongful death and other personal injuries arising out of the Macondo well incident. Per the order of the Multi-District Litigation Panel (the “MDL”), these claims have been centralized for discovery purposes in the U.S. District Court, Eastern District of Louisiana. The complaints generally allege negligence and seek awards of unspecified economic damages and punitive damages. BP plc (together with its affiliates, “BP”), MI-SWACO, Weatherford Ltd. and Cameron International Corporation and certain of its affiliates have, based on contractual arrangements, also made indemnity demands upon us with respect to personal injury and wrongful death claims asserted by our employees or representatives of our employees against these entities. See “—Contractual indemnity.”

Economic loss—As of December 31, 2010, we and one or more of our subsidiaries were named, along with other unaffiliated defendants, in 70 individual complaints as well as 185 putative class-action complaints that were pending in the federal and state courts in Louisiana, Texas, Mississippi, Alabama, Georgia, Kentucky, South Carolina, Tennessee, Florida and possibly other courts.  The complaints generally allege, among other things, potential economic losses as a result of environmental pollution arising out of the Macondo well incident and are based primarily on the Oil Pollution Act of 1990 (“OPA”) and state OPA analogues. See “—Environmental matters.” One complaint also alleges a violation of the Racketeer Influenced and Corrupt Organizations Act, but we were not named in this particular master complaint. The plaintiffs are generally seeking awards of unspecified economic, compensatory and punitive damages, as well as injunctive relief. See “—Contractual indemnity.” Per the order of the MDL, the economic loss claims filed in federal courts have been or will be centralized for discovery purposes in the U.S. District Court, Eastern District of Louisiana. Absent agreement of the parties, however, the cases will be tried in the courts from which they were transferred.

Federal securities claims—Three federal securities law class actions are currently pending in the U.S. District Court, Southern District of New York, naming us and certain of our officers and directors as defendants. Two of these actions generally allege violations of Section 10(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated under the Exchange Act and Section 20(a) of the Exchange Act in connection with the Macondo well incident. The plaintiffs are generally seeking awards of unspecified economic damages, including damages resulting from the decline in our stock price after the Macondo well incident. The third action was filed by a former GlobalSantaFe shareholder, alleging that the proxy statement related to our shareholder meeting in connection with our merger with GlobalSantaFe violated Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act. The plaintiff claims that GlobalSantaFe shareholders received inadequate consideration for their shares as a result of the alleged violations and seeks rescission and compensatory damages.

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed by our shareholders naming us as a nominal defendant and certain of our officers and directors as defendants in the District Courts of the State of Texas.  The first case generally alleges breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident and the other generally alleges breach of fiduciary duty, unjust enrichment and waste of corporate assets in connection with the Macondo well incident. The plaintiffs are generally seeking, on behalf of Transocean, restitution and disgorgement of all profits, benefits and other compensation from the defendants.

Environmental matters—Environmental claims under two different schemes, statutory and common law, and in two different regimes, federal and state, have been asserted against us. See “—Litigation—Economic loss.” Liability under many statutes is imposed without fault, but such statutes often allow the amount of damages to be limited. In contrast, common law liability requires proof of fault and causation, but generally has no readily defined limitation on damages, other than the type of damages that may be redressed. We

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

have described below certain significant applicable environmental statutes and matters relating to the Macondo well incident. As described below, we believe that we have limited statutory environmental liability and we are entitled to contractual defense and indemnity for all liabilities for pollution or contamination, other than for pollution or contamination originating on or above the surface of the water. See “— Contractual indemnity.”

Oil Pollution Act—OPA imposes strict liability on responsible parties of vessels or facilities from which oil is discharged into or upon navigable waters or adjoining shore lines. OPA defines the responsible parties with respect to the source of discharge. We believe that the owner or operator of a mobile offshore drilling unit (“MODU”), such as Deepwater Horizon, is only a responsible party with respect to discharges from the vessel that occur on or above the surface of the water. As the responsible party for Deepwater Horizon, we believe we are responsible only for the discharges of oil emanating from the rig. Therefore, we believe we are not responsible for the discharged hydrocarbons from the Macondo well.

Responsible parties for discharges are liable for: (1) removal and cleanup costs, (2) damages that result from the discharge, including natural resources damages, generally up to a statutorily defined limit, (3) reimbursement for government efforts and (4) certain other specified damages. For responsible parties of MODUs, the limitation on liability is determined based on the gross tonnage of the vessel. The statutory limits are not applicable, however, if the discharge is the result of gross negligence, willful misconduct, or violation of federal construction or permitting regulations by the responsible party or a party in a contractual relationship with the responsible party.

Additionally, the National Pollution Funds Center (“NPFC”), a division of the U.S. Coast Guard, is charged with administering the Oil Spill Liability Trust Fund (“OSLTF”). The NPFC collects fines and civil penalties under OPA from responsible parties, as defined in the statute. The payments are directed to the OSLTF. To date, the NPFC has issued nine invoices to BP, Anadarko Petroleum Corporation (together with its affiliates, “Anadarko”) and MOEX Offshore LLC (together with its affiliates, “MOEX”), as the operator and leasehold owners of the well and, thus, the statutorily defined responsible parties for discharges from the well and wellhead. To date, BP has paid all nine of these invoices.  Invoices have also been sent to us, and we have acknowledged responsible party status only with respect to discharges from the vessel on or above the surface of the water, if any.

In addition, on December 15, 2010, the Department of Justice (the “DOJ”) filed a civil lawsuit against us and other unaffiliated defendants. The complaint alleges violations under OPA and the Clean Water Act, and the DOJ reserved its rights to amend the complaint to add new claims and defendants. The complaint asserts that all defendants named are jointly and severally liable for all removal costs and damages resulting from the Macondo well incident.  In addition to the civil complaint, the DOJ served us with Civil Investigative Demands (“CIDs”) on December 8, 2010. These demands are part of an on-going investigation by the DOJ to determine if we made false claims in connection with the operator’s acquisition of the leasehold interest in the Mississippi Canyon Block 252, Gulf of Mexico and drilling operations on Deepwater Horizon.

We have also received claims directly from individuals, pursuant to OPA, requesting compensation for loss of income as a result of the Macondo well incident. BP has accepted responsible party status with the U.S. Coast Guard for the release of hydrocarbons from the Macondo well and has stated its intent to pay all legitimate claims, and we have not paid any of these claims.

Other federal statutes—Several of the claimants have made assertions under other statutes, including the Clean Water Act, the Endangered Species Act, the Migratory Bird Treaty Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act and the Emergency Planning and Community Right-to-Know Act.

State environmental laws—As of December 31, 2010, claims had been asserted by private claimants under state environmental statutes in Florida, Louisiana, Mississippi and Texas. As described below, claims asserted by various state and local governments are pending in Alabama, Florida, Louisiana and Texas.

In June 2010, the Louisiana Department of Environmental Quality (the “LDEQ”) issued a consolidated compliance order and notice of potential penalty to us and certain of our subsidiaries asking us to eliminate and remediate discharges of oil and other pollutants into waters and property located in the State of Louisiana, and to submit a plan and report in response to the order. We requested that the LDEQ rescind the enforcement actions against us and our subsidiaries because the remediation actions that are the subject of such orders are actions that do not involve us or our subsidiaries, as we are not involved in the remediation or clean-up activities. Alternatively, if the LDEQ would not rescind the enforcement actions altogether, we requested the LDEQ to dismiss the enforcement actions against us and certain of our subsidiaries as these entities are not proper parties to the enforcement actions and were improperly served.  In October 2010, the LDEQ rescinded its enforcement actions against us and our subsidiaries but reserved its rights to seek civil penalties for future violations of the Louisiana Environmental Quality Act.

In September 2010, the State of Louisiana filed a declaratory judgment seeking to designate us as a responsible party under OPA and the Louisiana Oil Spill Prevention and Response Act (“LOSPRA”) for the discharges emanating from the Macondo well. Specifically the declaratory judgment claims (1) that we are a responsible party under OPA for all hydrocarbons discharged from the Macondo well, including underwater discharges of oil from the well head; (2) that we, as a responsible party, are jointly, severally, and strictly liable for the spill from the Macondo well in accordance with OPA; (3) that we are a responsible party under the Louisiana Oil Spill Prevention and Response Act for all hydrocarbons discharged from the Macondo well, including underwater discharges of oil from the well head; (4) that we, as a responsible party, are jointly, severally, and strictly liable for the spill from the Macondo well in accordance with the LOSPRA; and (5) seeks an award Plaintiff’s costs incurred in pursuing this action as allowed by law.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – Continued

Additionally, suits have been filed by the State of Alabama and the cities of Greenville, Evergreen, Georgiana and McKenzie, Alabama in the U.S. District Court, Middle District of Alabama; the Mexican States of Veracruz, Quintana Roo and Tamaulipas in the U.S. District Court, Western District of Texas; and the City of Panama City Beach, Florida in the U.S. District Court, Northern District of Florida. Generally, these governmental entities allege economic losses under OPA and other statutory environmental state claims and also assert various common law state claims.  The claims of the State of Alabama, the cities in Alabama, and the Mexican States have been centralized in the MDL and will proceed in accordance with the MDL scheduling order, and the City of Panama City Beach’s claim was voluntarily dismissed.

By letter dated May 5, 2010, the Attorneys General of the five Gulf Coast states of Alabama, Florida, Louisiana, Mississippi and Texas informed us that they intend to seek recovery of pollution clean-up costs and related damages arising from the Macondo well incident.  In addition, by letter dated June 21, 2010, the Attorneys General of the 11 Atlantic Coast states of Connecticut, Delaware, Georgia, Maine, Maryland, Massachusetts, New Hampshire, New York, North Carolina, Rhode Island and South Carolina informed us that their states have not sustained any damage from the Macondo well incident but they would like assurances that we will be responsible financially if damages are sustained. We responded to each letter from the Attorneys General and indicated that we intend to fulfill our obligations as a responsible party for any discharge of oil from Deepwater Horizon on or above the surface of the water, and we assume that the operator will similarly fulfill its obligations under OPA for discharges from the undersea well. Other than the lawsuit filed by the State of Alabama discussed above, no further requests have been made or actions taken with regard to the initial communication.

Wreck removal—By letter dated December 6, 2010, the Coast Guard requested us to formulate and submit a comprehensive oil removal plan to remove any diesel fuel contained in the sponsons and fuel tanks that can be recovered from Deepwater Horizon.  We have conducted a survey of the rig wreckage and are reviewing the results. We have insurance coverage for wreck removal for up to 25 percent of Deepwater Horizon’s insured value, or $140 million, with any excess wreck removal liability generally covered to the extent of our remaining excess liability limits.

Contractual indemnity—Under our drilling contract for Deepwater Horizon, the operator has agreed, among other things, to assume full responsibility for and defend, release and indemnify us from any loss, expense, claim, fine, penalty or liability for pollution or contamination, including control and removal thereof, arising out of or connected with operations under the contract other than for pollution or contamination originating on or above the surface of the water from hydrocarbons or other specified substances within the control and possession of the contractor, as to which we agreed to assume responsibility and protect, release and indemnify the operator. Although we do not believe it is applicable to the Macondo well incident, we also agreed to indemnify and defend the operator up to a limit of $15 million for claims for loss or damage to third parties arising from pollution caused by the rig while it is off the drilling location, while the rig is underway or during drive off or drift off of the rig from the drilling location. The operator has also agreed, among other things, (1) to defend, release and indemnify us against loss or damage to the reservoir, and loss of property rights to oil, gas and minerals below the surface of the earth and (2) to defend, release and indemnify us and bear the cost of bringing the well under control in the event of a blowout or other loss of control. We agreed to defend, release and indemnify the operator for personal injury and death of our employees, invitees and the employees of our subcontractors while the operator agreed to defend, release and indemnify us for personal injury and death of its employees, invitees and the employees of its other subcontractors, other than us. We have also agreed to defend, release and indemnify the operator for damages to the rig and equipment, including salvage or removal costs.

Although we believe we are entitled to contractual defense and indemnity, given the potential amounts involved in connection with the Macondo well incident, the operator may seek to avoid its indemnification obligations. In particular, the operator, in response to our request for indemnification, has generally reserved all of its rights and stated that it could not at this time conclude that it is obligated to indemnify us. In doing so, the operator has asserted that the facts are not sufficiently developed to determine who is responsible and has cited a variety of possible legal theories based upon the contract and facts still to be developed. We believe this reservation of rights is without justification and that the operator is required to honor its indemnification obligations contained in our contract and described above.

Other legal proceedings

Asbestos litigation—In 2004, several of our subsidiaries were named, along with numerous other unaffiliated defendants, in 21 complaints filed on behalf of 769 plaintiffs in the Circuit Courts of the State of Mississippi and which claimed injuries arising out of exposure to asbestos allegedly contained in drilling mud during these plaintiffs’ employment in drilling activities between 1965 and 1986. A Special Master, appointed to administer these cases pre-trial, subsequently required that each individual plaintiff file a separate lawsuit, and the original 21 multi-plaintiff complaints were then dismissed by the Circuit Courts. The amended complaints resulted in one of our subsidiaries being named as a direct defendant in seven cases. We have or may have an indirect interest in an additional 12 cases. The complaints generally allege that the defendants used or manufactured asbestos-containing products in connection with drilling operations and have included allegations of negligence, products liability, strict liability and claims allowed under the Jones Act and general maritime law. The plaintiffs generally seek awards of unspecified compensatory and punitive damages. In each of these cases, the complaints have named other unaffiliated defendant companies, including companies that allegedly manufactured the drilling-related products that contained asbestos. The preliminary information available on these claims is not sufficient to determine if there is an identifiable period for alleged exposure to asbestos, whether any asbestos exposure in fact occurred, the vessels potentially involved in the claims, or the basis on which the plaintiffs would support claims that their injuries were related to exposure to asbestos. However, the initial evidence available would suggest that we would have significant defenses to liability and damages. In 2009, two cases that were part of the original 2004 multi-plaintiff suits went to trial in Mississippi against unaffiliated defendant companies which allegedly manufactured drilling-related products containing asbestos. We were not a defendant in either of these cases. One of the cases resulted in a substantial jury verdict in

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

favor of the plaintiff, and this verdict was subsequently vacated by the trial judge on the basis that the plaintiff failed to meet its burden of proof. While the court’s decision is consistent with our general evaluation of the strength of these cases, it has not been reviewed on appeal.  The second case resulted in a verdict completely in favor of the defendants.  There were two additional trials in 2010, one resulting in a substantial verdict for the plaintiff and one resulting in a complete verdict for the defendants. We were not a defendant in either case and both of the matters are currently on appeal. We intend to defend these lawsuits vigorously, although there can be no assurance as to the ultimate outcome.  We historically have maintained broad liability insurance, although we are not certain whether insurance will cover the liabilities, if any, arising out of these claims. Based on our evaluation of the exposure to date, we do not expect the liability, if any, resulting from these claims to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

One of our subsidiaries was involved in lawsuits arising out of the subsidiary’s involvement in the design, construction and refurbishment of major industrial complexes. The operating assets of the subsidiary were sold and its operations discontinued in 1989, and the subsidiary has no remaining assets other than the insurance policies involved in its litigation, with its insurers and, either directly or indirectly as the beneficiary of a qualified settlement fund, funding from settlements with insurers, assigned rights from insurers and “coverage-in-place” settlement agreements with insurers, and funds received from the communication of certain insurance policies. The subsidiary has been named as a defendant, along with numerous other companies, in lawsuits alleging bodily injury or personal injury as a result of exposure to asbestos. As of December 31, 2010, the subsidiary was a defendant in approximately 1,037 lawsuits. Some of these lawsuits include multiple plaintiffs and we estimate that there are approximately 2,440 plaintiffs in these lawsuits.  For many of these lawsuits, we have not been provided with sufficient information from the plaintiffs to determine whether all or some of the plaintiffs have claims against the subsidiary, the basis of any such claims, or the nature of their alleged injuries. The first of the asbestos-related lawsuits was filed against this subsidiary in 1990. Through December 31, 2010, the amounts expended to resolve claims, including both defense fees and expenses and settlement costs, have not been material, all known deductibles have been satisfied or are inapplicable, and the subsidiary’s defense fees and expenses and costs of settlement have been met by insurance made available to the subsidiary.  The subsidiary continues to be named as a defendant in additional lawsuits, and we cannot predict the number of additional cases in which it may be named a defendant nor can we predict the potential costs to resolve such additional cases or to resolve the pending cases. However, the subsidiary has in excess of $1 billion in insurance limits potentially available to the subsidiary. Although not all of the policies may be fully available due to the insolvency of certain insurers, we believe that the subsidiary will have sufficient funding from settlements and claims payments from insurers, assigned rights from insurers and “coverage-in-place” settlement agreements with insurers to respond to these claims. While we cannot predict or provide assurance as to the final outcome of these matters, we do not believe that the current value of the claims where we have been identified will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Rio de Janeiro tax assessment—In the third quarter of 2006, we received tax assessments of approximately $188 million from the state tax authorities of Rio de Janeiro in Brazil against one of our Brazilian subsidiaries for taxes on equipment imported into the state in connection with our operations. The assessments resulted from a preliminary finding by these authorities that our subsidiary’s record keeping practices were deficient. We currently believe that the substantial majority of these assessments are without merit. We filed an initial response with the Rio de Janeiro tax authorities on September 9, 2006 refuting these additional tax assessments.  In September 2007, we received confirmation from the state tax authorities that they believe the additional tax assessments are valid, and as a result, we filed an appeal on September 27, 2007 to the state Taxpayer’s Council contesting these assessments.  While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Brazilian import license assessment—In the fourth quarter of 2010, one of our Brazilian subsidiaries received an assessment from the Brazilian federal tax authorities in Rio de Janeiro of approximately $235 million based upon the alleged failure to timely apply for import licenses for certain equipment and for allegedly providing improper information on import license applications. We responded to the assessment on December 22, 2010, and we currently believe that a substantial majority of the assessment is without merit. While we cannot predict or provide assurance as to the final outcome of these proceedings, we do not expect it to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Patent litigation—In 2007, several of our subsidiaries were sued by Heerema Engineering Services (“Heerema”) in the United States District Court for the Southern District of Texas for patent infringement, claiming that we infringe their U.S. patent entitled Method and Device for Drilling Oil and Gas.  Heerema claims that our Enterprise class, advanced Enterprise class, Express class and Development Driller class of drilling rigs operating in the U.S. Gulf of Mexico infringe on this patent. Heerema seeks unspecified damages and injunctive relief. The court has held a hearing on construction of Heerema’s patent but has not yet issued a decision. We deny liability for patent infringement, believe that Heerema’s patent is invalid and intend to vigorously defend against the claim. We do not expect the liability, if any, resulting from this claim to have a material adverse effect on our consolidated statement of financial position, results of operations or cash flows.

Other matters—We are involved in various tax matters and various regulatory matters. We are also involved in lawsuits relating to damage claims arising out of hurricanes Katrina and Rita, all of which are insured and which are not material to us. In addition, as of December 31, 2010, we were involved in a number of other lawsuits, including a dispute for municipal tax payments in Brazil and a dispute involving customs procedures in India, neither of which is material to us, and all of which have arisen in the ordinary course of our business. We do not expect the liability, if any, resulting from these other matters to have a material adverse effect on our consolidated

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

statement of financial position, results of operations or cash flows. We cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any such other pending or threatened litigation. There can be no assurance that our beliefs or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct and the eventual outcome of these matters could materially differ from management’s current estimates.

Other environmental matters

Hazardous waste disposal sites—We have certain potential liabilities under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) and similar state acts regulating cleanup of various hazardous waste disposal sites, including those described below. CERCLA is intended to expedite the remediation of hazardous substances without regard to fault. Potentially responsible parties (“PRPs”) for each site include present and former owners and operators of, transporters to and generators of the substances at the site. Liability is strict and can be joint and several.

We have been named as a PRP in connection with a site located in Santa Fe Springs, California, known as the Waste Disposal, Inc. site. We and other PRPs have agreed with the U.S. Environmental Protection Agency (“EPA”) and the DOJ to settle our potential liabilities for this site by agreeing to perform the remaining remediation required by the EPA. The form of the agreement is a consent decree, which has been entered by the court. The parties to the settlement have entered into a participation agreement, which makes us liable for approximately eight percent of the remediation and related costs. The remediation is complete, and we believe our share of the future operation and maintenance costs of the site is not material. There are additional potential liabilities related to the site, but these cannot be quantified, and we have no reason at this time to believe that they will be material.

One of our subsidiaries has been ordered by the California Regional Water Quality Control Board (“CRWQCB”) to develop a testing plan for a site known as Campus 1000 Fremont in Alhambra, California. This site was formerly owned and operated by certain of our subsidiaries. It is presently owned by an unrelated party, which has received an order to test the property. We have also been advised that one or more of our subsidiaries is likely to be named by the EPA as a PRP for the San Gabriel Valley, Area 3, Superfund site, which includes this property. Testing has been completed at the property but no contaminants of concern were detected. In discussions with CRWQCB staff, we were advised of their intent to issue us a “no further action” letter but it has not yet been received. Based on the test results, we would contest any potential liability. We have no knowledge at this time of the potential cost of any remediation, who else will be named as PRPs, and whether in fact any of our subsidiaries is a responsible party.  The subsidiaries in question do not own any operating assets and have limited ability to respond to any liabilities.

Resolutions of other claims by the EPA, the involved state agency or PRPs are at various stages of investigation.  These investigations involve determinations of:

•                  the actual responsibility attributed to us and the other PRPs at the site;

•                  appropriate investigatory or remedial actions; and

•                  allocation of the costs of such activities among the PRPs and other site users.

Our ultimate financial responsibility in connection with those sites may depend on many factors, including:

•                  the volume and nature of material, if any, contributed to the site for which we are responsible;

•                  the numbers of other PRPs and their financial viability; and

•                  the remediation methods and technology to be used.

It is difficult to quantify with certainty the potential cost of these environmental matters, particularly in respect of remediation obligations.  Nevertheless, based upon the information currently available, we believe that our ultimate liability arising from all environmental matters, including the liability for all other related pending legal proceedings, asserted legal claims and known potential legal claims which are likely to be asserted, is adequately accrued and should not have a material effect on our financial position, or ongoing results of operations. Estimated costs of future expenditures for environmental remediation obligations are not discounted to their present value.

Contamination litigation

On July 11, 2005, one of our subsidiaries was served with a lawsuit filed on behalf of three landowners in Louisiana in the 12th Judicial District Court for the Parish of Avoyelles, State of Louisiana.  The lawsuit named 19 other defendants, all of which were alleged to have contaminated the plaintiffs’ property with naturally occurring radioactive material, produced water, drilling fluids, chlorides, hydrocarbons, heavy metals and other contaminants as a result of oil and gas exploration activities.  Experts retained by the plaintiffs issued a report suggesting significant contamination in the area operated by the subsidiary and another codefendant, and claimed that over $300 million would be required to properly remediate the contamination. The experts retained by the defendants conducted their own investigation and concluded that the remediation costs would amount to no more than $2.5 million.

The plaintiffs and the codefendant threatened to add GlobalSantaFe as a defendant in the lawsuit under the “single business enterprise” doctrine contained in Louisiana law. The single business enterprise doctrine is similar to corporate veil piercing doctrines. On August 16, 2006, our subsidiary and its immediate parent company, each of which is an entity that no longer conducts operations or holds assets, filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Later that day, the plaintiffs dismissed our subsidiary from the lawsuit. Subsequently, the codefendant filed various motions in the lawsuit and in the Delaware bankruptcies attempting to assert alter ego and single business enterprise claims against GlobalSantaFe and two other subsidiaries in the lawsuit.  The efforts to assert alter ego and single business enterprise theory claims against

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

GlobalSantaFe were rejected by the Court in Avoyelles Parish, and the lawsuit against the other defendant went to trial on February 19, 2007. This lawsuit was resolved at trial with a settlement by the codefendant that included a $20 million payment and certain cleanup activities to be conducted by the codefendant.  The codefendant further claimed to receive a right to continue to pursue the original plaintiff’s claims.

The codefendant sought to dismiss the bankruptcies.  In addition, the codefendant filed proofs of claim against both our subsidiary and its parent with regard to its claims arising out of the settlement of the lawsuit. On February 15, 2008, the Bankruptcy Court denied the codefendant’s request to dismiss the bankruptcy case but modified the automatic stay to allow the codefendant to proceed on its claims against the debtors, our subsidiary and its parent, and their insurance companies.  The codefendant subsequently filed suit against the debtors and certain of its insurers in the Court of Avoyelles Parish to determine their liability for the settlement. The denial of the motion to dismiss the bankruptcies was appealed.  On appeal the bankruptcy cases were ordered to be dismissed, and the bankruptcies were dismissed on June 14, 2010.

On March 10, 2010, GlobalSantaFe and the two subsidiaries filed a declaratory judgment action in State District Court in Houston, Texas against the codefendant and the debtors seeking a declaration that GlobalSantaFe and the two subsidiaries had no liability under legal theories advanced by the codefendant. This action is currently stayed.

On March 11, 2010, the codefendant filed a motion for leave to amend the pending litigation in Avoyelles Parish to add GlobalSantaFe, Transocean Worldwide Inc., its successor and our wholly owned subsidiary, and one of the subsidiaries as well as various additional insurers.  Leave to amend was granted and the amended petition was filed.  An extension to respond for all purposes was agreed until April 28, 2010 for the debtors, GlobalSantaFe, Transocean Worldwide Inc. and the subsidiary.  On April 28, 2010, GlobalSantaFe and its two subsidiaries filed various exceptions seeking dismissal of the Avoyelles Parish lawsuit, which have been denied. Subsequent to denial supervisory writs were filed with the Third Circuit Court of Appeals for the State of Louisiana.

On December 15, 2010, as permitted under the existing Case Management Order, GlobalSantaFe and various subsidiaries served third-party demands joining various insurers in the Avoyelles Parish lawsuit seeking insurance coverage for the claims brought against GlobalSantaFe and various subsidiaries.

We believe that these legal theories should not be applied against GlobalSantaFe or Transocean Worldwide Inc. Our subsidiary, its parent and GlobalSantaFe intend to continue to vigorously defend against any action taken in an attempt to impose liability against them under the theories discussed above or otherwise and believe they have good and valid defenses thereto. We do not believe that these claims will have a material impact on our consolidated statement of financial position, results of operations or cash flows.

Retained risk

Our hull and machinery and excess liability insurance program consists of commercial market and captive insurance policies primarily with 12-month and 11-month policy periods beginning on May 1, 2010 and June 1, 2010, respectively.

Under the hull and machinery program, we generally maintain a $125 million per occurrence deductible, limited to a maximum of $250 million per policy period. Subject to the same shared deductible, we also have coverage for costs incurred to mitigate damage to a rig up to an amount equal to 25 percent of a rig’s insured value. Also subject to the same shared deductible, we have coverage for wreck removal for an amount up to 25 percent of a rig’s insured value, with any excess generally covered to the extent of our excess liability coverage described below. However, the shared deductible is $0 in the event of a total loss or a constructive total loss of a drilling unit.

We carry $950 million of commercial market excess liability coverage, exclusive of deductibles and self-insured retention, noted below, which generally covers offshore risks such as personal injury, third-party property claims, and third-party non-crew claims, including wreck removal and pollution. Our excess liability coverage has separate (1) $10 million per occurrence deductibles on crew personal injury liability and on collision liability claims and (2) a separate $5 million per occurrence deductible on other third-party non-crew claims. These types of excess liability coverages are subject to an additional aggregate self-insured retention of $50 million that is applied to any occurrence in excess of the per occurrence deductible until the $50 million is exhausted. We generally retain the risk for any liability losses in excess of $1.0 billion.

We also carry $100 million of additional insurance that generally covers expenses that would otherwise be assumed by the well owner, such as costs to control the well, redrill expenses and pollution from the well. This additional insurance provides coverage for such expenses in circumstances in which we have legal or contractual liability arising from our gross negligence or willful misconduct. As of December 31, 2010, the insured value of our drilling rig fleet was approximately $38.5 billion in the aggregate, excluding rigs under construction.

We have elected to self-insure operators extra expense coverage for ADTI and CMI. This coverage provides protection against expenses related to well control, pollution and redrill liability associated with blowouts. ADTI’s customers assume, and indemnify ADTI for, liability associated with blowouts in excess of a contractually agreed amount, generally $50 million.

We generally do not have commercial market insurance coverage for physical damage losses, including liability for wreck removal expenses, to our fleet caused by named windstorms in the U.S. Gulf of Mexico and war perils worldwide. Except with respect to Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2, we generally do not carry insurance for loss of revenue unless contractually required.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Letters of credit and surety bonds

We had letters of credit outstanding totaling $595 million and $567 million at December 31, 2010 and December 31, 2009, respectively. These letters of credit guarantee various import duties, contract bidding and performance activities under various committed and uncommitted credit lines provided by several banks.

In April 2010, TPDI obtained a letter of credit in the amount of $60 million to satisfy its liquidity requirements under the TPDI Credit Facilities, which is included in the total as of December 31, 2010.  The letter of credit was issued under an uncommitted credit facility that has been established by one of our subsidiaries. See Note 11—Debt.

As is customary in the contract drilling business, we also have various surety bonds in place that secure customs obligations relating to the importation of our rigs and certain performance and other obligations. Surety bonds outstanding totaled $27 million and $31 million at December 31, 2010 and December 31, 2009, respectively.

Note 15—Redeemable Noncontrolling Interest

In October 2010, Pacific Drilling’s interest in TPDI became redeemable, and we reclassified to temporary equity the carrying amount associated with its interest (see Note 4—Variable Interest Entities).  Changes in redeemable noncontrolling interest were as follows:

	Years ended December 31,
	2010	2009	2008
Redeemable noncontrolling interest
Balance, beginning of period	$—	$—	$—
Reclassification from noncontrolling interest	26	—	—
Net income attributable to noncontrolling interest (a)	13	—	—
Other comprehensive income attributable to noncontrolling interest (a)	(14)	—	—
Balance, end of period	$25	$—	$—

(a)          Amounts represent activity following reclassification to temporary equity in October 2010.

Note 16—Shareholders’ Equity

Shares held by subsidiary—In connection with the Redomestication Transaction in December 2008, we issued 16 million of our shares to one of our subsidiaries for future use to satisfy our obligations to deliver shares in connection with awards granted under our incentive plans or other rights to acquire our shares.  At December 31, 2010 and December 31, 2009, our subsidiary held 13,291,353 shares and 14,011,416 shares, respectively.

Share repurchase program—In May 2009, at our annual general meeting, our shareholders approved and authorized our board of directors, at its discretion, to repurchase an amount of our shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately $3.8 billion, using an exchange rate of USD 1.00 to CHF 0.93 as of the close of trading on December 31, 2010.  On February 12, 2010, our board of directors authorized our management to implement the share repurchase program.

During the year ended December 31, 2010, following the authorization by our board of directors, we repurchased 2,863,267 of our shares under our share repurchase program for an aggregate purchase price of CHF 257 million, equivalent to $240 million.  At December 31, 2010, we held 2,863,267 treasury shares purchased under our share repurchase program, recorded at cost.

Distribution—In May 2010, at our annual general meeting, our shareholders approved a cash distribution in the form of a par value reduction in the aggregate amount of CHF 3.44 per issued share, equal to approximately $3.70, using an exchange rate of USD 1.00 to CHF 0.93 as of the close of trading on December 31, 2010.  According to the May 2010 shareholder resolution and pursuant to applicable Swiss law, we were required to submit an application to the Commercial Register of the Canton of Zug in relation to each quarterly installment to register the relevant partial par value reduction, together with, among other things, a compliance deed issued by an independent notary public. On August 13, 2010, the Commercial Register of the Canton of Zug rejected our application to register the first of the four partial par value reductions. We appealed the Commercial Register’s decision, and on December 9, 2010, the Administrative Court of the Canton of Zug rejected our appeal. The Administrative Court held that the statutory requirements for the registration of the par value reduction in the commercial register could not be met given the existence of lawsuits filed in the United States related to the Macondo well incident that were served in Switzerland and the reference to such lawsuits in the compliance deed. The Administrative Court’s opinion also held that under these circumstances it was not possible to submit an amended compliance deed. Based on these considerations, we do not believe that a financial obligation existed for the distribution. See Note 25—Subsequent Events.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 17—Share-Based Compensation Plans

Overview—We have (i) a long-term incentive plan (the “Long-Term Incentive Plan”) for executives, key employees and outside directors under which awards can be granted in the form of stock options, restricted shares, deferred units, SARs and cash performance awards and (ii) other incentive plans under which awards are currently outstanding. Awards that may be granted under the Long-Term Incentive Plan include traditional time-vesting awards (“time-based awards”) and awards that are earned based on the achievement of certain performance criteria (“performance-based awards”) or market factors (“market-based awards”).  Our executive compensation committee of our board of directors determines the terms and conditions of the awards granted under the Long-Term Incentive Plan. As of December 31, 2010, we had 36 million shares authorized and 16 million shares available to be granted under the Long-Term Incentive Plan.

Time-based awards typically vest either in three equal annual installments beginning on the first anniversary date of the grant or in an aggregate installment at the end of the stated vesting period. Performance-based and market-based awards are typically awarded subject to either a two-year or a three-year measurement period during which the number of options, shares or deferred units remains uncertain.  At the end of the measurement period, the awarded number of options, shares or deferred units is determined (the “determination date”) subject to the stated vesting period. The two-year awards generally vest in three equal installments beginning on the determination date and on January 1 of each of the two subsequent years.  The three-year awards generally vest in one aggregate installment following the determination date.  Once vested, options and SARs generally have a 10-year term during which they are exercisable.

In connection with the Redomestication Transaction, we adopted and assumed the Long-Term Incentive Plan and other employee benefit plans and arrangements of Transocean Inc., and those plans and arrangements were amended as necessary to give effect to the Redomestication Transaction, including to provide (1) that our shares will be issued, held, available or used to measure benefits as appropriate under the plans and arrangements, in lieu of Transocean Inc. ordinary shares, including upon exercise of any options or SARs issued under those plans and arrangements; and (2) for the appropriate substitution of us for Transocean Inc. in those plans and arrangements. Additionally, we issued 16 million of our shares to Transocean Inc., 13 million of which remained available as of December 31, 2010, for future use to satisfy our obligations to deliver shares in connection with awards granted under incentive plans, warrants or other rights to acquire our shares (see Note 16—Shareholders’ Equity).

As of December 31, 2010, total unrecognized compensation costs related to all unvested share-based awards totaled $99 million, which is expected to be recognized over a weighted-average period of 1.8 years. During the years ended December 31, 2010 and 2009, we recognized additional share-based compensation expense of $12 million and $8 million, respectively, in connection with modifications of share-based awards. During the year ended December 31, 2008, we did not recognize a significant amount of additional share-based compensation expense in connection with modifications of share-based awards.

Option valuation assumptions—We estimated the fair value of each option award under the Long-Term Incentive Plan on the grant date using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2010	2009	2008
Dividend yield	4%	—	—
Expected price volatility	39%	49%	36%
Risk-free interest rate	2.30%	1.80%	3.00%
Expected life of options	4.7 years	4.8 years	4.4 years
Weighted-average fair value of options granted	$30.03	$26.07	$49.32

We estimated the fair value of each option grant under the Employee Stock Purchase Plan (“ESPP”) using the Black-Scholes-Merton option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2010 (a)	2009 (a)	2008
Dividend yield	—	—	—
Expected price volatility	—	—	31%
Risk-free interest rate	—	—	3.15%
Expected life of options	—	—	1.0 year
Weighted-average fair value of options granted	$—	$—	$41.39

(a)          As of January 1, 2009, we discontinued offering the ESPP.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Time-Based Awards

Stock options—The following table summarizes vested and unvested time-based vesting stock option (“time-based options”) activity under our incentive plans during the year ended December 31, 2010:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate intrinsic
	of shares	exercise price	contractual term	value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2010	1,828,655	$60.69	4.96	$40
Granted	253,288	82.55
Exercised	(289,445)	42.26
Forfeited	(138,815)	71.37
Outstanding at December 31, 2010	1,653,683	$66.37	5.29	$5

Vested and exercisable at December 31, 2010	1,183,283	$61.28	3.99	$10

The weighted-average grant-date fair value of time-based options granted during the year ended December 31, 2010 was $30.03 per share.  The total pretax intrinsic value of time-based options exercised during the year ended December 31, 2010 was $11 million. There were 470,400 unvested time-based options outstanding as of December 31, 2010.

There were time-based options to purchase 597,898 and 276,281 shares granted during the years ended December 31, 2009 and 2008, respectively, with weighted-average grant-date fair values of $26.07 and $49.32 per share, respectively. There were 980,105 and 1,066,173 time-based options exercised during the years ended December 31, 2009 and 2008, respectively. The total pretax intrinsic value of time-based options exercised was $43 million and $101 million during the years ended December 31, 2009 and 2008, respectively.  There were 656,790 and 273,314 unvested time-based options outstanding as of December 31, 2009 and 2008, respectively.

Restricted shares—The following table summarizes unvested share activity for time-based vesting restricted shares (“time-based shares”) granted under our incentive plans during the year ended December 31, 2010:

	Number	Weighted-average
	of	grant-date fair value
	shares	per share
Unvested at January 1, 2010	98,386	$112.14
Vested	(92,573)	111.32
Forfeited	(1,874)	109.97
Unvested at December 31, 2010	3,939	$132.32

We did not grant any time-based shares during the years ended December 31, 2010 and 2009. There were 259,057 time-based shares granted during the year ended December 31, 2008. The weighted-average grant-date fair value of time-based shares granted was $126.26 per share for the year ended December 31, 2008. There were 320,782 and 129,979 time-based shares that vested during the years ended December 31, 2009 and 2008, respectively. The total grant-date fair value of time-based shares that vested was $10 million, $39 million and $14 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Deferred units—A deferred unit is a unit that is equal to one share but has no voting rights until the underlying shares are issued.  The following table summarizes unvested activity for time-based vesting deferred units (“time-based units”) granted under our incentive plans during the year ended December 31, 2010:

	Number	Weighted-average
	of	grant-date fair value
	units	per share
Unvested at January 1, 2010	1,455,447	$76.58
Granted	1,055,367	76.83
Vested	(559,339)	81.11
Forfeited	(106,691)	78.65
Unvested at December 31, 2010	1,844,784	$75.23

The total grant-date fair value of the time-based units vested during the year ended December 31, 2010 was $45 million.

There were 1,287,893 and 498,216 time-based units granted during the years ended December 31, 2009 and 2008, respectively. The weighted-average grant-date fair value of time-based units granted was $60.53 and $143.85 per share for the years ended December 31, 2009 and 2008, respectively.  There were 282,543 and 25,740 time-based units that vested during the years ended

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

December 31, 2009 and 2008, respectively. The total grant-date fair value of deferred units that vested was $33 million and $3 million for the years ended December 31, 2009 and 2008, respectively.

SARs—The following table summarizes share-settled SARs activity under our incentive plans during the year ended December 31, 2010:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of	exercise price	contractual term	intrinsic value
	awards	per share	(years)	(in millions)
Outstanding at January 1, 2010	189,139	$93.28	6.76	$—
Outstanding at December 31, 2010	189,139	$93.28	5.76	$—

Vested and exercisable at December 31, 2010	189,139	$93.28	5.76	$—

At January 1 and December 31, 2010, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on those dates. We did not grant share-settled SARs during the years ended December 31, 2010, 2009, and 2008. There were no performance-based options exercised during the year ended December 31, 2010.  There were 224 and 315,408 share-settled SARs exercised, with a total pretax intrinsic value of zero, during the years ended December 31, 2009 and 2008, respectively. There were no unvested share-settled SARs outstanding as of December 31, 2010, 2009 and 2008.

Performance-Based Awards

Stock options—We grant performance-based stock options (“performance-based options”) that can be earned depending on the achievement of certain performance targets. The number of options earned is quantified upon completion of the performance period at the determination date. The following table summarizes vested and unvested performance-based option activity under our incentive plans during the year ended December 31, 2010:

			Weighted-average
	Number	Weighted-average	remaining	Aggregate
	of shares	exercise price	contractual term	intrinsic value
	under option	per share	(years)	(in millions)
Outstanding at January 1, 2010	179,262	$75.30	6.22	$1
Outstanding at December 31, 2010	179,262	$75.30	5.22	$—

Vested and exercisable at December 31, 2010	179,262	$75.30	5.22	$—

At December 31, 2010, we have presented the aggregate intrinsic value as zero since the weighted-average exercise price per share exceeded the market price of our shares on that date.  We did not grant performance-based options during the years ended December 31, 2010, 2009 and 2008. There were no performance-based options exercised during the years ended December 31, 2010 and 2009. There were 212,840 performance-based options exercised, with a total pretax intrinsic value of $22 million, during the year ended December 31, 2008. There were no unvested performance-based stock options outstanding as of December 31, 2010, 2009 and 2008.

Market-Based Awards

Deferred units—We grant market-based deferred units (“market-based units”) that can be earned depending on the achievement of certain market conditions.  The number of units earned is quantified upon completion of the specified period at the determination date. The following table summarizes unvested activity for market-based units granted under our incentive plans during the year ended December 31, 2010:

	Number	Weighted-average
	of	grant-date fair value
	units	per share
Unvested at January 1, 2010	330,870	$93.70
Granted	122,934	82.55
Forfeited	(30,898)	84.48
Unvested at December 31, 2010	422,906	$89.14

There were 285,012 and 99,464 market-based units granted with a weighted-average grant-date fair value of $75.98 and $144.32 per share during the years ended December 31, 2009 and 2008, respectively. No market-based units vested in the years ended December 31, 2009 and 2008.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

ESPP—Through December 31, 2008, we offered an ESPP under which certain full-time employees could choose to have between two and 20 percent of their annual base earnings withheld to purchase up to $21,150 of our shares each year. The purchase price of the shares was 85 percent of the lower of the beginning-of-year or end-of-year market price of our shares. At December 31, 2008, 577,537 shares were available for issuance under the ESPP. As of January 1, 2009, we discontinued offering the ESPP.

Note 18—Supplemental Balance Sheet Information

Other current liabilities were comprised of the following (in millions):

	December 31,
	2010	2009
Other current liabilities
Accrued payroll and employee benefits	$272	$263
Deferred revenue	150	147
Accrued taxes, other than income	123	102
Accrued interest	97	83
Unearned income	15	15
Other	204	120
Total other current liabilities	$861	$730

Other long-term liabilities were comprised of the following (in millions):

	December 31,
	2010	2009
Other long-term liabilities
Long-term income taxes payable	$655	$594
Accrued pension liabilities	416	453
Deferred revenue	393	214
Drilling contract intangibles	152	268
Accrued retiree life insurance and medical benefits	53	51
Other	103	104
Total other long-term liabilities	$1,772	$1,684

Note 19—Fair Value of Financial Instruments

We estimate the fair value of each class of financial instruments, for which estimating fair value is practicable, by applying the following methods and assumptions:

Cash and cash equivalents—The carrying amount of cash and cash equivalents, which are stated at cost plus accrued interest, approximates fair value because of the short maturities of those instruments.

Accounts receivable—The carrying amount, net of valuation allowance, approximates fair value because of the short maturities of those instruments.

Short-term investments—The carrying amount of our short-term investments approximates fair value and represents our estimate of the amount we expect to recover. Our short-term investments primarily include our investment in The Reserve International Liquidity Fund Ltd. At December 31, 2010, we did not hold any short-term investments. At December 31, 2009, the carrying amount of our short-term investments was $38 million, recorded in other current assets on our consolidated balance sheets (see Note 21—Supplemental Cash Flow Information).

Notes receivable and working capital loan receivable—The carrying amount represents the estimated fair value, measured using unobservable inputs that require significant judgment, for which there is little or no market data, including the credit rating of the borrower.  At December 31, 2010, the aggregate carrying amount of our notes receivable and working capital loan receivable was $115 million, including $4 million and $111 million recorded in other current assets and other assets, respectively. We did not hold notes receivable as of December 31, 2009.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Debt—The fair value of our fixed-rate debt is measured using direct or indirect observable inputs, including quoted prices or other market data, for similar assets or liabilities in active markets or identical assets or liabilities in less active markets. Our variable-rate debt is included in the fair values stated below at its carrying amount since the short-term interest rates cause the face value to approximate its fair value. The TPDI Notes and ODL Loan Facility are included in the fair values stated below at their aggregate carrying amount of $158 million at December 31, 2010 and December 31, 2009, since there is no available market price for such related-party debt (see Note 23—Related Party Transactions). The carrying amounts and estimated fair values of our long-term debt, including debt due within one year, were as follows (in millions):

	December 31, 2010		December 31, 2009
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Long-term debt, including current maturities	$10,271	$10,562	$10,534	$11,218
Long-term debt of consolidated variable interest entities, including current maturities	950	964	1,183	1,178

Derivative instruments—The carrying amount of our derivative instruments represents the estimated fair value, measured using direct or indirect observable inputs, including quoted prices or other market data for similar assets or liabilities in active markets or identical assets or liabilities in less active markets.  At December 31, 2010, the carrying amounts of our derivative instruments were $17 million and $13 million, recorded in other assets and other long-term liabilities, respectively, on our consolidated balance sheets. At December 31, 2009, the carrying amounts of our derivative instruments were $5 million and $5 million, recorded in other assets and other long-term liabilities, respectively, on our consolidated balance sheets.

Note 20—Financial Instruments and Risk Concentration

Interest rate risk—Financial instruments that potentially subject us to concentrations of interest rate risk include our cash equivalents, short-term investments, debt and capital lease obligations.  We are exposed to interest rate risk related to our cash equivalents and short-term investments, as the interest income earned on these investments changes with market interest rates. Floating rate debt, where the interest rate can be adjusted every year or less over the life of the instrument, exposes us to short-term changes in market interest rates. Fixed rate debt, where the interest rate is fixed over the life of the instrument and the instrument’s maturity is greater than one year, exposes us to changes in market interest rates when we refinance maturing debt with new debt.

From time to time, we may use interest rate swap agreements to manage the effect of interest rate changes on future income. These derivatives are used as hedges and are not used for speculative or trading purposes. Interest rate swaps are designated as a hedge of underlying future interest payments. These agreements involve the exchange of amounts based on variable interest rates and amounts based on a fixed interest rate over the life of the agreement without an exchange of the notional amount upon which the payments are based. The interest rate differential to be received or paid on the swaps is recognized over the lives of the swaps as an adjustment to interest expense. Gains and losses on terminations of interest rate swap agreements are deferred and recognized as an adjustment to interest expense over the remaining life of the underlying debt. In the event of the early retirement of a designated debt obligation, any realized or unrealized gain or loss from the swap would be recognized in income.

Foreign exchange risk—Our international operations expose us to foreign exchange risk. This risk is primarily associated with compensation costs denominated in currencies other than the U.S. dollar, which is our functional currency, and with purchases from foreign suppliers. We use a variety of techniques to minimize the exposure to foreign exchange risk, including customer contract payment terms and, from time to time, the use of foreign exchange derivative instruments.

Our primary foreign exchange risk management strategy involves structuring customer contracts to provide for payment in both U.S. dollars and local currency. The payment portion denominated in local currency is based on anticipated local currency requirements over the contract term.  Due to various factors, including customer acceptance, local banking laws, other statutory requirements, local currency convertibility and the impact of inflation on local costs, actual foreign exchange needs may vary from those anticipated in the customer contracts, resulting in partial exposure to foreign exchange risk.  Fluctuations in foreign currencies typically have not had a material impact on overall results. In situations where payments of local currency do not equal local currency requirements, we may use foreign exchange derivative instruments, specifically foreign exchange forward contracts, or spot purchases, to mitigate foreign currency risk. A foreign exchange forward contract obligates us to exchange predetermined amounts of specified foreign currencies at specified exchange rates on specified dates or to make an equivalent U.S. dollar payment equal to the value of such exchange.

We do not enter into derivative transactions for speculative purposes.  Gains and losses on foreign exchange derivative instruments that qualify as accounting hedges are deferred as other comprehensive income and recognized when the underlying foreign exchange exposure is realized. Gains and losses on foreign exchange derivative instruments that do not qualify as hedges for accounting purposes are recognized currently based on the change in market value of the derivative instruments. At December 31, 2010 and 2009, we had no outstanding foreign exchange derivative instruments.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Credit risk—Financial instruments that potentially subject us to concentrations of credit risk are primarily cash and cash equivalents, short-term investments and trade receivables. It is our practice to place our cash and cash equivalents in time deposits at commercial banks with high credit ratings or mutual funds, which invest exclusively in high quality money market instruments. We limit the amount of exposure to any one institution and do not believe we are exposed to any significant credit risk.

We derive the majority of our revenue from services to international oil companies, government-owned and government-controlled oil companies. Receivables are dispersed in various countries (see Note 22—Segments, Geographical Analysis and Major Customers).  We maintain an allowance for doubtful accounts receivable based upon expected collectability and establish reserves for doubtful accounts on a case-by-case basis when we believe the required payment of specific amounts owed to us is unlikely to occur.  Although we have encountered isolated credit concerns related to independent oil companies, we are not aware of any significant credit risks related to our customer base and do not generally require collateral or other security to support customer receivables.

Labor agreements—We require highly skilled personnel to operate our drilling units.  We conduct extensive personnel recruiting, training and safety programs.  At December 31, 2010, we had approximately 18,050 employees, including approximately 1,950 persons engaged through contract labor providers. Some of our employees working in Angola, the U.K., Norway and Australia, are represented by, and some of our contracted labor work under, collective bargaining agreements. Many of these represented individuals are working under agreements that are subject to annual salary negotiation.  These negotiations could result in higher personnel expenses, other increased costs or increased operational restrictions as the outcome of such negotiations apply to all offshore employees not just the union members.

Additionally, the unions in the U.K. sought an interpretation of the application of the Working Time Regulations to the offshore sector. Although the Employment Tribunal endorsed the unions’ position that offshore workers are entitled to 28 days of annual leave, at the subsequent appeals to date, both the Employment Appeal Tribunal and the Court of Session have reversed the Employment Tribunal’s decision. However, the unions have intimated their intention to lodge a further appeal to the Supreme Court which may not be heard until the fourth quarter of 2011 or 2012.

The application of the Working Time Regulations to the offshore sector could result in higher labor costs and could undermine our ability to obtain a sufficient number of skilled workers in the U.K. Legislation has been introduced in the U.S. Congress that could encourage additional unionization efforts in the U.S., as well as increase the chances that such efforts succeed. Additional unionization efforts, if successful, new collective bargaining agreements or work stoppages could materially increase our labor costs and operating restrictions.

Note 21—Supplemental Cash Flow Information

We include investments in highly liquid debt instruments with an original maturity of three months or less in cash and cash equivalents.  In September 2008, The Reserve announced that certain funds, including The Reserve Primary Fund and The Reserve International Liquidity Fund Ltd. (together, the “Reserve Funds”), had lost the ability to maintain a net asset value of $1.00 per share due to losses in connection with the bankruptcy of Lehman Brothers Holdings, Inc. (“Lehman Holdings”).  According to its public disclosures, The Reserve stopped processing redemption requests in order to develop an orderly plan of liquidation that would protect all of the funds’ shareholders. At the time of The Reserve’s announcements, we had an aggregate investment of $408 million in the Reserve Funds. We collected $37 million, $296 million and $58 million from the Reserve Funds in the years ended December 31, 2010, 2009 and 2008, respectively. As of December 31, 2010, we had collected our total expected recoveries from the Reserve Funds, having recognized losses on impairment of $1 million and $16 million, recorded in other, net in the years ended December 31, 2010 and 2008, respectively. There was no loss on impairment for the year ended December 31, 2009.

Net cash provided by (used in) operating activities attributable to the net change in operating assets and liabilities were composed of the following (in millions):

	Years ended December 31,
	2010	2009	2008
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	$386	$504	$(501)
Increase in other current assets	(75)	(50)	(118)
Increase in other assets	(40)	(30)	(8)
Increase (decrease) in accounts payable and other current liabilities	227	(60)	75
Decrease in other long-term liabilities	(52)	(7)	(43)
Change in income taxes receivable / payable, net	(37)	77	274
	$409	$434	$(321)

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Additional cash flow information were as follows (in millions):

	Years ended December 31,
	2010	2009	2008
Certain cash operating activities
Cash payments for interest	$641	$683	$545
Cash payments for income taxes	493	663	461

Non-cash investing and financing activities
Capital expenditures, accrued at end of period (a)	$69	$139	$268
Asset capitalized under capital leases (b)	—	716	—
Non-cash proceeds received for the sale of assets (c)	134	—	—

(a)          These amounts represent additions to property and equipment for which we had accrued a corresponding liability in accounts payable.

(b)         On August 4, 2009, we accepted delivery of Petrobras 10000 and recorded non-cash additions of $716 million to property and equipment, net along with a corresponding increase to long-term debt. See Note 11—Debt and Note 14—Commitments and Contingencies.

(c)          During the year ended December 31, 2010, we completed the sale of two Midwater Floaters, GSF Arctic II and GSF Arctic IV. In connection with the sale, we received net cash proceeds of $38 million and non-cash proceeds in the form of two notes receivable in the aggregate face value amount of $165 million. We recognized the notes receivable at their estimated fair value, in the aggregate amount of $134 million, measured at the time of the sale. See Note 4—Variable Interest Entities and Note 9—Drilling Fleet.

Note 22—Segments, Geographical Analysis and Major Customers

We have established two reportable segments: (1) contract drilling services and (2) other operations. The drilling management services and oil and gas properties businesses do not meet the quantitative thresholds for determining reportable segments and are combined for reporting purposes in the other operations segment.

Our contract drilling services segment fleet operates in a single, global market for the provision of contract drilling services. The location of our rigs and the allocation of resources to build or upgrade rigs are determined by the activities and needs of our customers.

Operating revenues by country were as follows (in millions):

	Years ended December 31,
	2010	2009	2008
Operating revenues
U.S.	$2,117	$2,239	$2,578
Brazil	1,288	1,108	547
U.K.	1,183	1,563	2,012
India	828	1,084	890
Other countries (a)	4,160	5,562	6,647
Total operating revenues	$9,576	$11,556	$12,674

(a)          Other countries represents countries in which we operate that individually had operating revenues representing less than 10 percent of total operating revenues earned.

Long-lived assets by country were as follows (in millions):

	December 31,
	2010	2009
Long-lived assets
U.S.	$5,573	$6,203
India	2,632	1,358
Brazil	2,472	1,433
South Korea	820	3,128
Other countries (a)	9,961	10,896
Total long-lived assets	$21,458	$23,018

(a)          Other countries represents countries in which we operate that individually had long-lived assets representing less than 10 percent of total long-lived assets.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

A substantial portion of our assets are mobile.  Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenues generated by such assets during the periods.  Although we are organized under the laws of Switzerland, we do not conduct any operations and do not have operating revenues in Switzerland. At December 31, 2010 and 2009, we had $15 million and $19 million, respectively, of long-lived assets in Switzerland.

Our international operations are subject to certain political and other uncertainties, including risks of war and civil disturbances (or other events that disrupt markets), expropriation of equipment, repatriation of income or capital, taxation policies, and the general hazards associated with certain areas in which operations are conducted.

For the years ended December 31, 2010, 2009 and 2008, BP accounted for approximately 10 percent, 12 percent and 11 percent, respectively, of our operating revenues. The loss of this customer or other significant customers could have a material adverse effect on our results of operations.

Note 23—Related Party Transactions

Pacific Drilling Limited—We hold a 50 percent interest in TPDI, a consolidated British Virgin Islands joint venture company formed by us and Pacific Drilling, a Liberian company, to own and operate Dhirubhai Deepwater KG1 and Dhirubhai Deepwater KG2. Effective October 18, 2010, Pacific Drilling has the unilateral right to exchange its interest in the joint venture for our shares or cash, at an amount based on an appraisal of the fair value of the drillships, subject to certain adjustments.

As of December 31, 2010 and 2009, TPDI had outstanding promissory notes in the aggregate amount of $296 million, of which $148 million was due to Pacific Drilling and was included in long-term debt on our consolidated balance sheet.

Angco Cayman Limited—We hold a 65 percent interest in ADDCL, a consolidated Cayman Islands joint venture company formed to own and operate Discoverer Luanda.  Angco Cayman Limited, a Cayman Islands company, holds the remaining 35 percent interest in ADDCL. Beginning January 31, 2016, Angco Cayman Limited will have the right to exchange its interest in the joint venture for cash at an amount based on the appraisal of the fair value of the drillship, subject to certain adjustments.

Overseas Drilling Limited—We hold a 50 percent interest in ODL, an unconsolidated Cayman Islands joint venture company, which owns the Joides Resolution. Siem Offshore Invest AS owns the other 50 percent interest in ODL. Under a management services agreement with ODL, we provide certain operational and management services. We earned $2 million for these services in each of the years ended December 31, 2010, 2009 and 2008.

We have a $10 million loan facility with ODL. ODL may demand repayment of the borrowings at any time upon five business days prior written notice, and any amounts due to us from ODL may be offset against the borrowings at the time of repayment. As of December 31, 2010 and 2009, $10 million was outstanding under this loan agreement.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 24—Quarterly Results (Unaudited)

Shown below are selected unaudited quarterly data. Amounts are rounded for consistency in presentation with no effect to the results of operations previously reported on Form 10-Q or Form 10-K.

	Three months ended
	March 31,	June 30,	September 30,	December 31,
		(In millions, except per share data)
2010
Operating revenues	$2,602	$2,505	$2,309	$2,160
Operating income (loss) (a)	926	957	645	(662)
Net income (loss) attributable to controlling interest (a)	677	715	368	(799)
Earnings (loss) per share
Basic	$2.10	$2.23	$1.15	$(2.51)
Diluted	$2.09	$2.22	$1.15	$(2.51)
Weighted-average shares outstanding
Basic	321	319	319	319
Diluted	322	320	319	319

2009
Operating revenues	$3,118	$2,882	$2,823	$2,733
Operating income (b)	1,319	1,121	957	1,003
Net income attributable to controlling interest (b)	942	806	710	723
Earnings per share
Basic	$2.94	$2.50	$2.20	$2.24
Diluted	$2.93	$2.49	$2.19	$2.24
Weighted-average shares outstanding
Basic	319	320	321	321
Diluted	320	321	322	322

(a)          First quarter included loss on impairment of $2 million. Second quarter included gain on the loss of Deepwater Horizon of $267 million. Fourth quarter included loss on impairment of $1.0 billion. See Note 5—Impairments and Note 9—Drilling Fleet.

(b)         First quarter included loss on impairment of $221 million. Second quarter included loss on impairment of $67 million. Third quarter included loss on impairment of $46 million and settlement charges related to litigation matters of $132 million. See Note 5—Impairments.

Note 25—Subsequent Events (Unaudited)

Debt—On December 31, 2010, Transocean Inc. called the remaining Series A Convertible Senior Notes for redemption.  On January 31, 2011, we redeemed the remaining aggregate principal amount of $11 million of our Series A Convertible Senior Notes for an aggregate cash payment of $11 million. As a result, no Series A Convertible Senior Notes remain outstanding as of January 31, 2011.

Disposition—Subsequent to December 31, 2010, we completed the sale of the High-Specification Jackup Trident 20 and received net cash proceeds of $262 million.

Distribution—On January 24, 2011, we filed an appeal on the decision of the Administrative Court of the Canton of Zug to the Swiss Federal Supreme Court. On February 11, 2011, our board of directors recommended that shareholders at the May 2011 annual general meeting approve a U.S. dollar-denominated dividend of approximately U.S. $1 billion out of qualifying additional paid-in capital and payable in four quarterly installments.  The board of directors expects that the four payment dates will be set in June 2011, September 2011, December 2011 and March 2012.  The proposed dividend will, among other things, be contingent on shareholders approving at the same meeting a rescission of the 2010 distribution.  Due to, among other things, the uncertainty of the timing and outcome of the pending appeal with the Swiss Federal Supreme Court, our board of directors believes it is in the best interest of the Company to discontinue with the disputed 2010 distribution and to file a request to stay the pending appeal with the Swiss Federal Supreme Court against the decision of the Administrative Court until shareholders have voted on the proposed rescission.

TRANSOCEAN LTD. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Note 26—Supplemental Disclosures Required by Swiss Law

Personnel expenses—Total personnel expenses were $2,293 million, $2,332 million and $2,221 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Fire insurance—The fire insurance value of property, plant and equipment was $38,653 million $39,255 million at December 31, 2010 and 2009, respectively.

Compensation and security ownership of board members and executive officers—The compensation and security ownership of members of the Board of Directors of Transocean Ltd. and of Transocean executive officers is presented in Note 7—Board of Directors Compensation, Note 8—Executive Management Compensation and Note 9—Share Ownership—Board of Directors and Executive Management in the Transocean Ltd. stand-alone statutory financial statements.

Risk assessment—Transocean Ltd’s risk assessment is presented in Note 11—Risk Assessment Disclosure of the Transocean Ltd. stand-alone statutory financial statements.

AUDITED STANDALONE SWISS STATUTORY FINANCIAL STATEMENTS OF TRANSOCEAN LTD.

The Swiss audited statutory standalone financial statements of Transocean Ltd. included herein are provided pursuant to Swiss law and are audited according to Swiss law and Swiss Auditing Standards. These financial statements are not compliant with the rules and regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.

Ernst & Young Ltd
Brandschenkestrasse 100
P.O. Box
CH-8022 Zurich

Phone	+41 58 286 31 11
Fax	+41 58 286 40 20
www.ey.com/ch

To the Annual General Meeting of

Transocean Ltd., Zug

Zurich, February 28, 2011

Report of the statutory auditor on the financial statements

As statutory auditor, we have audited the financial statements of Transocean Ltd., which comprise the statement of operations, balance sheet and notes (pages SR-2 to SR-18), for the year ended December 31, 2010.

Board of Directors’ responsibility

The Board of Directors is responsible for the preparation of the financial statements in accordance with the requirements of Swiss law and the company’s articles of incorporation. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with Swiss law and Swiss Auditing Standards. Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity’s preparation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements for the year ended December 31, 2010 comply with Swiss law and the company’s articles of incorporation.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1 item 3 CO and Swiss Auditing Standard 890, we confirm that an internal control system exists, which has been designed for the preparation of financial statements according to the instructions of the Board of Directors.

We further confirm that the proposed appropriation of available earnings complies with Swiss law and the company’s articles of incorporation. We recommend that the financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Robin Errico	Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

1

TRANSOCEAN LTD.

STATEMENT OF OPERATIONS

(in CHF thousands)

	Year ended	Year ended
	December 31,	December 31,
	2010	2009
Income
Dividend income	292,001	65,144
Interest income	849	1,110
Total income	292,850	66,254

General and administrative expenses	43,014	27,796
Depreciation	262	68
Financial expenses	24,480	1,722
Interest expense	118	—
Total expenses	67,874	29,586

Net income	224,976	36,668

See accompanying notes.

2

TRANSOCEAN LTD.

BALANCE SHEET

(in CHF thousands)

	December 31,	December 31,
	2010	2009
Assets
Cash	35,710	5,422
Receivables from affiliates	4,267	2,870
Trade and other current assets	6,908	1,089
Total current assets	46,885	9,381

Property and equipment	1,258	1,275
Less accumulated depreciation	295	65
Property and equipment, net	963	1,210

Investment in affiliates	16,476,198	16,476,198
Long-term note receivable from affiliates	—	30,725
Treasury Shares	256,949	—
Other non-current assets	78	77
Total assets	16,781,073	16,517,591

Liabilities and shareholders’ equity
Accounts payable to affiliates	2,103	3,275
Trade and other current liabilities	38,360	1,395
Total current liabilities	40,463	4,670

Other non-current liabilities	2,713	—
Total non-current liabilities	2,713	—

Share capital	5,028,529	5,028,529
Legal reserve
General legal reserves
Reserve from capital contribution	7,925,000	7,947,579
Reserve for treasury shares
Reserve from capital contribution	279,628	100
Free reserve
Reserve from capital contribution	3,243,051	3,500,000
Retained earnings
Earnings brought forward	36,713	45
Net Income of the period	224,976	36,668
Total shareholders’ equity	16,737,897	16,512,921
Total liabilities and shareholders’ equity	16,781,073	16,517,591

See accompanying notes.

3

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS

Note 1—General

Transocean Ltd. (“Transocean,” the “Company,” “we,” “us” or “our”) is the parent company of Transocean Inc. and Transocean Management Ltd. The statutory financial statements are of overriding importance for the purpose of the economic and financial assessment of the Company. The unconsolidated statutory financial statements of the Company are prepared in accordance with Swiss law.

In December 2008, Transocean Ltd. completed a transaction pursuant to an Agreement and Plan of Merger among Transocean Ltd., Transocean Inc., which was our former parent holding company, and Transocean Cayman Ltd., a company organized under the laws of the Cayman Islands that was a wholly-owned subsidiary of Transocean Ltd., pursuant to which Transocean Inc. merged by way of schemes of arrangement under Cayman Islands law with Transocean Cayman Ltd., with Transocean Inc. as the surviving company (the “Redomestication Transaction”).  In the Redomestication Transaction, Transocean Ltd. issued one of its shares in exchange for each ordinary share of Transocean Inc. In addition, Transocean Ltd. issued 16 million of its shares to Transocean Inc. for future use to satisfy Transocean Ltd.’s obligations to deliver shares in connection with awards granted under our incentive plans, warrants or other rights to acquire shares of Transocean Ltd.  As a result of the Redomestication Transaction, Transocean Inc. became a direct, wholly-owned subsidiary of Transocean Ltd.

Note 2—Summary of Significant Accounting Policies

Exchange rate differences—The Company keeps its accounting records in U.S. Dollars (USD) and translates them into Swiss Francs (CHF) for statutory reporting purposes. Assets and liabilities denominated in foreign currencies are translated into CHF using the year-end rates of exchange, except investments in affiliates and the Company’s equity (other than current-year transactions), which are translated at historical rates. Income statement transactions are translated into Swiss Francs at the average rate of the year. Exchange differences arising from business transactions are recorded in the income statement, except for net unrealized gains, which are deferred and recorded in other current liabilities.

Current assets and liabilities—Current assets and liabilities are recorded at cost less adjustments for impairment of value.

Financial assets—Financial assets are recorded at acquisition cost less adjustments for impairment of value.

Cash—Cash consists of cash in the bank.

Property and equipment—Property and equipment consists primarily of office equipment and is recorded at historical cost net of accumulated depreciation. We generally provide for depreciation under the straight-line method. The estimated original useful life of our office equipment is four years.

Note 3—Investment in Affiliates

(in CHF thousands)

				Capital
			Ownership	par value		Investment
Company name	Purpose	Domicile	interest	(local currency)		2010	2009
Transocean Inc.	Holding	Cayman Islands	100%	USD	0.01	16,476,108	16,476,108
Transocean Management Ltd.	Management and administration	CH - Geneva	90%	USD	100.00	90	90

4

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Principal indirect investments in affiliates include:

			Ownership
Company name	Purpose	Domicile	interest

Global Marine Inc.	Leasing/Operating	United States	100%
GSF Leasing Services GmbH	Leasing	CH - Zug	100%
Sedco Forex International Inc.	Leasing/Operating	Panama	100%
Transocean Financing GmbH	Financing	CH - Zug	100%
Transocean Offshore Deepwater Drilling Inc.	Leasing/Operating	United States	100%
Transocean Offshore Drilling Holdings Limited	Holding	Cayman Islands	100%
Transocean Offshore Holdings Limited	Holding	Cayman Islands	100%
Transocean Offshore International Ventures Limited	Leasing/Operating	Cayman Islands	100%
Transocean Worldwide Inc.	Holding	Cayman Islands	100%
Triton Asset Leasing GmbH	Leasing	CH - Zug	100%
Triton Hungary Investments 1 Kft.	Holding	Hungary	100%
Triton Nautilus Asset Leasing GmbH	Leasing	CH - Zug	100%

Note 4—Shareholders’ Equity

			Legal reserve
				Reserve for
			General reserves -	treasury shares -	Free reserve -
			reserve from	reserve from	reserve from		Total
	Ordinary shares		capital	capital	capital	Retained	shareholder’s
(in CHF thousands except share data)	Shares	Amount	contribution	contributions (a)	contribution	earnings	equity

Balance at December 31, 2008	335,235,298	5,028,529	11,447,579	100	—	45	16,476,253
							—
Tranfer to free reserve	—	—	(3,500,000)	—	3,500,000	—	—
Net Income	—	—	—	—		36,668	36,668
Balance at December 31, 2009	335,235,298	5,028,529	7,947,579	100	3,500,000	36,713	16,512,921

Treasury share repurchased	—	—	(22,579)	279,528	(256,949)	—	—
Net income						224,976	224,976
Balance at December 31, 2010	335,235,298	5,028,529	7,925,000	279,628	3,243,051	261,689	16,737,897

(a)        The reserve for treasury shares represents the cost of treasury shares held by Transocean Inc. on behalf of Transocean Ltd. which were originally issued to Transocean Inc. for CHF 100,000 at formation of the Company and were transferred to the Company as part of the Redomestication Transaction. During 2010, we repurchased 2,863,267 shares valued at CHF 257 million under the share repurchase program in Transocean Ltd and in addition we purchased 325,470 treasury shares in connection with share-based compensation valued at CHF 23 million. See Note 5—Treasury Shares.

Transocean Ltd. has 167,617,649 conditional shares. Transocean Ltd.’s articles of association provide for conditional capital that allows the Board of Directors to authorize the issuance of additional registered shares up to a maximum amount of 50% of the share capital registered in the commercial register without obtaining additional shareholder approval. The conditional shares may be issued:

(1)                    Through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations convertible into or exercisable or exchangeable for Transocean Ltd. registered shares or shares of one of its subsidiaries; or

(2)                    In connection with the issuance of registered shares, options or other share-based awards to directors, employees, contractors, consultants or other persons providing services to Transocean Ltd. or one of its subsidiaries.

In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean Ltd. registered shares, the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in certain circumstances.

The authorized share capital of Transocean Ltd., which authorized the Board of Directors to issue an additional 167,617,649 new shares, expired on December 18, 2010.

5

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Par Value Reduction—In May 2010, at our annual general meeting, our shareholders approved a cash distribution in the form of a par value reduction in the aggregate amount of CHF 3.44 per issued share, equal to approximately $3.70, using an exchange rate of USD 1.00 to CHF 0.93 as of the close of trading on December 31, 2010. The cash distribution would have been calculated and paid in four quarterly installments.  According to the May 2010 shareholder resolution and pursuant to applicable Swiss law, we were required to submit an application to the Commercial Register of the Canton of Zug in relation to each quarterly installment to register the relevant partial par value reduction, together with, among other things, a compliance deed issued by an independent notary public.  On August 13, 2010, the Commercial Register of the Canton of Zug rejected our application to register the first of the four partial par value reductions. We appealed the Commercial Register’s decision, and on December 9, 2010, the Administrative Court of the Canton of Zug rejected our appeal. The Administrative Court held that the statutory requirements for the registration of the par value reduction in the commercial register could not be met given the existence of lawsuits filed in the United States related to the Macondo well incident (see Note 13—Contingencies) that were served in Switzerland and the reference to such lawsuits in the compliance deed. The Administrative Court’s opinion also held that under these circumstances it was not possible to submit an amended compliance deed. See Note 15—Subsequent Events.

Note 5—Treasury Shares

	Number
	of shares	Share %

Total treasury registered shares at December 31, 2008	15,973,185	4.76%
Transferred during the year under share-based compensation plans	(1,954,177)
Balance at December 31, 2009	14,019,008	4.18%

Transferred during the year under share-based compensation plans	(737,655)
Repurchase of shares through share repurchase program	2,863,267
Balance at December 31, 2010	16,144,620	4.82%

Shares held by subsidiary—The Company transferred 737,655 and 1,954,177 treasury shares in 2010 and 2009, respectively, to satisfy obligations under share-based compensation plans from the treasury shares issued to Transocean Inc. as part of the Redomestication Transaction in connection with obligations under share-based compensation plans.  The proceeds of the treasury share transfers in connection with exercises of options amounted to CHF 12.9 million and CHF 20.3 million for 2010 and 2009 respectively. Transfers under restricted share awards schemes were at book value.

Share repurchase program—In May 2009, at our annual general meeting, our shareholders approved and authorized our Board of Directors, at its discretion, to repurchase an amount of shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately USD 3.7 billion, using an exchange rate of USD 1.00 to CHF 0.94 as of the close of trading on December 31, 2010.  On February 12, 2010, our Board of Directors authorized our management to implement the share repurchase program.

During the year ended December 31, 2010, following the authorization by our Board of Directors, we repurchased 2,863,267 of our shares under the share repurchase program for an aggregate purchase price of CHF 257 million.  At December 31 2010, we held 2,863,267 treasury shares purchased under our share repurchase program, recorded at cost. These shares have not been marked to market because they are to be cancelled.

6

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Note 6—Significant Shareholders

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners as of December 31, 2010 and 2009, of more than 5% of Company’s shares:

As of December 31, 2010

	Shares
Name and address of beneficial owner	beneficially owned	Percent of class (a)

FMR LLC	19,165,692	5.72%
82 Devonshire Street
MA 02109, Boston, USA

(a)                    The percentage indicated is based on the 335,235,298 issued shares as of December 31, 2010.

(b)                   The number of shares held by FMR LLC is based on a statement on Schedule 13G filed with the SEC on February 14, 2011, which was filed jointly by FMR LLC, Edward C. Johnson 3d, and Fidelity Management & Research Company. According to the filing, FMR LLC has sole voting power over 2,891,991 shares and sole dispositive power over 19,165,692 shares and shared voting or dispositive power over no shares. Of the shares reported, 15,660,402 shares are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment advisor to various investment companies (collectively, the “Fidelity Funds”); with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise sole dispositive power and the Fidelity Funds’ Board of Trustees exercise sole voting power.

Based on a notification received by the Company on November 15, 2010 informing the Company that the ownership of FMR LLC, on behalf of funds managed by and clients of FMR LLC and its direct and indirect subsidiaries, has exceeded 5%, FMR LLC held 16,903,001 or 5.04 of the issued shares as of December 31, 2010. That notification was made on the basis of the reporting obligations of beneficial owners pursuant to the Swiss Federal Act on Stock Exchanges and Securities Trading and the implementing ordinances thereof.

As of December 31, 2009

	Shares
Name and address of beneficial owner	beneficially owned		Percent of class (a)

Marsico Capital Management, LLC	20,960,136	(b)	6.25%
1200 17th Street, Suite 1600
Denver, Colorado 80202

(a)                    The percentage indicated is based on the 335,235,298 issued shares as of December 31, 2009.

(b)                   The number of shares indicated is based on a statement on Schedule 13G/A filed with the SEC on February 12, 2010. According to the filing, Marsico Capital Management, LLC has sole voting power over 16,960,519 shares and sole dispositive power over 20,960,136 shares and shared voting or dispositive power over no shares.

Transocean held directly and indirectly through its affiliate Transocean Inc. 16,144,620 and 14,019,008 treasury shares representing 4.82% and 4.18% of the share capital at December 31, 2010 and 2009, respectively, as outlined in Note 5 — Treasury Shares.

7

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Note 7—Board of Directors Compensation

Directors who are employees of the Company do not receive compensation for Board service. At present, all of the directors except Mr. Newman are non-employees and receive compensation.

We use a combination of cash and equity incentive compensation to attract and retain qualified candidates to serve on our Board. The Corporate Governance Committee of the Board annually reviews the compensation paid to our directors and considers the significant amount of time directors expend in fulfilling their duties to the Company as well as the skill level we require of members of the Board.

Non-employee director compensation is listed in the table below:

(in CHF)	2010 (a)	2009 (a)

Annual retainer	93,857	97,716
Additional annual retainer for Committee Chairmen:
Audit Committee	36,500	38,001
Executive Compensation Committee	20,857	21,715
Corporate Governance, Finance and Benefits, and Health, Safety and Environment Committees	10,429	10,857
Board meeting attendance fee (b)	2,607	2,714
Committee meeting attendance fee (c)	2,607	2,714
Grant of deferred units in CHF	273,408	270,072

(a)                    Non-employee director compensation is paid in USD and did not change from 2009 to 2010. The fees fluctuation from 2009 in the table above is due to the difference in exchange rate used for the presentation of the Swiss statutory financial statements.

(b)                   The board meeting attendance fee is paid for those meetings that were attended in excess of the four regularly scheduled board meetings.

(c)                    The committee meeting attendance fee is only paid for those meetings that were attended in excess of four regularly scheduled committee meetings.

Mr. Rose serves the Company as its non-executive Chairman of the Board, in which capacity he receives a CHF 346,230 annual retainer in lieu of the annual retainer the other non-employee directors receive. Mr. Talbert serves the Company as its non-executive Vice Chairman, in which capacity he receives a CHF 52,143 annual retainer in addition to the CHF 93,857 retainer. Mr. Rose and Mr. Talbert also receive the same meeting fees and the CHF 273,408 grant of deferred units to non-employee directors described above.

In addition, we pay or reimburse our directors’ travel and incidental expenses incurred for attending Board, committee and shareholder meetings and for other Company business-related purposes.

At our Board meeting held immediately after the 2010 annual general meeting of our shareholders, the Board granted 3,703 deferred units to each non-employee director equal in aggregate value to CHF 273,408 based upon the average price of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of our Board meeting (calculated at CHF 73.83 per share). The terms of the deferred units included vesting in equal installments over three years, on the first, second and third anniversaries of the date of grant, and a requirement that each director hold the vested deferred units or the shares attributable to such units until they leave the Board.

8

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

The following table summarizes the compensation of our non-employee directors for 2010:

					Annual
		Total		Annual	deferred
		compensation	Fees earned	deferred	units in
Name	Function	(a)	(b)	units (c)	shares
		(CHF)	(CHF)	(CHF)
Robert E. Rose	Chairman of the Board	622,245	348,837	273,408	3,703
W. Richard Anderson (d), (e), (h)	Member of the Board	419,408	146,000	273,408	3,703
Thomas W. Cason (e) (i)	Member of the Board and Chairman of the Audit Committee	508,052	234,644	273,408	3,703
Richard L. George (d), (g), (h)	Member of the Board	367,265	93,857	273,408	3,703
Victor E. Grijalva (e), (h)	Member of the Board	419,408	146,000	273,408	3,703
Martin B. McNamara (f), (g)	Member of the Board and Chairman of the Corporate Governance Committee	380,301	106,893	273,408	3,703
Edward R. Muller (f), (g)	Member of the Board and Chairman of the Executive Compensation Committee	377,864	104,456	273,408	3,703
Robert M. Sprague (f), (h)	Member of the Board and Chairman of the Health, Safety, and Environment Committee	373,868	100,460	273,408	3,703
Ian C. Strachan (d), (e)	Member of the Board and Chairman of the Finance/Benefits Committee	424,623	151,215	273,408	3,703
J. Michael Talbert (d), (g)	Vice Chairman of the Board	389,852	116,444	273,408	3,703
John L. Whitmire	Member of the Board until June 30, 2010	333,372	59,964	273,408	3,703
Total		4,616,258	1,608,770	3,007,488	40,733

(a)                    Compensation for the period of Board membership from January 1, 2010 to December 31, 2010.

(b)                   Fees earned from January 1, 2010 to December 31, 2010.

(c)                    Deferred units are based on the fair value granted during the year.

(d)                   Members of the Finance/Benefits Committee

(e)                    Members of the Audit Committee

(f)                      Members of Executive Compensation Committee

(g)                   Members of Corporate Governance Committee

(h)                   Members of Health, Safety, and Environment Committee

(i)                       On November 18, 2010, the Board of Directors granted Mr. Cason a special cash award of CHF 52,143 for extraordinary efforts and time expended in connection with FCPA investigations by the Company.

9

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

The following table summarizes the compensation of our non-employee directors for 2009:

					Annual
		Total		Annual	deferred
		compensation	Fees earned	deferred	units in
Name	Function	(a)	(b)	units (c)	shares
		(CHF)	(CHF)	(CHF)
Robert E. Rose	Chairman of the Board	630,534	360,462	270,072	3,565
W. Richard Anderson (d), (e)	Member of the Board	409,588	139,516	270,072	3,565
Thomas W. Cason (e)	Member of the Board and Chairman of the Audit Committee	447,589	177,517	270,072	3,565
Richard L. George (d), (g)	Member of the Board	367,788	97,716	270,072	3,565
Victor E. Grijalva (e)	Member of the Board	407,960	137,888	270,072	3,565
Martin B. McNamara (f), (g)	Member of the Board and Chairman of the Corporate Governance Committee	383,531	113,459	270,072	3,565
Edward R. Muller (f), (g)	Member of the Board	372,673	102,601	270,072	3,565
Robert M. Sprague (f)	Member of the Board	372,673	102,601	270,072	3,565
Ian C. Strachan (d), (e)	Member of the Board and Chairman of the Finance/Benefits Committee	416,103	146,031	270,072	3,565
J. Michael Talbert (d), (g)	Member of the Board	367,788	97,716	270,072	3,565
John L. Whitmire (f)	Member of the Board and Chairman of the Executive Compensation Committee	394,931	124,859	270,072	3,565
Total		4,571,158	1,600,366	2,970,792	39,215

(a)   Compensation for the period of Board membership from January 1, 2009 to December 31, 2009.

(b)   Fees earned from January 1, 2009 to December 31, 2009.

(c)   Deferred units are based on the fair value granted during the year.

(d)   Members of the Finance/Benefits Committee

(e)   Members of the Audit Committee

(f)    Members of Executive Compensation Committee

(g)   Members of Corporate Governance Committee

10

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Note 8—Executive Management Compensation

The total compensation of the executive officers of the Company is summarized in the table below. In accordance with its authority under the Company’s organizational regulations, the Board of Directors determined that all officers who meet the definition of officers under Section 16 of the Securities and Exchange Act of 1934, as amended, are members of the Company’s executive management. The table below reflects the determination by the Board of Directors of the new composition of executive management. Corresponding amounts in prior year tables are presented in accordance with the above definition to conform to the current year presentation.

			Total salary
			and other	Total
			non share-based	share-based	Total
Name	Function	Year	compensation	compensation	compensation
			(CHF)	(CHF)	(CHF)
Steven L. Newman	President and Chief Executive Officer since March 1, 2010; and Member of the Board since May 14, 2010	2010	1,909,741	4,078,555	5,988,296
		2009	2,222,181	3,822,878	6,045,059
Arnaud Bobillier	Executive Vice President, Asset and Performance	2010	1,164,546	1,931,454	3,096,000
		2009	1,721,640	2,085,149	3,806,789
Ihab Toma	Executive Vice President, Global Business since August 16, 2010; Senior Vice President, Marketing and Planning from August 17, 2009 to August 16, 2010
		2010	931,123	1,677,639	2,608,762
		2009	359,606	559,529	919,135
Eric B. Brown	Senior Vice President and General Counsel	2010	1,839,752	1,965,271	3,805,023
		2009	1,830,279	2,085,149	3,915,428
Ricardo H. Rosa	Senior Vice President and Chief Financial Officer since September 1, 2009	2010	1,352,025	2,152,245	3,504,270
		2009	1,949,063	1,668,168	3,617,231
John H. Briscoe	Vice President and Controller	2010	377,889	1,262,556	1,640,445
		2009	465,115	695,058	1,160,173
Robert L. Long	Chief Executive Officer and a Member of Board of Directors until February 28, 2010	2010	21,439,224	—	21,439,224
		2009	5,103,508	10,564,947	15,668,455
Cheryl D. Richard	Senior Vice President, Human Resources and I.T. until May 31, 2010	2010	8,660,099	1,015,198	9,675,297
		2009	943,232	1,668,168	2,611,400
Gregory L. Cauthen	Former Senior Vice President and Chief Financial Officer until August 31, 2009	2010	—	—	—
		2009	1,356,752	309,682	1,666,434
Robert J. Saltiel	Former Executive Vice President and Chief Operating Officer until December 14, 2009	2010	—	—	—
		2009	892,258	—	892,258
Total		2010	37,674,399	14,082,918	51,757,317
		2009	16,843,634	23,458,728	40,302,362

11

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

The following tables show the gross payments (i.e. compensation before deduction of employee social insurance and pension contributions) that were made to or on behalf of the executive officers of the Company in 2010 and 2009 but excluding share-based compensation, which is shown in separate tables below. The bonus and the tax equalization payments to the executive officers are presented on a cash basis.

For the year 2010

					Swiss tax		Employer’s
			Additional		on global	Employer’s	social
			compensation		earnings	pension	security
Name	Base salary	Bonus	(a)		and benefts	contributions	payments (b)	Total
	(CHF)	(CHF)	(CHF)		(CHF)	(CHF)	(CHF)	(CHF)
Steven L. Newman	886,431	—	417,983		201,973	359,297	44,057	1,909,741
Arnaud Bobillier	471,975	—	274,792		218,247	116,657	82,875	1,164,546
Ihab Toma	448,479	—	235,069		79,936	84,644	82,995	931,123
Eric B. Brown	485,656	—	443,367		571,464	292,457	46,808	1,839,752
Ricardo H. Rosa	542,177	—	318,727		268,875	119,195	103,051	1,352,025
John H. Briscoe	278,313	—	10,440		—	62,891	26,245	377,889
Robert L. Long	228,625	—	14,772,100	(c)	232,551	5,956,939	249,009	21,439,224
Cheryl D. Richard	163,338	—	5,486,979	(d)	—	2,342,536	667,246	8,660,099
Total	3,504,994	—	21,959,457		1,573,046	9,334,616	1,302,286	37,674,399

(a)   Additional compensation includes tax reimbursements, relocation pay, housing allowance, car allowance, vacation payoff, cost of living allowance, other company reimbursed expenses and benefits provided to expatriate employees.

(b)   Employer’s social security payments include costs of health benefits, such as medical and dental insurance, and unemployment and social taxes.

(c)   Mr. Long’s additional compensation includes CHF 14.5 million paid out from his supplemental savings and retirement plans in association with his February 28, 2010 retirement.

(d)   Ms. Richards additional compensation included CHF 1.3 million attributable to severance payout and CHF 3.2 million paid out from her supplemental savings and retirement plan in association with her May 31, 2010 retirement.

In 2010, Greg Cauthen, Senior Vice President and Chief Financial Officer until August 31, 2009, received consulting fees of CHF 450,168 as per a consulting agreement between Transocean Ltd. and Mr. Cauthen, after his voluntary termination of employment on August 31, 2009.

For the year 2009

					Swiss tax		Employer’s
			Additional		on global	Employer’s	social
			compensation		earnings	pension	security
Name	Base salary	Bonus	(a)		and benefts	contributions	payments (b)	Total
	(CHF)	(CHF)	(CHF)		(CHF)	(CHF)	(CHF)	(CHF)
Steven L. Newman	651,438	380,481	538,550		210,790	401,761	39,161	2,222,181
Arnaud Bobillier	471,979	246,510	620,728		131,251	123,721	127,451	1,721,640
Ihab Toma	165,830	—	116,448		14,903	27,661	34,764	359,606
Eric B. Brown	488,579	227,684	437,374		307,511	338,637	30,494	1,830,279
Ricardo H. Rosa	428,787	160,849	886,875		57,177	136,783	278,592	1,949,063
John H. Briscoe	266,004	88,883	24,604		—	61,026	24,598	465,115
Robert L. Long	1,302,876	997,364	383,884		436,011	1,916,051	67,322	5,103,508
Cheryl D. Richard	374,577	182,550	18,149		—	342,310	25,646	943,232
Gregory L. Cauthen	387,244	300,958	388,517	(c)	—	241,347	38,686	1,356,752
Robert J. Saltiel	417,658	231,697	32,459		—	170,777	39,667	892,258
Total	4,954,972	2,816,976	3,447,588		1,157,643	3,760,074	706,381	16,843,634

(a)   Additional compensation includes tax reimbursements, relocation pay, housing allowance, car allowance, vacation travel allowance, cost of living allowance, other company reimbursed expenses and benefits provided to expatriate employees.

(b)   Employer’s social security payments include costs of health benefits, such as medical and dental insurance, and unemployment and social taxes.

(c)   Mr. Cauthen’s additional compensation includes consulting fees of CHF 193,622 as per a consulting agreement between Transocean Ltd. and Mr. Cauthen, after his voluntary termination of employment on August 31, 2009.

12

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Share-based compensation granted to the executive officers of the Company during 2010 and 2009 is summarized in the tables below. The vesting dates of the respective awards, principally granted under the long-term incentive plan (“LTIP”), are listed in the footnotes to the tables. The numbers of shares awarded under the LTIP and their valuation assume 100% vesting, although less than 100% may actually vest.

As of December 31, 2010

				Fair value – 2010			Total fair value of
		Fair value - 2010	2010 contingent	contingent			share-based
	Restricted stock	restricted stock	deferred units in	deferred units	Option	Fair value – 2010	awards granted in
Name	units- 2010 (a)	units (b)	shares(c)	(b)	shares - 2010 (d)	options (b)	2010
		(CHF)		(CHF)		(CHF)	(CHF)
Steven L. Newman	—	—	30,906	2,125,610	63,675	1,952,945	4,078,555
Arnaud Bobillier	9,412	662,441	8,585	687,407	17,688	581,606	1,931,454
Ihab Toma	9,412	662,441	6,868	549,926	14,150	465,272	1,677,639
Eric B. Brown	8,013	696,258	8,585	687,407	17,688	581,606	1,965,271
Ricardo H. Rosa	12,549	883,232	8,585	687,407	17,688	581,606	2,152,245
John H. Briscoe	10,854	839,525	2,862	229,162	5,896	193,869	1,262,556
Robert L. Long (e)	—	—	—	—	—	—	—
Cheryl D. Richard	—	—	6,868	549,926	6,868	465,272	1,015,198
Total	50,240	3,743,897	73,259	5,516,845	143,653	4,822,176	14,082,918

(a)	The number of time-vested restricted stock units (RSUs) granted to the executives under the LTIP on February 18 and/or November 17, 2010.
(b)

The fair value was calculated using the share price on date of grant for Restricted Shares Units, a Monte Carlo simulation model for Contingent Deferred Units (CDUs) and option pricing models for Non-Qualified Stock Options grants.

(c)

The number of CDUs granted to the executives under the LTIP on February 18, 2010 or March 1, 2010. The 2010 CDUs awards are based upon the achievement of the performance standard over the three-year period ending on December 31, 2012. The actual number of deferred units received will be determined in the first sixty days of 2013 and it is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. The above table reflects target number of shares to be received and actual shares will be determined based on performance thresholds.

(d)	The number of options granted to the executives under the LTIP. The options vest in one-third increments over a three-year period on the anniversary of the date of grant.
(e)	Mr. Long was not granted any restricted stock or deferred units prior to his February 28, 2010 retirement.

13

TRANSOCEAN LTD.

NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

As of December 31, 2009

	Contingent	Fair value - 2009			Total fair value of
	deferred units in	contingent	Option	Fair value - 2009	share-based awards
Name	shares - 2009 (a)	deferred units (b)	shares - 2009 (c)	options (b)	granted in 2009
		(CHF)		(CHF)	(CHF)
Steven L. Newman	27,149	2,239,623	56,000	1,583,255	3,822,878
Arnaud Bobillier	14,808	1,221,568	30,545	863,581	2,085,149
Ihab Toma (d)	4,233	333,249	7,277	226,280	559,529
Eric B. Brown	14,808	1,221,568	30,545	863,581	2,085,149
Ricardo H. Rosa	11,847	977,304	24,436	690,864	1,668,168
John H. Briscoe	4,936	407,189	10,182	287,869	695,058
Robert L. Long	75,029	6,189,424	154,763	4,375,523	10,564,947
Cheryl D. Richard	11,847	977,304	24,436	690,864	1,668,168
Gregory L. Cauthen (e)	3,754	309,682	—	—	309,682
Robert J. Saltiel (f)	—	—	—	—	—
Total	168,411	13,876,911	338,184	9,581,817	23,458,728

(a)

The number of contingent deferred units granted to the executives under the LTIP on February 12 and August 17, 2009. The February 12, 2009 contingent deferred units award is based upon the achievement of the performance standard over the three-year period ending on December 31, 2011. The actual number of deferred units received will be determined in the first sixty days of 2012 and it is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. The above table reflects target number of shares to be received and actual shares will be determined based on performance thresholds. The August 17 contingent deferred units were granted to Mr. Toma (see (d) for further details).

(b)	The fair value was calculated using share price on date of grant for restricted shares or deferred units and option pricing models for option grants.
(c)

The number of options granted to the executives under the LTIP on February 12 and August 17, 2009. The options vest in one-third increments over a three-year period on the anniversary of the date of grant. The August 17 options were granted to Mr. Toma (see (d) for further details).

(d)	The contingent deferred unit award and options were granted to Mr. Toma at time of employment with Transocean on August 17, 2009.
(e)	19,745 shares were granted to Mr. Cauthen on February 12, 2009. 15,991 shares were forfeited according to the terms of the award document.
(f)	14,808 shares were granted to Mr. Saltiel in 2009. He left the company voluntarily prior to vesting of any shares and the shares were forfeited at the time of termination of employment.

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NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

Note 9—Share Ownership — Board of Directors and Executive Management

As of December 31, 2010 and 2009, the members of the Board of Directors held the following numbers of shares:

	2010		2009
	Vested and		Vested and
	unvested		unvested
	deferred units		deferred units
	and restricted	Options and	and restricted	Options and
Name	shares (a)	SARs	shares (a)	SARs
Robert E. Rose	14,550	17,828	11,085	17,828
W. Richard Anderson	10,876	6,368	7,173	6,368
Thomas W. Cason	19,008	28,855	14,035	30,125
Richard L. George	17,164	11,460	13,461	11,460
Victor E. Grijalva	52,131	5,635	48,428	5,635
Martin B. McNamara	33,155	16,905	28,505	20,661
Edward R. Muller	15,522	13,370	11,819	16,757
Robert M. Sprague	15,151	—	11,448	—
Ian C. Strachan	18,951	11,270	15,248	11,270
J. Michael Talbert	15,937	—	12,234	—
Steven L. Newman (appointed May 14, 2010)	79,142	181,899	68,727	118,224
Robert L. Long (retired February 28, 2010) (b)	—	—	264,624	328,498
John L. Whitmire (resigned June 30, 2010) (b)	—	—	13,197	19,937
Total	291,587	293,590	519,984	586,763

(a)           Includes privately held shares, U.S. retirement savings plan shares, and shares subject to deferred compensation.

(b)           Mr. Long and Mr. Whitmire are no longer directors of the Company as of December 31, 2010 and therefore we do not disclose the number of shares they may own.

As of December 31, 2010 and 2009, the executives officers of the Company held the following number of shares and the conditional rights to receive shares under the LTIP plan:

As of December 31, 2010

		Number of	Number of	Number of
		granted shares	granted shares	granted shares
	Total number of	vesting in 2011	vesting in 2012	vesting in 2013
Name	shares held (a)	(b)	(b)	(b)	Total
Steven L. Newman	19,374	28,862	30,906	—	79,142
Arnaud Bobillier	22,746	17,945	11,722	3,138	55,551
Ihab Toma	986	4,548	11,416	3,138	20,088
Eric B. Brown	8,815	18,916	11,256	2,671	41,658
Ricardo H. Rosa	12,216	16,030	12,768	4,183	45,197
John H. Briscoe	2,764	8,553	6,480	3,619	21,416
Robert L. Long (c)	—	75,029	—	—	75,029
Cheryl D. Richard (c)	—	5,327	670	—	5,997
Total	66,901	175,210	85,218	16,749	344,078

(a)           Shares held include privately held shares, U.S. retirement savings plan shares and employee stock purchase plan shares.

(b)           The number of shares includes the vesting of time-based restricted share units (RSUs) and performance based contingent deferred units (CDUs). These totals include 148,577 and 66,391 in 2011 and 2012 for shares vesting from 2009 and 2010 CDUs, respectively. In 2013 all shares to vest are annual traunches of time-based awards.

(c)           Mr. Long and Ms. Richards are no longer employees of the Company as of December 31, 2010 and therefore we do not disclose the number of shares they may own.

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NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

As of December 31, 2009

		Number of	Number of	Number of
		granted shares	granted shares	granted shares
	Total number of	vesting in 2010	vesting in 2011	vesting in 2012
Name	shares held (a)	(b)	(b)	(b)	Total
Steven L. Newman	23,133	16,732	28,862	—	68,727
Arnaud Bobillier	22,746	6,714	14,808	—	44,268
Ihab Toma (c)	—	1,411	1,411	1,411	4,233
Eric B. Brown	11,671	10,436	16,245	—	38,352
Ricardo H. Rosa	12,041	4,884	11,847	—	28,772
John H. Briscoe	2,947	3,191	4,936	—	11,074
Robert L. Long	151,108	38,487	75,029	—	264,624
Cheryl D. Richard	2,955	4,549	12,952	—	20,456
Gregory L. Cauthen (d)	—	6,300	3,754	—	10,054
Robert J. Saltiel (d)	—	—	—	—	—
Total	226,601	92,704	169,844	1,411	490,560

(a)           Shares held include privately held shares, U.S. retirement savings plan shares and employee stock purchase plan shares.

(b)           These totals include 68,960, 191,046, and 1,940 contingent deferred units vesting in 2010, 2011, and 2012, respectively. The contingent deferred units award is based upon the achievement of the performance standard over the three-year period. The actual number of deferred units received will be determined in the first sixty days of the third year and it is contingent on our performance in Total Shareholder Return relative to a sub-group of our peer group. Above table reflects target number of shares to be received and actual shares will be determined based on performance thresholds.

(c)           The contingent deferred unit award was granted to Mr. Toma at time of employment with Transocean on August 17, 2009.

(d)           Mr. Cauthen and Mr. Saltiel are no longer employees of the Company as of December 31, 2009 and therefore we no longer disclose the number of shares they may own.

Furthermore, as of December 31, 2010 and 2009, the following executive officers of the Company held the following vested and unvested stock options:

As of December 31, 2010

	Number of	Number of	Number of	Number of
	granted option	granted option	granted option	granted option
	shares vested	shares vesting in	shares vesting in	shares vesting in
Name	and oustanding	2011	2012	2013	Total
Steven L. Newman	71,647	49,135	39,892	21,225	181,899
Arnaud Bobillier	20,039	21,008	16,078	5,896	63,021
Ihab Toma	2,425	7,142	7,143	4,717	21,427
Eric B. Brown	21,272	21,624	16,078	5,896	64,870
Ricardo H. Rosa	14,615	17,276	14,042	5,896	51,829
John H. Briscoe	8,015	7,670	5,359	1,966	23,010
Robert L. Long (a)	328,498	—	—	—	328,498
Cheryl D. Richard (b)	11,334	—	—	—	11,334
Total	477,845	123,855	98,592	45,596	745,888

(a)           Mr. Long’s 328,498 shares were vested on February 28, 2010 in association with his retirement.

(b)           Ms. Richard’s 11,334 shares were vested on May 31, 2010 related to her retirement.

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NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

As of December 31, 2009

	Number of	Number of	Number of	Number of
	granted option	granted option	granted option	granted option
	shares vested	shares vesting in	shares vesting in	shares vesting in
Name	and oustanding	2010	2011	2012	Total
Steven L. Newman	43,738	27,909	27,910	18,667	118,224
Arnaud Bobillier	4,929	15,110	15,112	10,182	45,333
Ihab Toma (a)	—	2,425	2,426	2,426	7,277
Eric B. Brown	5,545	15,727	15,728	10,182	47,182
Ricardo H. Rosa	3,235	11,380	11,380	8,146	34,141
John H. Briscoe	2,310	5,705	5,705	3,394	17,114
Robert L. Long	126,905	75,002	75,003	51,588	328,498
Cheryl D. Richard	3,188	11,334	11,334	8,146	34,002
Gregory L. Cauthen	6,593	—	—	—	6,593
Robert J. Saltiel	4,929	—	—	—	4,929
Total	201,372	164,592	164,598	112,731	643,293

(a)           The stock options were granted to Mr. Toma at time of employment with Transocean on August 17, 2009. The options vest in one-third increments over a three-year period on the anniversary of the date of grant.

Note 10—Credits and Loans Granted to Governing Bodies

In 2010, there were no credits or loans granted to active or former members of the Company’s Board of Directors, members of the executive management or to any related persons and at December 31, 2010, there are no such credits or loans outstanding.

Note 11—Risk Assessment Disclosure

Transocean Ltd., as the ultimate parent company of Transocean Inc. and Transocean Management Ltd., is fully integrated into the Company-wide internal risk assessment process.

The Company-wide internal risk assessment process consists of regular reporting to the Board of Directors of Transocean Ltd. on identified risks and management’s reaction to them.  The procedures and actions to identify the risks, and where appropriate remediate, are performed by specific corporate functions (i.e. Treasury, Legal, Internal Audit, Engineering and Operations) as well as by the operating divisions of the Company.

These functions and divisions have the responsibility to support and monitor the Company-wide procedures and processes to ensure their effective operation.

Note 12—Guarantees and Commitments

Transocean Inc., our wholly-owned subsidiary, is the issuer of certain debt securities that we have guaranteed.  The guaranteed debt includes certain short and long-term commercial paper, notes, revolving credit facilities, debentures and convertible note obligations totaling CHF 8.5 billion and CHF 9.6 billion as of December 31, 2010 and 2009, respectively. We have no independent assets or operations, our only other subsidiary, Transocean Management Ltd., is minor, and our guarantee of Transocean Inc. debt securities is full and unconditional. There are no significant restrictions on our ability to obtain funds from our consolidated subsidiaries or entities, accounted for under the equity method, through dividends, loans or return of capital distributions.

Note 13—Contingencies

Overview—On April 22, 2010, the Ultra-Deepwater Floater Deepwater Horizon, a rig owned and operated by our wholly-owned subsidiaries, sank after a blowout of the Macondo well caused a fire and explosion on the rig. Transocean Ltd. and several of our wholly-owned subsidiaries have been named in lawsuits related to the Macondo well incident. Although the potential impact is uncertain, the Company and its subsidiaries have excess liability insurance coverage as well as contractual indemnities from the operator of the well.

Federal securities claims—Three federal securities law class actions are currently pending, in the U.S. District Court, Southern District of New York, naming us and certain of our officers and directors as defendants.  Two of these actions generally allege violations of Section 10(b) of the U.S. Securities Exchange Act of 1934 (the “Exchange Act”), Rule 10b-5 promulgated under the Exchange Act and Section 20(a) of the Exchange Act in connection with the Macondo well incident. The plaintiffs are generally seeking awards of unspecified

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NOTES TO STATUTORY FINANCIAL STATEMENTS - Continued

economic damages, including damages resulting from the decline in our stock price after the Macondo well incident. The third action was filed by a former shareholder of a predecessor company, alleging that the proxy statement related to our shareholder meeting in connection with our merger with the predecessor company violated Section 14(a) of the Exchange Act, Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act. The plaintiff claims that the predecessor company’s shareholders received inadequate consideration for their shares as a result of the alleged violations and seeks rescission and compensatory damages.

Shareholder derivative claims—In June 2010, two shareholder derivative suits were filed by our shareholders naming us as a nominal defendant and certain of our officers and directors as defendants in the District Courts of the U.S. State of Texas. The first case generally alleges breach of fiduciary duty, unjust enrichment, abuse of control, gross mismanagement and waste of corporate assets in connection with the Macondo well incident and the other generally alleges breach of fiduciary duty, unjust enrichment and waste of corporate assets in connection with the Macondo well incident. The plaintiffs are generally seeking, on behalf of Transocean, restitution and disgorgement of all profits, benefits and other compensation from the defendants.

Note 14—Related Party Transactions

We issued 16 million of our shares (treasury shares) to Transocean Inc., 13 million and 14 million of which remain available as of December 31, 2010 and 2009, respectively, for our future use to satisfy our obligation to deliver shares in connection with awards granted under our incentive plans, warrants or other right to acquire our shares.

In 2010 and 2009, we received cash dividends amounting to CHF 292 million and CHF 65 million, respectively, from our 100 percent-owned subsidiary, Transocean Inc.

On March 27, 2009, Transocean Ltd. entered into a credit agreement for a CHF 56 million revolving credit facility with Transocean Management Ltd., the borrower. The variable interest rate, linked to the London Interbank Offered Rate (“LIBOR”), was 3.5 percent and 4.5 percent on December 31, 2010 and 2009, respectively.  The outstanding balance was zero and CHF 31 million for the years ended December 31, 2010 and 2009, respectively.

Transocean Ltd. subsidiaries perform certain general and administrative services on our behalf, including executive administration, procurement and payables, treasury and cash management, personnel and payroll, accounting and other administrative functions. These expenses are included in costs and expenses from subsidiaries in the statement of operations and totaled CHF 15 million for both years ended December 31, 2010 and 2009, of which CHF 12 million and CHF 10 million related to personnel expenses for the year ended December 31, 2010 and 2009, respectively.

Note 15—Subsequent Events

On January 24, 2011, we filed an appeal with the Swiss Federal Supreme Court against the decision of the Administrative Court of the Canton of Zug (see Note 4 — Par Value Reduction). Pursuant to the Invitation and Proxy Statement for the 2011 annual general meeting, the Board of Directors has proposed that shareholders at the meeting approve the rescission of the cash distribution in the form of a par value reduction approved at the 2010 annual general meeting. In addition, the Board of Directors has proposed for approval by the shareholders at the 2011 annual general meeting a U.S. dollar-denominated dividend of USD 3.16 per outstanding share out of additional paid-in capital, which is payable in four quarterly installments. The proposed dividend is, among other things, contingent on shareholders approving the rescission of the cash distribution in the form of a par value reduction approved at the 2010 annual general meeting (see Proposed Appropriation of Available Earnings). On February 18, 2011, we filed with the Swiss Federal Supreme Court a request to stay the pending appeal against the decision of the Administrative Court of the Canton of Zug until shareholders have voted on the proposed rescission of the cash distribution in the form of a par value reduction approved at the 2010 annual general meeting.

18